     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2002
                                                 REGISTRATION NO. 33-94884


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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT No. 2
                                       TO


                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
    PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                          CROWLEY MARITIME CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

                  DELAWARE                                       94-3148464
       (State or other Jurisdiction of              (I.R.S. Employer Identification No.)
       Incorporation or Organization)

    155 GRAND AVENUE, OAKLAND, CALIFORNIA                           94612
  (Address of Principal Executive Offices)                       (Zip Code)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (510) 251-7500

                                   COPIES TO:

           WILLIAM P. VERDON, ESQ.                         RICHARD V. SMITH, ESQ.
  SENIOR VICE PRESIDENT AND GENERAL COUNSEL          ORRICK, HERRINGTON & SUTCLIFFE LLP
        CROWLEY MARITIME CORPORATION                         400 SANSOME STREET
         155 GRAND AVENUE, 7TH FLOOR                       SAN FRANCISCO, CA 94111
              OAKLAND, CA 94612                                (415) 773-5830
               (510) 251-7574

     Securities to be registered pursuant to Section 12(b) of the Act:


             TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED

                                 NOT APPLICABLE

     Securities to be registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                                (Title of class)
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

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
Item 1.   Business....................................................      1
Item 2.   Financial Information.......................................     19
Item 3.   Properties..................................................     34
Item 4.   Security Ownership of Certain Beneficial Owners and
          Management..................................................     35
Item 5.   Directors and Executive Officers............................     36
Item 6.   Executive Compensation......................................     38
Item 7.   Certain Relationships and Related Transactions..............     39
Item 8.   Legal Proceedings...........................................     39
Item 9.   Market Price of and Dividends on the Registrant's Common
          Equity and Related Stockholder Matters......................     41
Item 10.  Recent Sales of Unregistered Securities.....................     42
Item 11.  Description of the Registrant's Securities to be
          Registered..................................................     42
Item 12.  Indemnification of Directors and Officers...................     45
Item 13.  Financial Statements and Supplementary Data.................     47
Item 14.  Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure....................................     92
Item 15.  Financial Statements and Exhibits...........................     92

     Certain statements in this registration statement (the "Registration Statement") contain or may contain information that is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors, including, without limitation, the risks described in "Item 1.
Business -- Risk Factors" of this Registration Statement. Readers should carefully review this Registration Statement in its entirety, including, but not limited to, Crowley Maritime Corporation's consolidated financial statements and the notes thereto. The Company undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.


     This Amendment No. 2 to Form 10 amends the Company's Form 10 filed on April 1, 2002, as amended by Amendment No. 1 to the Company's Form 10 filed on June 4, 2002.

ITEM 1.  BUSINESS

     Unless otherwise noted, references to "the Company", "we", "our" or "us" means Crowley Maritime Corporation, a Delaware corporation, and its subsidiaries. Our principal executive offices are located at 155 Grand Avenue, Oakland, California 94612, and our telephone number is (510) 251-7500.

COMPANY OVERVIEW

         We provide diversified transportation services in domestic and international markets by means of four operating lines of business: Liner Services; Ship Assist and Escort Services; Oil and Chemical Distribution and Transportation Services; and Energy and Marine Services. Liner Services provides scheduled marine transportation services between designated ports, certain complementary inland transportation services, terminal operations, vessel management for third parties, and varied logistics management services. Ship Assist and Escort Services provides ship assist, tanker escort, docking, fire fighting and oil spill response services primarily in ports located on the west coast of the continental United States and in Alaska. Ship Assist and Escort Services also provides emergency towing services. Oil and Chemical Distribution and Transportation Services transports crude oil, petroleum products and chemicals among ports on the east and west coasts of the United States, Alaska, the Gulf of Mexico and Puerto Rico. This segment also manages vessels for third party owners and distributes and sells fuel oil in Alaska. Energy and Marine Services provides specialized services to companies engaged in the exploration, production and distribution of oil and gas including project management and logistics, inventory control and emergency response services including oil spill response services. The Company supports all four of its segments by providing corporate services, supervising construction of new vessels, and owning vessels which are chartered for use in our operating lines of business. The Company arranges most of the insurance required for its operations through its captive insurance company.

     The Company employs approximately 3,800 people and provides its services using a fleet of more than 300 vessels, consisting of RO/RO (roll on roll off) vessels, LO/LO (lift on lift off) vessels, tankers, tugs and barges. Our land-based facilities and equipment includes terminals, warehouses, tank farms, office buildings, trucks, trailers, containers, chassis, cranes and other specialized vehicles.

     The grandfather of our current President, Mr. Thomas B. Crowley, Jr., began our business on the San Francisco Bay in 1892. The business was incorporated in the State of Delaware as "Crowley Maritime Corporation" on December 1, 1972. The present structure, in which Crowley Maritime Corporation is a holding company for our lines of business, was put in place in 1992.

     The Company is predominantly owned by certain members of the Crowley family and Company employees and its shares do not trade on any national securities exchange or in any market. See "Item 4. Security Ownership of Certain Beneficial Owners and Management," and "Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters".

     The following table lists the Company's owned, managed and chartered vessels as of March 31, 2002:

                                                                 NUMBER
CLASS OF VESSEL                                                OF VESSELS
---------------                                                ----------
OWNED VESSELS
Oil Spill Recovery Vessel...................................        1
Tank Ships..................................................        7
580' Triple Deck Barges.....................................        4
730' Triple Deck Barges.....................................        5
Integrated Tug & Barges.....................................        2
Off Shore Tugs..............................................       46
Tractor Type Tugs...........................................       14
Near Shore/River Tugs.......................................       28
1,000-5,999 DWT Barges......................................       25(1)
6,000-20,000 DWT Barges.....................................       47

CHARTERED VESSELS
Miscellaneous Barges........................................        6
Oil Spill Recovery Vessels..................................       55
Tank Ships..................................................       11(2)
LO/LO Ships.................................................        3
RO/RO Ships.................................................       10
Other Vessels...............................................        2

MANAGED VESSELS.............................................       42
                                                                  ---
          Total Vessels.....................................      308
                                                                  ===

(1) The 25 1,000-5,999 DWT barges listed above include six work boats owned by our former subsidiary MTL Petrolink Corp. (which we sold on May 15, 2002). See "Recent Developments" below.

(2) The 11 tank ships listed above include three tank ships chartered by our former subsidiary MTL Petrolink Corp. (which we sold on May 15, 2002) and one tank ship for which the Company is required to pay hire through January 1, 2004 even though the vessel was redelivered by the Company to the vessel's owner on or about February 6, 2002. See "Recent Developments" below.

     For additional information about the Company's lines of business, see "Item
1. Business -- Operations -- Liner Services", "Item 1. Business -- Operations -- Ship Assist and Escort Services", "Item 1. Business -- Operations -- Oil and Chemical Distribution and Transportation Services", and "Item 1. Business -- Operations -- Energy and Marine Services" below, and Note 17 of the Notes to the Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data".

OPERATIONS LINER SERVICES
-------------------------

     Liner Services provides scheduled marine transportation services between designated ports for the carriage of cargo including containers, trailers, vehicles and oversized cargo, and performs logistics, warehousing, distribution and special cargo handling services, including the carriage of apparel, refrigerated perishable goods and hazardous materials. At March 31, 2002, Liner Services provided service to approximately 12 countries in the Caribbean, Central America and South America with 34 ocean going ships, tugs and barges capable of carrying approximately 11,560 twenty foot equivalent units, or TEUs. Liner Services owns or leases approximately 33,700 pieces of intermodal equipment including containers, trailers, and chassis. Liner Services also provides third party vessel management services for eight vessels.

  The Puerto Rico and Eastern Caribbean Islands Service

     Our Puerto Rico and Eastern Caribbean service provides scheduled liner services between:

     - ports in the United States North Atlantic and ports in Puerto Rico, and

     - ports in the United States South Atlantic and ports in Puerto Rico, certain Eastern Caribbean Islands and the Bahamas.

     The fleet for this service consists of nine triple-deck RO/RO barges. Five of these barges are 730 feet in length, with an average capacity of 924 TEUs. The remaining four barges are 580 feet in length with an average capacity of 617 TEUs. The nine barges are towed by a fleet of 11 offshore tugs owned by us. They also use an additional barge for dock space. Departures are normally scheduled for three times a week from Jacksonville, Florida and once a week from Pennsauken, New Jersey. This service also provides third party vessel management services for eight vessels.

     The Eastern Caribbean Islands service calls on two ports in the Virgin Islands, four ports in the Eastern Caribbean and also provides service to various other ports through connecting carriers. This service uses two time chartered LO/LO vessels. The average capacity of these vessels is 530 TEUs. Departures are scheduled from Jacksonville and Port Everglades, Florida once a week.

     The Bahamas service uses a time chartered RO/RO vessel having a capacity of approximately 191 TEUs. This service has two scheduled departures a week from Jacksonville and Port Everglades, Florida to Nassau, Bahamas.

  The Latin America Service

     Our Latin American Service provides scheduled liner services between:

     - ports in the United States South Atlantic and ports in the Northern Zone of Central America, the Southern Zone of Central America, the Dominican Republic, and Mexico; and

     - ports in the Gulf of Mexico and ports in the Northern Zone of Central America and the Northern Coast of South America.

     The United States South Atlantic to the Northern Zone of Central America service employs three time chartered RO/RO vessels with an average capacity of 320 TEUs. This service has three weekly sailings between Port Everglades, Florida and ports in Guatemala and Honduras with overland services to Nicaragua and El Salvador.

     The United States South Atlantic to the Southern Zone of Central America service employs two time chartered RO/RO vessels, each with a capacity of 380 TEUs. The service has weekly sailings between Port Everglades, Florida and Costa Rica and Panama with north-bound stops in Honduras.

     The Gulf of Mexico to the Northern Zone of Central America service employs two time chartered RO/RO vessels, each with a capacity of 320 TEUs. This service has twice weekly sailings from Gulfport, Mississippi to Honduras and Guatemala with overland services to Nicaragua and El Salvador.

     The United States South Atlantic to the Dominican Republic service employs two time chartered RO/RO vessels, one with a capacity of 320 TEUs and the other with a capacity of 260 TEUs. The service has two sailings a week between Port Everglades, Florida and the Dominican Republic.

     The United States South Atlantic to Mexico service employs one LO/LO vessel with a capacity of 280 TEUs. The service offers one sailing a week between Jacksonville and Port Everglades, Florida to Progresso, Veracruz and Tampico, Mexico.

     The Gulf of Mexico Latin America service is operated under a Vessel Sharing Agreement with Lykes Lines Limited LLC, a subsidiary of Canadian Pacific Ltd., APL Limited as agent for and on behalf of American President Lines, Ltd. and TMM Lines Limited, LLC. Three LO/LO vessels with an aggregate capacity of approximately 1,100 TEUs are chartered in and managed by Lykes for this service between ports in Houston, Texas and ports in Mexico, Costa Rica, Colombia, Venezuela and the Dominican Republic. The Company pays for and uses approximately 24% of the total container space in this service. Although the Vessel Sharing Agreement expires on July 1, 2002, we expect its term to be extended.

     Time charters for the vessels used in the services described above expire between 2002 and 2004. Vessels of the type time chartered by the Company for these services have been readily available and it has not been difficult to charter new vessels or renew the charters for existing vessels. By chartering the vessels required on a short-term basis the Company is able to react quickly to changes in cargo volume.

     Liner Services provides land-based services that complement our ocean transportation services in Brazil, Venezuela, Colombia, Panama, Costa Rica, Honduras, Guatemala, El Salvador, Mexico and the United States. These services distinguish our services from those of our competitors and help Liner Services retain its current customers and attract new customers. Land-based services include:

     - trucking in the United States, the Northern part of South America and Central America;

     - providing facilities including marine terminals, trailer containers and chassis, trailer and container yards, warehouses, and distribution centers;

     - freight booking and documentation;

     - freight forwarding and non-vessel owning common carrier and warehousing services; and

     - other logistics optimization activities intended to create efficiencies in the carriage of goods.

     At March 31, 2002, Liner Services owned or leased, on a long term basis, marine terminals and container yards in the locations listed in the table below. The Company also leases warehouse and distribution space in several locations in Northern South America, Central America and the United States. In those ports where the Company does not own or lease terminals or container yards, it depends upon common use terminals.

                      MARINE TERMINALS AND CONTAINER YARDS

LOCATION                                                       ACRES
--------                                                       -----
Pennsauken, New Jersey......................................     59
Jacksonville, Florida.......................................     89
Port Everglades, Florida....................................     68.5
San Juan, Puerto Rico.......................................     79
St. Thomas, Virgin Islands..................................      4.95
Limon, Costa Rica...........................................      7
Heredia, Costa Rica.........................................      2.8
San Salvador, El Salvador...................................      2.3
Guatemala City, Guatemala...................................      5.43
San Pedro Sula, Honduras....................................      8.6
Tegucigalpa, Honduras.......................................      4.4
Panama City, Panama.........................................      9.63
Valencia, Venezuela.........................................      5.5

CONTRACT SERVICES
-----------------

     The Company conducts its contract services through three separate lines of business: Ship Assist and Escort Services, Oil and Chemical Distribution and Transportation Services, and Energy and Marine Services. The activities of these three lines of business are described in more detail below. Each of these lines of business uses tugs and barges for its operations which, depending upon market conditions, may be shifted and redeployed by the Company among different geographical locations and among the different lines of business. It is the Company's practice regularly to monitor the demands for the services of each of these lines of business and to transfer tugs and barges among them based upon prevailing market conditions. In addition to using tugs and barges, Oil and Chemical Distribution and Transportation Services also uses a fleet of tankers which, as a general matter, are not well suited for use by either Ship Assist and Escort Services or Energy and Marine Services.

SHIP ASSIST AND ESCORT SERVICES
-------------------------------

     Ship Assist and Escort Services provides ship assist, tanker escort, docking and related services in San Diego and Los Angeles, California, Seattle and Tacoma, Washington and Valdez, Alaska. Included within its fleet are 28 tugs ranging in length from 85 feet to 150 feet with between 3,500 and 10,192 brake horsepower, and 62 barges of various sizes, capacities and capabilities. In addition to ship assist and escort services, the tugs and barges based in Valdez, Alaska are capable of providing fire fighting and oil spill response services. The Ship Assist and Escort barges are predominantly used for these response services. The tugs operating in San Diego, Los Angeles, Seattle and Tacoma primarily provide assistance to large tankers and container vessels as they enter and depart from west coast harbors.

     Numerous vessels which call upon or trade between United States ports are precluded, due to their size, the nature of their cargo or by the application of local regulations from coming within certain distances of the docks where they load or discharge their cargoes without the assistance of one or more tugs. The number of tugs required and the distance at which they must be engaged vary depending upon the port which is called. As a general rule, our tugs employ three to six crew members and are available 24 hours a day seven days a week to respond to calls for their services. All of our tugs are constructed of steel and each is powered by one or more diesel engines. After our tugs have met the vessel which they will be escorting to or from its designated dock, the escorted vessel generally decreases the use of its own propulsion system and relies upon our tugs for the maneuvers required to tie up and depart from a dock safely. All of our tugs are fitted and equipped with special fenders and other equipment which allows them to maintain contact with the vessel which is being served without damaging its hull. Depending upon the demand for their services, it is our practice to keep between two and seven tugs positioned in the ports which we serve.

     We currently provide various marine services to the Alyeska Pipeline Service Company ("Alyeska") pursuant to a long-term master time charter and other related agreements. Alyeska is owned by a group of major oil companies or their subsidiaries including BP Pipelines (Alaska) Inc., Phillips Transportation Alaska, Inc. and ExxonMobil Pipeline Company. Our relationship with Alyeska began in the early 1970s during construction of the Trans-Alaska Pipeline and we have had formal agreements with Alyeska since 1994. Under the master time charter, Alyeska may, pursuant to separate charter orders which set forth the specific terms and conditions of each time charter, time charter from us either our vessels or vessels owned by third parties as required to provide tanker assist services, tanker escort services, ship docking and other related services needed by the oil companies to transport crude oil by tanker from Alaska to the continental United States. Each of the vessels chartered to Alyeska is manned and operated by us. Under our agreements with Alyeska, we also provide the oil companies with various shore-side services. As of March 31, 2002, 17 vessels owned by us, consisting of 10 tugs, 2 line boats and 5 barges, are under time charter to Alyeska. The tugs currently chartered to Alyeska are also capable of providing fire fighting and oil spill response services.

     We have also chartered from Prince William Sound Corporation nine vessels and 48 mini-barges which are time chartered by us to Alyeska for oil spill, oil recovery and emergency response services. A number of these vessels are on standby throughout Prince William Sound solely for emergency response to oil spills. Unlike the vessels that we own, the vessels owned by Prince William Sound Corporation may only be used by Alyeska.

     Because our tugs, line boats and barges chartered to Alyeska are capable of performing similar services for other companies in other geographical locations, in the event that Alyeska decided that it did not require some or all of these vessels for its operations in Alaska, the Company could redeploy the vessels not required by Alyeska to other locations. A number of our vessels chartered to Alyeska were financed with guarantees provided by the United States government pursuant to Title XI of the Merchant Marine Act, 1936. The Company's ability to redeploy vessels encumbered by Title XI debt which may not be required by Alyeska could assist the Company in honoring its obligations subject to the guarantees provided pursuant to Title XI.

  OIL AND CHEMICAL DISTRIBUTION AND TRANSPORTATION SERVICES
  ---------------------------------------------------------

     The oil and petrochemical industries based in the United States require various forms of transportation to supply them with the raw materials required for their plants and to distribute their finished products. While companies engaged in the oil and petrochemical industries employ numerous forms of transportation including trucks, railroads and pipelines, certain distribution patterns and requirements make the use of ocean going vessels the most efficient means of transportation. The ocean going vessels used by Oil and Chemical Distribution and Transportation Services consist of tugs, barges and tankers. In each case, the vessels are made of steel and contain a series of tanks, valves, pumps, generators and other equipment required for the carriage of liquid cargoes. All of our barges and tankers are equipped with pumps which are capable of discharging the cargoes which have been loaded by shore based facilities.

     While our barges contain the power generation systems required to operate the pumps required to discharge cargo and other equipment, they have no means of self propulsion and depend upon our tugs to be moved between ports. Although there are no accommodation spaces on our barges and they are not manned while being towed between ports, our ocean going tugs used to tow these barges are equipped with living quarters and typically employ a crew of 7. As a general rule, and depending upon the horsepower of the tug which is being used for the tow, our barges typically maintain sea speeds of between 7 and 12 knots.

     Our tankers are powered either by steam turbine propulsion systems or diesel engines and are capable of propelling themselves at speeds of up to approximately 15 knots. Each of our tankers is equipped with living quarters for its crew members. Our steam powered tankers typically employ a crew of approximately 28 and our diesel powered tankers typically employ a crew of approximately 24. Our tankers used for the carriage of crude oil are designed and equipped only to carry one type of cargo. Our tankers used for the carriage of petroleum products are capable of carrying three or four types of cargo simultaneously and our tankers used for the carriage of chemicals can carry up to 48 different cargoes at the same time. On May 23, 2002, we took delivery of the first of four articulated tug/barge units which will be dedicated to Oil and Chemical Distribution and Transportation Services.

     Oil and Chemical Distribution and Transportation Services either owns or leases numerous vessels used for the carriage of crude oil, petroleum products and chemicals. Among these vessels is a fleet of 22 petroleum barges with capacities of up to 29,100 long tons and a fleet of 18 tankers (including two tankers chartered by us on a short term basis which are subject to short term charters to a third party), and 23 other specially designed vessels with capacities of up to approximately 135,000 long tons. Our barges are primarily towed by tugs owned by us. The barges, tankers and other specially designed vessels carry crude oil, petroleum products and chemicals:

     - among refineries and storage terminals on the east and west coasts of the United States, Alaska and the Gulf of Mexico;

     - among ports in Puerto Rico and the Gulf of Mexico; and

     - between ports in the United States and ports in Israel.

     We also provide vessel management services for 34 vessels belonging to other owners including commercial companies and the United States Government.

     We also own three tank farms in western Alaska with a cumulative storage capacity of 329,000 barrels of petroleum product, and are negotiating the construction of a fourth tank farm there. A number of our oil barges are used to carry petroleum product purchased for our account from the lower 48 states to Alaska. A number of these barges also carry, together with the product owned by us, product owned by third parties. The fuel which is purchased by us and carried aboard our barges is sold directly from our vessels and tank farms to customers who are the ultimate consumers.

  ENERGY AND MARINE SERVICES
  --------------------------

     The vessels primarily used by Energy and Marine Services consist of flat deck barges designed for the carriage of heavy loads and tugboats of different sizes and capabilities. Our flat deck barges are unmanned and require the use of our tugs to be moved between job locations.

     Energy and Marine Services provides specialized services to companies engaged, on a worldwide basis, in the exploration, production and distribution of oil and gas. Permanent areas of operation extend from Prudhoe Bay, Alaska to Rio de Janeiro, Brazil. These services are traditionally provided through specialized marine transportation projects which use assets either owned by the Company or chartered from the world market as needed.

     We also offer turnkey project management for major infrastructure projects as well as logistics and inventory control services for the oil and gas industry. Past projects range from sea lifting supplies to Alaska for the Trans-Alaska oil pipeline, to delivery of oversized modules, to exploring for oil and gas in Africa, Asia and the Americas. Energy and Marine Services also provides salvage services and transports urea, and has transported crude oil and refined petroleum products.

     Due to our extensive network of facilities, our large fleet of vessels and active services over a large geographic area, Energy and Marine Services is able to respond quickly to a variety of situations, including emergencies, and assemble to customer specifications unique configurations of marine equipment which is otherwise unavailable. To provide this service we use 29 tugs, 49 barges and one workboat and occupy approximately 15 acres of shore side terminals.

     Projects completed by Energy and Marine Services during 2000 and 2001 include:

         - providing assistance for the installation of topside structures for the Osprey drilling platform in Alaska owned by the Forest Oil Company;

         - providing assistance for completing the connection of certain undersea pipelines to a drilling platform in Alaska owned by the Forest Oil Company;

         - providing assistance for the recovery and relocation of the Japanese fishing vessel Ehime Maru;

         - transporting a concrete drilling structure from Alaska to Russia;

         - several sea lifts from the continental United States to Alaska of infrastructure equipment, including compression and processing modules, required by the trans- Alaska oil pipeline; and

         - providing assistance for the installation of several platforms in the Gulf of Mexico used for oil exploration.

CORPORATE SERVICES

     Corporate services include supervising the construction of new vessels, providing engineering services internally, owning vessels which are chartered by our operating lines of business and providing insurance coverage. The Company's risk management and insurance program is structured to allow it to self-insure a multiple of predictable claims based on historical loss/claim experience and to insure more significant claims in Beacon Insurance Company Ltd., which is a wholly-owned subsidiary. Beacon Insurance Company Ltd. retains a layer of risk/losses and purchases reinsurance in the international insurance markets to cover catastrophic casualties and a multiple of major claims. In addition, the program is structured to ensure compliance with federal, state and local insurance regulations.

SEASONALITY

     Revenues from Liner Services' trade between Puerto Rico and the United States have historically increased during the latter part of the third calendar quarter and the early part of the fourth calendar quarter of each year in anticipation of increased holiday sales by our customers and declined during the first calendar quarter of each year. The activities of Ship Assist and Escort Services are generally not affected by seasonal factors. The carriage of chemicals and petroleum products among ports in the United States and Puerto Rico by the tankers used by Oil and Chemical Distribution and Transportation Services usually experiences a slight downturn during the summer months because of customer inventory adjustments and refinery shutdowns. The activities of our barges used by Oil and Chemical Distribution and Transportation Services to transport fuel to Alaska tend to increase during the second and third quarters and decline during the fourth quarter. It is our practice to redeploy those barges which cannot be used in Alaska during the fourth quarter to other areas which are not restricted by weather conditions. The activities of Energy and Marine Services conducted in Alaska tend to increase during the second and third quarters and decline during the fourth quarter.

         2002 REVENUE AND INCOME BY QUARTER (IN THOUSANDS)

                                                  First
                                                 Quarter
                                                 -------
          Operating revenues                    $226,472
          Operating loss                        $(1,706)
          Net loss                              $(2,711)
          Basic and diluted income  (loss)
           from continuing operations per
           common share
          Net loss
           Basic                                $(23.14)
           Diluted                              $(23.14)

                                       7

              2001 REVENUE AND INCOME BY QUARTER (IN THOUSANDS)(1)

                                              FIRST      SECOND     THIRD      FOURTH
                                             QUARTER    QUARTER    QUARTER    QUARTER
                                             --------   --------   --------   --------
Operating revenues.........................  $221,110   $248,493   $285,025   $245,955
Operating income...........................  $  5,869   $  5,812   $ 19,566   $  5,863
Net income.................................  $  2,410   $  2,372   $ 12,193   $  3,106
Basic and diluted income from continuing
 operations per common share
Net income
 Basic.....................................  $  14.28   $  13.83   $  86.29   $  19.58
 Diluted...................................  $  14.28   $  13.83   $  74.77   $  18.84

               2000 REVENUE AND INCOME BY QUARTER (IN THOUSANDS)

                                              FIRST      SECOND     THIRD      FOURTH
                                             QUARTER    QUARTER    QUARTER    QUARTER
                                             --------   --------   --------   --------
Operating revenues.........................  $178,039   $189,658   $232,769   $198,447
Operating income...........................  $  1,065   $  5,476   $ 19,064   $  4,549
Net income.................................  $    183   $  4,646   $ 12,723   $  2,701
Basic and diluted income (loss) from
 continuing operations per common share
Net income (loss)
 Basic.....................................  $  (2.57)  $  30.44   $  90.65   $  16.43
 Diluted...................................  $  (2.57)  $  27.93   $  78.34   $  16.19

(1) Marine Transport Corporation was acquired on February 7, 2001 as discussed in Note 2 of the Notes to Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data."

     For segment financial information concerning our revenues, operating profits and long-lived assets, see "Item 2. Financial
Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 17 of the Notes to Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data."

CUSTOMERS

     Many of our services are in response to discrete customer requests for short-term services. For this reason, customers that account for a significant portion of revenues in one fiscal year may represent an immaterial portion of revenues in subsequent years. In general, the Company does not depend upon a single customer or a small group of customers, the loss of which would have a material adverse effect on its consolidated results of operations and financial condition.

However, the failure to obtain contracts for a significant number of services could, in the aggregate, have a material adverse effect on the results of our operations and financial condition. In addition, Ship Assist and Escort Services derives a material amount of its revenues from a group of contracts with Alyeska. In the event that Alyeska decided not to renew a substantial number of these contracts and the Company was not able successfully to redeploy to other locations the vessels subject to the contracts which were not renewed, any such decision by Alyeska could have a material adverse effect on Ship Assist and Escort Services' results.

     No material portion of the Company's business is subject to renegotiation of profits by the United States government, or (except as provided by certain regulations which generally apply to contracts with the United States government), termination of contracts or subcontracts at the election of the United States government.

COMPETITION

     The competition faced by our operating lines of business is intense. The principal methods of competition in the Company's business are price, service, experience and quality of equipment. The Company believes that its pricing is competitive and that the quality of its services and equipment is among the highest in the industry. A number of our competitors have capital resources greater than those of the Company and, from time to time, may use those resources either to lower rates or acquire equipment which, in either case, may provide a competitive advantage over the Company. See "Risk Factors" below.

     Each of our operating lines of business regularly participates in markets in which there are more vessels than the market can support at a profitable level. While we try to shift our tugs, barges and tankers away from overtonnaged markets to markets which are not subject to overtonnaging, our competitors tend to engage in similar practices which, over time, may undermine the effectiveness of our efforts.

  LINER SERVICES
  --------------

     Liner Services' sailings between the United States and Puerto Rico currently compete with four principal other carriers, Navieras de Puerto Rico, CSX Lines Inc., Trailer Bridge and Sea Star Line. Navieras de Puerto Rico filed for Chapter 11 bankruptcy protection on March 21, 2001 and certain of its assets were sold to Sea Star Line earlier this year. Liner Services' operations between the United States and Central America currently compete with three principal carriers, Maersk/Sealand, Seaboard, and American President Line. We believe our share of these markets in 2001 and the first quarter of 2002 was substantial.

  SHIP ASSIST AND ESCORT SERVICES
  -------------------------------

In addition to the competitive factors described above, the expenses of Ship Assist and Escort Services may be higher than those of certain competitors who provide similar services with nonunion labor. Our principal competitor for providing ship assist, tanker escort, docking and lightering services on the West Coast of the United States is Foss Maritime. Numerous other public or privately held companies are also a source of competition. In Southern California, major competitors are Foss Maritime and Millennium Towing Company. In Puget Sound, our major competitor is Foss Maritime. We believe that we had a substantial share of each of the Southern California and Puget Sound markets in 2001 and the first quarter of 2002.

  OIL AND CHEMICAL DISTRIBUTION AND TRANSPORTATION SERVICES
  ---------------------------------------------------------

     We are a major carrier of petroleum products by barge in Alaska and by barge and tanker on the United States West Coast, Gulf Coast and East Coast. Major competitors in the barge trade are Sause Brothers, Foss Maritime, SeaCoast, Maritrans, Moran and Leevac. Oil companies and independent owners that operate tankers and other modes of petroleum transportation, including pipelines, also compete with our barges for petroleum cargo. Our tankers primarily compete against certain United States railroads in the carriage of chemicals, and Seabulk International and America Heavy Lift, Inc., two United States based shipping companies, in the carriage of petroleum products.

  ENERGY AND MARINE SERVICES
  --------------------------

     Our principal United States based competitors for providing energy and marine services include Tidewater, Edison Chouest, Delta Towing, Dolphin Towing, and Harvey Gulf Marine which operate in the Gulf of Mexico, and Foss and Sause

Brothers which operate on the West Coast. West Coast transportation companies such as Lynden and Northland Services compete with us for general cargo moves, and to a lesser extent, for general towing and emergency services. Among our principal foreign competitors are Smit International/Smit Americas, Seaspan and Seaspan Cyprus, Ltd., Anchor Marine Transport of Great Britain, ITC Towing of the Netherlands and Fairplay Towing. Competitors also include segments of the heavy lift shipping industry such as Dockwise and Blue Marlin. In providing logistics services, our primary competitors include Asco and Energy Logistics, Inc., both of which have a strong international presence. Further competition, primarily for government work, comes from qualified small businesses.

GOVERNMENT REGULATION

     The operation of our vessels is subject to regulation under various federal laws and international conventions, as interpreted and implemented by the United States Coast Guard, as well as certain state and local laws.

     Our vessels are required to meet construction and repair standards established by the American Bureau of Shipping, a private organization, and/or the United States Coast Guard, and to meet operational and safety standards presently established by the United States Coast Guard. The United States Coast Guard licenses our seagoing supervisory personnel and certifies our seamen and tankermen.

     Our United States marine operations are also subject to regulation by various United States federal agencies, including the Surface Transportation Board (the successor federal agency to the Interstate Commerce Commission), the Maritime Administration, the Customs Service, the Federal Maritime Commission and the Coast Guard. These regulatory authorities have broad powers over operational safety, tariff filings of freight rates, certain mergers, contraband, environmental contamination and financial reporting.

     Our common and contract motor carrier operations are regulated by the United States Surface Transportation Board, the Federal Maritime Commission and various state agencies. The Company's drivers, including owner-operators, also must comply with the safety and fitness regulations promulgated by the Department of Transportation, including certain regulations for drug testing and hours of service. The officers and unlicensed crew members employed aboard the Company's vessels must also comply with numerous safety and fitness regulations promulgated by the United States Coast Guard, including certain regulations for drug testing and hours of service.

  JONES ACT

     Section 27 of the Merchant Marine Act of 1920, commonly called the Jones Act, is a federal law that restricts maritime transportation between United States ports to vessels built and documented in the United States and owned by United States citizens. Because we carry cargo between United States ports, we are subject to the provisions of this law. Other cabotage laws require that all United States vessels be manned by United States citizens.

     The United States Coast Guard and American Bureau of Shipping maintain the most stringent regime of vessel inspection in the world, which tends to result in higher regulatory compliance costs for United States flag operators than for owners of vessels registered under foreign flags.

     Our marine transportation business which is conducted between United States ports is protected from foreign competition by the Jones Act. While there have been unsuccessful attempts in the past to broaden access to the Jones Act trade and to modify, limit or abolish the Jones Act, we believe it is unlikely that the Jones Act will be rescinded or materially modified in the foreseeable future. Nonetheless, there can be no assurance that the Jones Act will not be modified or rescinded.

  ENVIRONMENTAL REGULATION

     All of the Company's operations are subject to various federal, state and local environmental laws and regulations implemented principally by the Environmental Protection Agency, the United States Department of Transportation, the United States Coast Guard and state environmental regulatory agencies. These regulations govern the management of hazardous wastes, discharge of pollutants into the air, surface and underground waters including rivers, harbors and the 200-mile exclusive economic zone of the United States, and the disposal of certain substances. We are currently involved in the remediation of ten properties and have budgeted approximately $4.1 million to be spent over the next ten years on these projects. The contamination at these properties is the result of historic operations. We believe that our operations are in material compliance with current environmental laws and regulations.

  Oil Pollution Act of 1990

     The Oil Pollution Act of 1990 ("OPA 90") established an extensive regulatory and liability regime intended to protect the environment from oil spills. OPA 90 applies to owners and operators of facilities operating near navigable waters and owners, operators and bareboat charterers of vessels operating in United States waters, which include the navigable waters of the United States and the 200-mile exclusive economic zone of the United States. Although it applies in general to all vessels, for purposes of establishing liability limits, financial responsibility and response planning requirements, OPA 90 distinguishes tank vessels (which include our chemical and petroleum product tankers, our crude oil carriers and our oil barges) from "other vessels" (which include our tugs and the RO/RO and LO/LO vessels used by Liner Services).

     Under OPA 90, owners and operators of facilities and owners, operators and bareboat charterers of vessels are "responsible parties" and are jointly, severally and strictly liable for removal costs and damages arising from oil spills relating to their facilities and vessels, unless the spill results solely from the act or omission of a third party, an act of God or an act of war. Damages are defined broadly to include:

     - natural resources damages and the costs of assessment thereof;

     - damages for injury to, or economic losses resulting from the destruction of, real and personal property;

     - the net loss of taxes, royalties, rents, fees and profits by the United States government, a state or political subdivision thereof;

     - lost profits or impairment of earning capacity due to property or natural resources damage;

     - the net costs of providing increased or additional public services necessitated by a spill response, such as protection from fire, safety or other hazards; and

     - the loss of subsistence use of natural resources.

     For facilities, the statutory liability of responsible parties is limited to $350 million. For tank vessels, the statutory liability of responsible parties is limited to the greater of $1,200 per gross ton or $10 million ($2 million for a vessel of 3,000 gross tons or less) per vessel; for any "other vessel" such liability is limited to the greater of $600 per gross ton or $500,000 per vessel. Such liability limits do not apply, however, to an incident proximately caused by violation of federal safety, construction or operating regulations or by the responsible party's gross negligence or willful misconduct, or if the responsible party fails to report the incident or provide reasonable cooperation and assistance as required by a responsible official in connection with the oil removal activities. Although we currently maintain the maximum available pollution liability insurance coverage that is available through the international Protection & Indemnity Insurers, a catastrophic spill could result in liability in excess of available insurance coverage, resulting in a material adverse effect on our business.

     Under OPA 90, with certain limited exceptions, all newly built or converted oil tankers operating in United States waters must be built with double hulls, and existing single-hull double-side or double-bottom vessels must be phased out over time, unless retrofitted with double hulls. As a result of this phase-out requirement, as interpreted by the United States Coast Guard, the vessels listed below must stop carrying petroleum and petroleum products over the next five years if they are not retrofitted with double hulls beginning with the listed year.

                                              NUMBER OF    NUMBER OF BAREBOAT    NUMBER OF
YEAR                                         OWNED SHIPS    CHARTERED SHIPS     OWNED BARGES
----                                         -----------   ------------------   ------------
2003.......................................       3                2                 1
2004.......................................       1               --                --
2005.......................................      --               --                 1
2006.......................................      --                1                 3
2007.......................................      --               --                --

     In addition to those vessels listed above, we either own or charter other tank vessels which, during the nine year period beginning in 2008, will need to be retrofitted with double hulls in order to continue to carry petroleum or petroleum products in United States waters. While the Company has not completed its study of what it would cost to make such vessels comply with OPA 90 or to replace noncomplying vessels with new or used complying vessels, we believe that the cost would represent a material capital expenditure.

     OPA 90 expanded pre-existing financial responsibility requirements and requires vessel owners, operators and bareboat charterers to establish and maintain with the United States Coast Guard evidence of insurance or qualification as a self-insurer or other evidence of financial responsibility sufficient to meet their potential liabilities under OPA 90. Coast Guard regulations also implement the financial responsibility requirements of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, which imposes liability for discharges of hazardous substances such as chemicals, in an amount equal to $300 per gross ton, thus increasing the overall amount of financial responsibility from $1,200 to $1,500 per gross ton. We have obtained "Certificates of Financial Responsibility" pursuant to the Coast Guard Regulations for our product and chemical carriers through self-insurance and commercial insurance.

     OPA 90 also amended the federal Water Pollution Control Act to require the owner or operator of certain facilities and tank vessels to prepare facility or vessel response plans and to contract with oil spill removal organizations to remove to the maximum extent practicable a worst-case discharge. We have complied with these requirements.

     OPA 90 does not prevent individual states from imposing their own liability regimes with respect to oil pollution incidents occurring within their boundaries, and many states have enacted legislation providing for unlimited liability for oil spills. Some states have issued implementing regulations addressing oil spill liability, financial responsibility, and vessel and facility response planning requirements. We do not anticipate that such legislation or regulations will have any material impact on our operations.

     We believe we are currently in compliance in all material respects with the environmental laws and regulations to which our operations are subject. We are currently working with different state and federal agencies through agreed upon orders, decrees or voluntary actions on the remediation of the impacted properties mentioned above. We are unaware of any material pending or threatened litigation or other judicial, administrative or arbitration proceedings against us occasioned by any alleged non-compliance with such laws or regulations. The risks of substantial costs, liabilities, and penalties are, however, inherent in marine operations, and there can be no assurance that significant costs, liabilities or penalties will not be incurred by or imposed on us in the future.

  TITLE XI

     Title XI of the Merchant Marine Act, 1936, permits the Secretary of Transportation, acting through the Maritime Administration, to provide a United States government guarantee of the repayment of certain loans arranged for the construction, reconstruction or reconditioning of vessels constructed, reconstructed or reconditioned in the United States. Debt guaranteed pursuant to

Title XI can have a term of up to twenty five years and interest rates are generally more favorable than rates available from commercial lenders.

  CAPITAL CONSTRUCTION FUND

     Pursuant to Section 607 of the Merchant Marine Act of 1936, we have entered into a Capital Construction Fund Agreement with the Maritime Administration acting for the United States of America. The Capital Construction Fund program allows United States citizens who are owners and operators of United States flag vessels to accumulate the capital necessary to modernize and expand their fleets by deferring federal income taxes on vessel earnings deposited into the fund. Moneys deposited by us into our Capital Construction Fund must be used to acquire, construct or reconstruct United States flag vessels built in United States shipyards. Any vessel which we may acquire, construct or reconstruct using Capital Construction Fund funds may only be used in the United States foreign, non-contiguous domestic or Great Lakes trade.

  INTERNATIONAL

     Our vessels that operate internationally are subject to various international conventions, including certain safety, environmental and construction standards. Among the more significant conventions are: (i) the International Convention for the Prevention of Pollution from Ships 1973, 1978 Protocol, (ii) the International Convention on the Safety of Life at Sea, 1978 Protocol, including the International Management Code for the Safe Operation of Ships and for Pollution Prevention, which went into effect for tank vessels on July 1, 1998, and (iii) the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995. These conventions govern oil spills and other matters related to environmental protection, worker health and safety, and the manning, construction and operation of vessels. As a general matter, surveys and inspections are performed by internationally recognized classification societies.

     Although we believe we are in substantial compliance with all applicable requirements, the risks of incurring substantial compliance costs and liabilities and penalties for noncompliance are inherent in some of our offshore operations and there can be no assurance that such costs, liabilities and penalties will not be incurred by or imposed on us in the future.

EMPLOYEES

     As of March 31, 2002, we had 3,877 employees, including 1,545 employed on vessels, and 2,332 employed at our offices and other land-based facilities. Approximately 2,391 of the Company's employees are employed under the terms of 36 separate collective bargaining agreements with 11 different unions which, among other things, set forth the wages and benefits of these employees. These agreements have expiration dates ranging from September 30, 2000 to June 15, 2006. As a result of the sale by the Company of MTL Petrolink Corp. on May 15, 2002, the Company had approximately 88 fewer employees as of that date. See "Recent Developments" below.

RECENT DEVELOPMENTS

     On April 1, 1999, the Company adopted a plan to sell its East and West Coast South America liner services business. The sale, in three separate transactions, generated approximately $103.5 million of which $8.2 million was collected by the Company during 2001, $54.7 million was collected by the Company during 2000, and $39.6 million was collected by the Company during 1999. The remaining balance of $1.0 million is payable to the Company over a 5-year period ending in 2006 pursuant to a promissory note. The South America liner services sold by the Company are reflected as discontinued operations in our consolidated financial statements. See Note 16 to the Company's Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data".

     On February 7, 2001, the Company acquired all of the outstanding shares of Marine Transport Corporation for a total cost of approximately $49.1 million. Marine Transport Corporation is primarily engaged in the business of carrying petroleum, petroleum products and chemicals in specially designed tankers. Upon its acquisition, Marine Transport Corporation became a part of Oil and Chemical Distribution and Transportation Services and continues to operate under its existing name. The Company accounted for the acquisition as a purchase. The

Consolidated Statements of Operations in "Item 13. Financial Statements and Supplementary Data" include Marine Transport Corporation's results beginning February 7, 2001. See Note 2 to the Company's Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data".

     During 2000 and 2001, the Company entered into a series of contracts for the construction of four articulated tug/barge units at an aggregate cost expected to be approximately $131 million. The first of these units was delivered on May 23, 2002 and bareboat chartered to Intrepid Bareboat Corporation, a subsidiary of Marine Transport Corporation. After their delivery, the remaining units will also be bareboat chartered to Intrepid Bareboat Corporation.


     To permit us to focus upon our increasing participation in the United States flag tanker trade and to address certain other strategic issues, we decided, in August of 2001, to explore the sale of our subsidiary MTL Petrolink Corp. MTL Petrolink Corp. was acquired when we purchased Marine Transport Corporation in February of 2001. On April 29, 2002, the Company entered into an agreement to sell 100% of the outstanding common stock of MTL Petrolink Corp. for $18 million, subject to certain working capital adjustments, and on May 15, 2002, this transaction was completed. Based on working capital adjustments to the purchase price contained in the sale agreement and based on certain arrangements by which the Company agreed to charter two tankers from MTL Petrolink Corp. and to the purchaser of MTL Petrolink Corp. for a period of approximately 85 days commencing on May 15, 2002, the Company expects the net proceeds from the sale of MTL Petrolink Corp. not to exceed $17.5 million. See
Note 19 to the Company's Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data".

RISK FACTORS


     This Registration Statement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this Registration Statement. If any of the following risks actually occur, our business, financial condition, or operating results could be materially adversely affected.


  DEMAND FOR OUR SERVICES DEPENDS ON FACTORS BEYOND OUR CONTROL.

     Demand for our services is dependent on a number of factors beyond our control, including:

     - worldwide demand for chemicals and petroleum products and other cargo shipped by our customers;

     - local and international political and economic conditions and policies;
       and

     - weather conditions.

     We have high fixed costs, and downtime or low productivity due to reduced demand or other causes can have a significant negative effect on our operating results.

  LINER SERVICES IS SUBJECT TO ECONOMIC FACTORS AND THE CYCLICAL NATURE OF ITS BUSINESS.

     Economic factors affecting the geographic regions in which Liner Services are provided and cyclical business patterns experienced by the maritime shipping industry have caused Liner Services' earnings to vary in the past and are likely to cause variation in the future. There is no assurance that Liner Services will be able to redeploy its vessels from less profitable markets into other markets or uses. See "Liner Services" above.

  ENERGY AND MARINE SERVICES ARE FREQUENTLY PROVIDED FOR DISCRETE PROJECTS.

     Energy and Marine Services frequently provides many of its services in response to discrete customer projects or emergency conditions and its contracts are generally short-term, usually terminating within one year. Accordingly, customers which account for a significant portion of operating revenues and operating income in one fiscal year may represent an immaterial portion of revenues in subsequent fiscal years. See "Energy and Marine Services" above.

  THE COMPANY FACES INTENSE COMPETITION THAT COULD ADVERSELY AFFECT ITS ABILITY TO INCREASE ITS MARKET SHARE AND ITS REVENUES.

     Our businesses operate in highly competitive industries. These intense levels of competition could reduce our revenues, increase our expenses and reduce our profitability.

     In addition to price, service, experience and reputation, important competitive factors include safety record, ability to meet the customer's schedule, customers' national flag preference, operating conditions, capability and intended use, complexity of logistical support needs and presence of equipment in the appropriate geographical locations.

     Many of our major competitors are diversified multinational companies. Some of these companies have substantially greater financial resources and substantially larger operating staffs than we do. They may be better able to compete in making vessels available more quickly and efficiently, meeting the customer's schedule and withstanding the effect of declines in market prices. They may also be better able to weather a downturn in our customers' industries. As a result, we could lose customers and market share to these competitors.

  THE COMPANY MAY INCUR SIGNIFICANT COSTS, LIABILITIES AND PENALTIES IN COMPLYING WITH GOVERNMENT REGULATIONS.

     Government regulation, such as international conventions, federal, state and local laws and regulations in jurisdictions where the Company's vessels operate or are registered have a significant impact on our operations. These regulations relate to worker health and safety, the manning, construction and operation of vessels, and oil spills and other aspects of environmental protection.

     Risks of incurring substantial compliance costs and liabilities and penalties for non-compliance, particularly with respect to environmental laws and regulations, are inherent in the Company's business. If this happens, it could have a substantial negative impact on the Company's profitability and financial position. The Company cannot predict whether it will incur such costs or penalties in the future. See "Government Regulation" above.

     OIL AND CHEMICAL DISTRIBUTION AND TRANSPORTATION SERVICES EMPLOYS A NUMBER OF TANKERS AND BARGES WHICH, IN THEIR PRESENT CONDITION, WILL NOT BE PERMITTED TO CARRY PETROLEUM PRODUCTS IN UNITED STATES WATERS AS OF CERTAIN DATES OCCURRING OVER THE NEXT FOUR YEARS. SEE "ENVIRONMENTAL REGULATION" ABOVE.

     In the event that the Company is not able to replace or rebuild those tankers and barges which it currently uses to carry crude oil or petroleum products, it could become impossible for Oil and Chemical Distribution and Transportation Services to continue to transport crude oil and petroleum products at current levels for its current customers between ports in the United States and Puerto Rico. Should this occur, it could have a substantial negative impact on the profitability of Oil and Chemical Distribution and Transportation Services.


  MARINE-RELATED RISKS COULD LEAD TO THE DISRUPTION OF OUR SERVICES AND ADDED LIABILITIES.

     The operation of our vessels is subject to various risks, including catastrophic marine disaster, adverse weather and sea conditions, capsizing, grounding, mechanical failure, collision, oil, chemical and other hazardous substance spills and navigation errors. These risks could endanger the safety of our personnel, our vessels, the cargo we carry, the equipment under tow and other property, as well as the environment. If any of these events were to occur, the Company could be held liable for resulting damages. In addition, the affected vessels could be removed from service and would not be available to generate revenue.

  THE COMPANY IS A DEFENDANT IN NUMEROUS ASBESTOS-RELATED LAWSUITS.

     The Company is a defendant in numerous lawsuits filed on behalf of current, retired or deceased seamen seeking damages for unspecified asbestos-related injuries or diseases as a result of occupational exposure to fibers emitted from asbestos-containing products in the course of employment aboard vessels owned or operated by the Company. See "Item 8. Legal Proceedings -- Asbestos Litigation" and Note 14 to our Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data". Additional litigation relating to these matters may be commenced in the future. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on our financial condition or operating results.

  INSURANCE COVERAGE MAY NOT PROTECT THE COMPANY FROM ALL OF THE LIABILITIES THAT COULD ARISE FROM THE RISKS INHERENT IN ITS BUSINESSES.

     The Company maintains insurance coverage against the risks related to its operations. There can be no assurance, however, that its existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. If a loss occurs that is partially or completely uninsured, the Company could be exposed to substantial liability.

  WE DEPEND ON ATTRACTING AND RETAINING QUALIFIED, SKILLED EMPLOYEES TO OPERATE OUR BUSINESSES AND PROTECT OUR KNOW-HOW.

     Our results of operations depend in part upon our business know-how. We believe that protection of our know-how depends in large part on our ability to attract and retain highly skilled and qualified personnel. Any inability we experience in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our businesses and to protect our know-how.

     We require skilled employees who may have to perform physically demanding work. As a result of the volatility of our customers' industries, particularly the oil and petrochemical industries, and the demanding nature of the work, potential employees may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. With a reduced pool of workers, it is possible that we will have to raise wage rates to attract workers from other fields and to retain our current employees. If we are not able to increase the rates we charge our customers to compensate for wage-rate increases, our operating results may be adversely affected.

  THE COMPANY IS HEAVILY DEPENDENT ON UNIONIZED LABOR.

     The Company's operations are heavily dependent on unionized labor, both in the United States and in foreign markets. Maintenance of satisfactory labor relations is important to our operations. At March 31, 2002, approximately
62% of the Company's employees were members of unions. A protracted strike or similar action by a union could have a material adverse effect on our results of operations or financial condition. See "Employees" above.

  WE MAY NOT BE ABLE TO NEGOTIATE COLLECTIVE BARGAINING AGREEMENTS ON TERMS FAVORABLE TO THE COMPANY.

     The Company has collective bargaining agreements with 11 different unions. These agreements will expire through 2006. There is no assurance that we will be able to negotiate new collective bargaining agreements on terms favorable to the Company upon expiration of the agreements. If the Company is not able to negotiate favorable terms, it may be at a competitive disadvantage. See "Employees" above.

  THERE ARE CERTAIN RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.

     Substantial amounts of our operating revenues are derived from our foreign operations. (See Note 17 to the Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data".) These operations are subject to various conditions and potential events associated with and inherent in the conduct of business with foreign nations. These include, without limitation, political instability, vessel seizure, nationalization of assets, fluctuating currency values, hard currency shortages, controls of currency exchange, the repatriation of income or capital, import-export quotas, and other forms of public and governmental regulation, all of which are beyond our control.

     While it is not possible to predict whether any of these conditions will develop or events will occur, the development or occurrence of any one or more of them could have a material adverse effect on our financial condition and results of operations. While we do business in many countries outside of the United States, substantially all such business is denominated in United States dollars. For additional information about our foreign operations, see Note 17 of the Notes to the Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data".

  Other Business Risks

     Other risks which may affect our operations and revenues include our ability to:

     - manage our costs effectively;

     - finance our operations and construct new vessels on acceptable terms;

     - charter our vessels on acceptable terms; and

     - manage these risks successfully.

  THERE IS NO ESTABLISHED PUBLIC TRADING MARKET FOR OUR STOCK.

     There is no established public trading market for our capital stock and none is expected to develop in the foreseeable future. We do not intend to apply for listing of any shares of our capital stock on any securities exchange. We also will not seek to have any of our shares quoted on an interdealer quotations system. Accordingly, no assurances can be given as to the liquidity of our shares and the ability of the holders of our shares to sell them in secondary market transactions, or as to the prices at which such shares may be sold.

  MR. CROWLEY CAN EXERCISE CONTROL OVER ALL MATTERS REQUIRING STOCKHOLDER APPROVAL AND COULD MAKE DECISIONS ABOUT OUR BUSINESS THAT CONFLICT WITH OTHER STOCKHOLDERS' INTERESTS.

     Thomas B. Crowley, Jr., the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, owns or is deemed to own approximately 64.9% of our outstanding common stock, 100% of our Class N common stock, and 99.9% of our outstanding Series A preferred stock. See "Item 4. Security Ownership of Certain Beneficial Owners and Management". This ownership gives Mr. Crowley approximately 77.8% of the total votes attributable to our outstanding voting stock. Because the Series A preferred stock is entitled to vote along with the shares of common stock, Mr. Crowley's stock ownership means that he is able to exercise control over all matters requiring stockholder approval even if other stockholders oppose them. See "Item 11. Description of the Registrant's Securities to be Registered." As a result, Mr. Crowley controls all matters affecting the Company, including:

     - the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

     - any determinations with respect to mergers or other business combinations;

     - our acquisition or disposition of assets;

     - our financing arrangements; and

     - the payment of dividends on our stock.

     Mr. Crowley and his family are the beneficiaries of certain split-dollar life insurance agreements, described in "Item 6. Executive Compensation." The Board of Directors has approved these agreements in furtherance of its belief that preserving Crowley family control and the closely held nature of the Company is beneficial to the Company's stockholders and will maximize stockholder value over the long-term. The Board of Directors has long been concerned that short-term and long-term estate tax and other obligations of certain Crowley family stockholders could lead to an unrelated third party gaining a highly influential and potentially detrimental position with respect to the business and management of the Company. Such circumstances also could lead to stock falling into the hands of speculative investors who may later attempt to disrupt Company affairs in order to encourage the Company to take action favorable to such investors, yet not in the best interests of the Company and remaining stockholders.

     The Board of Directors also has been concerned that should the Company receive a request to purchase shares held by such stockholders or their estates in lieu of a possible sale to such investors, the Company would be unable to effect such a purchase without negatively impacting its results of operations or financial condition. In this regard, the spit-dollar life insurance agreements enable Mr. Crowley and certain trusts for the benefit of his descendants to purchase most, if not all, of such shares without involving the Company.

     The Company expects that following the death of Mrs. Molly M. Crowley the net proceeds of the policies of insurance on the life of Mrs. Crowley will be used by Mr. Crowley and the trusts under his control to purchase shares of Common Stock held by the Thomas B. Crowley Marital Trust so that this trust can pay applicable estate taxes. Essentially, the split dollar life insurance agreements enable Mr. Crowley and his family to retain ownership of shares and control of the Company under circumstances when certain of such shares otherwise might have to be sold to a third party to pay applicable estate taxes. See "Item
4. Security Ownership of Certain Beneficial Owners and Management."

ITEM 2.  FINANCIAL INFORMATION

     The following table presents summary consolidated financial and operating data for the Company. The data presented in this table are derived from the audited financial statements of the Company. You should read the consolidated financial statements and the notes thereto in "Item 13. Financial Statements and Supplementary Data" for a further explanation of the financial data summarized here. You should also read the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included below in this
Item 2, which describes a number of factors which have affected our financial results.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                        QUARTER ENDED MARCH 31,(1)                  YEAR ENDED DECEMBER 31,(1)
                                        --------------------------                  --------------------------
                                             2002         2001          2001         2000         1999         1998        1997
STATEMENT OF OPERATIONS DATA:
Operating revenues                        $ 226,472    $ 221,110     $ 1,000,583   $ 798,913    $ 769,799    $ 768,687  $ 796,585
Operating income (loss) from
continuing operations                        (1,706)       5,869          37,110      30,154        6,808        7,591     27,608
Income (loss) from continuing
operations                                   (2,711)       2,410          20,081      20,253       (6,434)       3,108     19,447
Income (loss) from discontinued
operations                                       --           --              --          --      (28,059)      19,187     18,644
Net income (loss)                            (2,711)       2,410          20,081      20,253      (34,493)      22,295     38,091
Preferred stock dividends                      (439)        (485)         (1,849)     (2,031)      (2,213)      (2,396)    (2,487)
Net income (loss) attributable to
common shareholders                       $  (3,150)   $   1,925     $    18,232   $  18,222    $ (36,706)   $  19,899  $  35,604

Basic Earnings Per Share:
Income (loss) from continuing
operations                                $  (23.14)   $   14.28     $    134.14   $  134.85    $  (63.74)   $    5.29  $  126.80
Income (loss) from discontinued
operations                                       --           --              --          --      (206.84)      142.45     139.39
                                          ---------    ---------     -----------   ---------    ---------    ---------  ---------
Net income (loss)                         $  (23.14)   $   14.28     $    134.14   $  134.85    $ (270.58)   $  147.74  $  266.19
                                          =========    =========     ===========   =========    =========    =========  =========
Diluted Earnings Per Share:
Income (loss) from continuing
operations                                $  (23.14)   $   14.28     $    122.14   $  122.67    $  (63.74)   $    5.29  $  115.84
Income (loss) from discontinued
operations                                       --           --             --           --      (206.84)      119.21     116.52
                                          ---------    ---------     -----------   ---------    ---------    ---------  ---------
Net income (loss)                         $  (23.14)   $   14.28     $   122.14    $  122.67    $ (270.58)   $  124.50  $  232.36
                                          =========    =========     ===========   =========    =========    =========  =========

BALANCE SHEET DATA:
Current assets                            $ 192,171    $ 228,005     $   200,618   $ 261,582    $ 244,352    $ 263,537  $ 238,100
Non current assets                          627,949      556,341         603,248     428,938      414,222      482,206    431,124
                                          ---------    ---------     -----------    ---------   ---------    ---------  ---------
Total assets                              $ 820,120    $ 784,346     $   803,866   $ 690,520    $ 658,574    $ 745,743  $ 669,224
                                          =========    =========     ===========    =========   =========    =========  =========

Current liabilities                       $ 196,672    $ 209,131     $   199,661   $ 178,432    $ 190,826    $ 212,002  $ 200,741
Non current liabilities                     344,410      307,643         322,017     246,441      217,167      242,773    193,975
Redeemable preferred stock                    2,367        4,739           2,367       4,739        7,109        9,480     11,849
Stockholders' equity                        276,671      262,833         279,821     260,908      243,472      281,488    262,659
                                          ---------    ---------     -----------   ---------    ---------    ---------  ---------
Total liabilities, redeemable preferred
stock and stockholders' equity            $ 820,120    $ 784,346     $   803,866   $ 690,520    $ 658,574    $ 745,743  $ 669,224
                                          =========    =========     ===========   =========    =========    =========  =========

(1) Marine Transport Corporation was acquired on February 7, 2001 as discussed in Note 2 of the Notes to the Consolidated Financial
Statements. See "Item 13. Financial Statements and Supplementary Data."

                                        19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following presentation of Management's Discussion and Analysis of Crowley Maritime Corporation's financial condition and results of operations should be read in conjunction with the consolidated financial statements, accompanying notes thereto and other financial information appearing elsewhere in this Registration Statement. This discussion contains forward looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth under "Item 1. Business -- Risk Factors" and elsewhere in this Registration Statement.

CRITICAL ACCOUNTING POLICIES

     The preparation of the consolidated financial statements, upon which this Management's Discussion and Analysis is based, requires Management to make estimates, which impact these consolidated financial statements. The most critical of these estimates and accounting policies relate to the long-lived asset depreciation and amortization policies and impairment, revenue recognition, and litigation and environmental reserves. For a more complete discussion of these and other accounting policies, see Note 1 to the Company's consolidated financial statements in "Item 13. Financial Statements and Supplementary Data".

  LONG-LIVED ASSET DEPRECIATION AND AMORTIZATION AND IMPAIRMENT

     The Company carefully monitors expenditures for long-lived assets to determine their appropriate useful lives. This determination is based on historical experience with similar assets and the assets' expected use in the Company's business. The determination of the assets' depreciable life can significantly impact the financial statements. In addition, the Company depreciates property and equipment, less estimated salvage value, using the straight-line method as such method is considered to be the most appropriate systematic and rational method to allocate the cost of property and equipment over the period to be benefited from its use. The Company also evaluates the recoverability of its long-lived assets whenever events or changes in circumstances indicate there might be a possible impairment in value. An event or change in circumstances includes: changes in the manner in which the asset is used, a substantial drop in the market value of the asset, a change in the Company's forecasts related to the profitability of the asset use and changes in the economic environment. If any of these events or changes in circumstances occur, the value of the Company's long-lived assets could be negatively impacted.

  REVENUE RECOGNITION

     The Company's accounting policies for revenue recognition are predicated on the type of service provided. The common carrier services included in the Company's Liner Services segment are recognized ratably over each voyage by load and discharge port. The Company's logistics services and Ship Assist and Escort Services are recognized as services are provided. Revenue from each of Oil and Chemical Distribution and Transportation Services and Energy and Marine Services is recognized ratably over the length of the contract. Estimated losses are provided at the time such losses become evident. The Company's recognition of revenue includes estimates of the total costs incurred for each service and the total billings to perform the service that impacts the estimated operating margin. The Company has processes in place to assist in developing these estimates, but, if the Company experiences significantly higher costs or a significant decrease in estimated billings, the Company's financial position, results of operation and cash flows could be materially impacted.

  LITIGATION AND ENVIRONMENTAL RESERVES

     The Company carefully monitors its outstanding litigation (including unasserted claims). The Company estimates the expected probable loss (if any) of each claim or potential claim. If a range of probable loss is determined, the Company records a reserve at the low end of the range, unless there are indicators that another amount within the range better approximates the expected loss. The determination of whether a litigation reserve is necessary is based on internal analysis by management, consultation with the Company's general counsel and consultations with external counsel, when necessary. The Company's litigation reserves are a significant estimate that can and do change based on management's evaluation of the Company's existing and potential litigation liabilities.

 As discussed in Note 14 to the Company's Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data", the Company is a defendant with respect to numerous maritime asbestos cases and other toxic tort cases. The Company is unable to predict the ultimate outcome of this litigation and an estimate of the amount or range of potential loss. In addition, the Company is responsible for environmental remediation relating to contamination of property. Liabilities are recorded when the responsibility for such remediation is considered probable and the costs can be reasonably estimated. The ultimate future environmental costs however will depend upon the extent of contamination and the future costs of remediation of the contamination. The ultimate resolution of these litigation and environmental liabilities could have a material impact on the Company's financial position, results of operations and cash flows.
GENERAL

     The Company provides diversified marine transportation services in the United States domestic and international markets. The Company is organized to provide services in four lines of business: Liner Services; Ship Assist and Escort Services; Oil and Chemical Distribution and Transportation Services and Energy and Marine Services. (See "Item 1. Business".)

     We believe that a slowing domestic economy during 2001 and the first quarter of 2002 adversely affected the operating results of all reporting segments. If this trend continues during the remainder of 2002, operating revenue will likely decline and operating income will likely be adversely affected unless proportionate cost reductions can be made.

     We have entered into a series of contracts for the construction of four articulated tug/barge units at an aggregate cost of approximately $131 million. The first of these units was delivered on May 23, 2002. After their delivery, all four of these units will be dedicated to Oil and Chemical Distribution and Transportation Services.

     On February 7, 2001, the Company completed its acquisition of Marine Transport Corporation for a total cost of approximately $49.1 million.

     On April 29, 2002, the Company entered into an agreement to sell 100% of the outstanding common stock of MTL Petrolink Corp. for $18 million, subject to certain working capital adjustments, and on May 15, 2002, this transaction was completed. Based on working capital adjustments to the purchase price contained in the sale agreement and based on certain arrangements by which the Company agreed to charter two tankers from MTL Petrolink Corp. and to the purchaser of MTL Petrolink Corp. for a period of approximately 85 days commencing on May 15, 2002, the Company expects the net proceeds from the sale of MTL Petrolink Corp. not to exceed $17.5 million. See Note 19 to the Company's Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data".

     On April 1, 1999, the Company adopted a plan to sell its South America trade lanes, river barging operations, related subsidiaries, vessels and certain other assets. Related to the sale, the Company adopted a strategy to terminate several other South America operations. On May 20, 1999, the Company agreed to sell its remaining two container ships used in the South America operations to American Automar, Inc. On October 18, 1999, the Company agreed to sell its South America trade lanes, certain subsidiaries and other assets to Hamburg-Sudamerikanische Dampfschifffahrtsgesellschaft Eggert & Amsinck and Dr. August Oetker KG. On December 15, 2000, the Company agreed to sell its South America river barging operations and related subsidiaries to Agua Verde Holdings II, L.L.C. and Agua Verde Holdings III, L.L.C. On April 1, 2001, the Company agreed to sell certain equipment to Trader, a division of Transamerica Leasing Inc. The total proceeds from these sales transactions were approximately $103.5 million of which $8.2 million was collected during 2001, $54.7 million was collected in 2000 and $39.6 million was collected in 1999. The remaining $1 million is payable to the Company over a period ending in 2006 pursuant to a promissory note. These South America liner services operations are reflected as discontinued operations in the Company's consolidated financial statements. See
Note 16 to the Company's Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data".

RESULTS OF OPERATIONS (DOLLARS IN THOUSANDS)

     The following table sets forth: (a) operating revenues and operating income
(loss) for Liner Services, Ship Assist and Escort Services, Oil and Chemical Distribution and Transportation Services, and Energy and Marine Services for the quarters ended March 31, 2002 and March 31, 2001, and the years ended December 31, 2001, December 31, 2000 and December 31, 1999; and (b) other revenues and expenses not specifically attributable to these operating segments and certain discontinued operations. Other revenues and expenses include gain on asset disposition, net interest income, interest expense, and minority interest in consolidated subsidiaries. The Company evaluates the performance of its operating segments based upon the operating income of the segment, excluding interest income and expense, corporate expenses and income taxes. See the Company's Consolidated Financial Statements in "Item 13. Financial Statements and Supplementary Data" for further information.

     Included in operating income of all four of our segments are allocations for corporate services, which include vessel management, accounting, legal, human resources, information technology, and purchasing support. Vessel management charges represent an allocation of the utilized vessels, depreciation and amortization based on intercompany time charters. Other corporate services are allocated based upon various assumptions, depending on the type of cost being allocated.

 SEGMENT OPERATING REVENUE AND OPERATING INCOME AND OTHER REVENUES AND EXPENSES



                                        Quarter ended March 31,                      Year ended December 31,
                                    -----------------------------       -----------------------------------------------
                                       2002              2001              2001              2000              1999
                                    -----------       -----------       -----------       -----------       -----------
                                                                      (IN THOUSANDS)

Revenues

   Liner Services ............      $   120,846       $   124,084       $   500,808       $   490,588       $   488,673
   Ship Assist and Escort
      Services ...............           17,613            18,039            71,313            71,423            59,087
   Oil and Chemical
       Distribution and
       Transportation Services           69,995            61,898           353,004           145,664           119,952
   Energy and Marine
        Services .............           18,018            17,089            75,458            91,238           102,087
                                    -----------       -----------       -----------       -----------       -----------

Total revenues ...............          226,472           221,110         1,000,583           798,913           769,799
                                    -----------       -----------       -----------       -----------       -----------

Operating income (loss):
   Liner Services ............           (2,113)             (780)           (1,297)             (399)           (3,573)
   Ship Assist and Escort
      Services ...............            2,880             2,638            11,115            12,288            11,893
   Oil and Chemical
       Distribution and
       Transportation Services             (540)            7,001            31,768            17,421            10,068
   Energy and Marine
        Services .............           (1,933)           (2,990)           (4,476)              844           (11,580)
                                    -----------       -----------       -----------       -----------       -----------

Total operating income (loss)            (1,706)            5,869            37,110            30,154             6,808
                                    -----------       -----------       -----------       -----------       -----------

Gain on asset disposition, net              722             1,155             4,847            10,664             3,592
Interest income ..............              108             1,200             2,116             4,964             2,860
Interest expense .............           (3,563)           (3,902)          (15,674)          (11,838)          (12,424)
Minority interest in
   consolidated subsidiaries .               10               168             1,249              (587)             (751)
Other ........................              218               (55)              233              (104)               81
                                    -----------       -----------       -----------       -----------       -----------

Income (loss) from continuing
   operations before taxes ...           (4,211)            4,435            29,881            33,253               166

Income tax expense (benefit) .           (1,500)            2,025             9,800            13,000             6,600
                                    -----------       -----------       -----------       -----------       -----------

Income (loss) from
   continuing operations .....           (2,711)            2,410            20,081            20,253            (6,434)

Discontinued operations ......             --                --                --                --             (28,059)
                                    -----------       -----------       -----------       -----------       -----------

Net income (loss) ............      $    (2,711)      $     2,410       $    20,081       $    20,253       $   (34,493)
                                    ===========       ===========       ===========       ===========       ===========

COMPARISON OF THE THREE MONTHS ENDED MARCH 2002 AND 2001 (DOLLARS IN THOUSANDS)

LINER SERVICES

          Revenues for the three months ended March 31, 2002 decreased $3,238 or 2.6%, to $120,846 compared to $124,084 from the first quarter in 2001. The decrease in revenues is primarily attributable to an 8.9% decrease in average rate per TEU ("average rate"), which was offset by a .8% increase in container and noncontainer volume. The Company's container and noncontainer volume shipped during the first quarter in 2002 and 2001 was 113,326 TEUs and 112,437 TEUs, respectively. The Company experienced a 1.8% increase in the Puerto Rico and Eastern Caribbean Islands Service container and noncontainer volume shipped and a .3% decrease in container and noncontainer volume shipped in the Latin America Service. In the first quarter of 2002, the Company experienced a 4.3% average rate decrease in the Puerto Rico and Eastern Caribbean Islands Service and a 4.6% average rate decrease in the Latin America Service compared to the year earlier quarter. The decrease in average rates was due to an over-capacity in these trades and competitive pressures. This decrease in average rates was offset by an increase in other logistical services revenues.

         Operating expenses for the three months ended March 31, 2002 decreased $206, or .2%, to $117,260 compared to $117,466 from the first quarter in 2001. These costs are driven by fuel costs, purchased transportation costs, maintenance and repair costs and labor costs.

         Depreciation and amortization for the three months ended March 31, 2002 decreased $243, or 12.0%, to $1,785 compared to $2,028 from the first quarter in
                                       22

2001. The reduction in depreciation was due to the sale of container and trailer equipment in 2001.

         As a result, the operating loss for the three months ended March 31, 2002 from Liner Services increased $1,333 to $2,113 compared to $780 for the three months ended March 31, 2001.

SHIP ASSIST AND ESCORT SERVICES

         Revenues for Ship Assist and Escort Services for three months ended March 31, 2002 decreased $426 or 2.4%, to $17,613 compared to $18,039 for the three months ended March 31, 2001. The decrease was directly attributable to a decrease of approximately 6.3% in the total vessel hours utilized of the 45 vessel fleet (65,164 vessel hours compared to 69,552 vessel hours). Vessel hours utilized is directly impacted by harbor and oil trading activity, which are impacted by general economic conditions.

         Operating expenses for the three months ended March 31, 2002 decreased $840 or 5.6%, to $14,251 compared to $15,091 from the first quarter in 2001. The decrease was directly attributable to the decrease in vessel hours utilized.
         Depreciation and amortization for the three months ended March 31, 2002 and 2001 was $9. The segment maintained a similar asset base during these two periods.
         As a result, the operating income for the three months ended March 31, 2002 increased $242 to $2,880 compared to $2,638 for the three months ended March 31, 2001.

OIL AND CHEMICAL DISTRIBUTION AND TRANSPORTATION SERVICES

         Revenues for the three months ended March 31, 2002 increased $8,097 or 13.1%, to $69,995 compared to $61,898 for the three months ended March 31, 2001. The increase was directly attributable to the acquisition of Marine Transport Corporation ("MTC") on February 7, 2001, which provided additional revenue by being included in operations for a full quarter in 2002. This increase in revenue was offset by an overall decrease in vessel utilization (52.8% compared to 65.8%). The decrease in vessel utilization is a result of declining oil and trading activity amongst West Coast suppliers and the 2001 reopening of the Olympic Pipeline. Vessel utilization is determined by dividing the total number of active hours by the available hours for all the vessels in the segment's fleet.

         Operating expenses for the three months ended March 31, 2002 increased $14,745 or 29.2%, to $65,217 compared to $50,472 from the first quarter in 2001. The increase was primarily attributable to the acquisition of MTC, which resulted in additional expenses by being included in operations for a full quarter in 2002. This increase was offset by a decrease in vessel related costs due to decreased vessel utilization, and a decrease in overall fuel costs.

         Depreciation and amortization for the three months ended March 31, 2002 increased $1,627 or 51.9%, to $4,763 compared to $3,136 for the three months ended March 31, 2001. The increase was directly attributable to the acquisition of MTC, which resulted in additional depreciation expense by being included in operations for a full quarter in 2002.

         As a result, the operating income for the three months ended March 31, 2002 from Oil and Chemical Distribution and Transportation Services decreased $7,541 to an operating loss of $540 compared to operating income of $7,001 from the first quarter in 2001.

ENERGY AND MARINE SERVICES

         Revenues for the three months ended March 31, 2002 increased $929 or 5.4%, to $18,018 compared to $17,089 for the three months ended March 31, 2001. The increase was directly attributable to the receipt of a non-recurring demobilization fee of approximately $2,100 during the first quarter of 2002. This increase in revenue was offset by a decrease in vessel utilization. Vessel utilization during the first quarter of 2002 was 39% compared to 52% during the same quarter of 2001. Vessel utilization is very volatile as it is impacted by oil exploration activity and general economic conditions.

         Operating expenses for the three months ended March 31, 2002 decreased $1,150 or 4.8%, to $22,603 compared to $23,753 from the first quarter in 2001. The decrease was directly attributable to the decrease in vessel utilization.

         Depreciation and amortization for the three months ended March 31, 2002 decreased $272 or 8.5%, to $2,927 compared to $3,199 for the three months ended March 31, 2001. The decrease was directly attributable to a decrease in the number of operating vessels in the segment.

         As a result, the operating loss for the three months ended March 31, 2002 decreased $1,057 to $1,933 compared to $2,990 for the three months ended March 31, 2001.

         OTHER

         Gain on asset disposition for the three months ended March 31, 2002 decreased $433 or 37.5%, to $722 compared to $1,155 for the three months ended March 31, 2001. These gains resulted from the Company's plans to continually sell surplus equipment and vessels that have been replaced with more modern equipment. In the first quarter of 2002, the Company sold one vessel and other equipment, resulting in proceeds of $1,316. In the first quarter of 2001, the Company sold two vessels and other equipment, resulting in proceeds of $1,458.

         Interest income for the three months ended March 31, 2002 decreased $1,092 or 91%, to $108 compared to $1,200 from the first quarter in 2001. This decrease was due to the decrease in cash and cash equivalents of the Company and lower interest rates in 2002. During the first quarter of 2001, the Company utilized approximately $49,130 in cash to acquire MTC.

         Interest expense for the three months ended March 31, 2002 decreased $339 or 8.7%, to $3,563 compared to $3,902 from the first quarter in 2001. This is a result of higher capitalized interest on the construction of the articulated tug/barge units in the first quarter of 2002 as compared to 2001. This decrease was offset by additional interest expense from MTC being included in operations for a full quarter in 2002.

         Income tax expense for the three months ended March 31, 2002 decreased $3,525 or 174.1%, to an income tax benefit of $1,500 compared to income tax expense of $2,025 for the three months ended March 31, 2001. The effective tax rate was 36% and 46% for the first quarter of 2002 and 2001, respectively. The higher effective tax rate for the first quarter of 2001 was the result of our inability to utilize valuation allowances on deferred tax assets related to foreign tax credits.

COMPARISON OF FISCAL YEAR 2001 TO FISCAL YEAR 2000 (DOLLARS IN THOUSANDS)

         LINER SERVICES

         Revenues increased $10,220 or 2.1%, to $500,808 in 2001 from $490,588 in 2000. The increase in revenues is primarily attributable to a 2.6% increase in container and noncontainer volume, which was offset by a .5% decrease in average rates. The Company's container and noncontainer volume shipped in 2001 and 2000 was 463,974 TEUs and 452,377 TEUs, respectively. The Company experienced a 2.9% increase in the Puerto Rico and Eastern Caribbean Islands Service container and noncontainer volume shipped and a 2.2% increase in container and noncontainer volume shipped in the Latin America Service. In 2001, the Company experienced a 3.4% rate decrease in the Puerto Rico and Eastern Caribbean Islands Service and a .2% increase in the Latin America Service. The decrease in average rates was due to an over capacity in these trades and competitive pressures. This decrease in average rates was offset by an increase in other logistical services revenues.

         Operating expenses increased $15,910, or 3.4%, to $478,179 in 2001 compared to $462,269 in 2000. These costs are driven by fuel costs, purchased transportation costs, maintenance and repair costs and labor costs. The increase in volume during 2001 generated a 5.9% increase in labor costs and a 7.4% increase in purchased transportation costs.

         Depreciation and amortization decreased $1,587, or 17.5%, to $7,496 in 2001 compared to $9,083 in 2000. The reduction in depreciation was due to the sale of certain equipment in 2001 and assets becoming fully depreciated.

         As a result, the operating loss from Liner Services increased $898 to $1,297 in 2001 from $399 in 2000.

SHIP ASSIST AND ESCORT SERVICES

         Revenues decreased $110 or 0.2%, to $71,313 in 2001 compared to $71,423 for 2000. The decrease was directly attributable to a decrease of approximately 2.3% in the total vessel hours utilized of the 45 vessel fleet (282,199 vessel hours compared to 288,769 vessel hours), which was substantially offset by increases in rates charged.

         Operating expenses increased $1,704 or 2.9%, to $59,603 in 2001 compared to $57,899 during 2000. The increase was directly attributable to an increase in costs associated with maintenance of the vessel fleet.

    Depreciation and amortization increased $5 or 16.1%, to $36 in 2001 compared to $31 in 2000. The segment maintained a similar asset base during these two periods.

         As a result, operating income for Ship Assist and Escort Services in 2001 decreased $1,173 to $11,115 compared to $12,288 for 2000.

OIL AND CHEMICAL DISTRIBUTION AND TRANSPORTATION SERVICES

         Revenues increased $207,340 or 142.3%, to $353,004 in 2001 compared to $145,664 for 2000. The increase was directly attributable to the acquisition of MTC on February 7, 2001. MTC contributed $217,191 of revenue during 2001. Vessel utilization excluding MTC was 69% for both 2001 and 2000, but there was a slight rate decrease during 2001. Vessel utilization is determined by dividing the total number of active hours by the available hours for all the vessels in the fleet.

         Operating expenses increased $174,851 or 144.3%, to $296,002 during 2001 compared to $121,151 during 2000. The increase was primarily attributable to the acquisition of MTC. MTC contributed $185,687 of operating expenses during 2001. This increase was partially offset by a decrease in vessel related costs due to decreased fuel costs.

         Depreciation and amortization increased $14,815 or 365.3%, to $18,871 during 2001 compared to $4,056 during 2000. The increase was directly attributable to the acquisition of MTC. MTC contributed $14,599 of additional depreciation and amortization during 2001.

         As a result, the operating income of Oil and Chemical Distribution and Transportation Services increased $14,347 to $31,768 in 2001 compared to $17,421 for 2000.

ENERGY AND MARINE SERVICES

         Revenues decreased $15,780 or 17.3%, to $75,458 in 2001 compared to $91,238 for 2000. This decrease was due primarily to a decrease in vessel utilization. Vessel utilization during 2001 was 53% compared to 58% during 2000.

The decrease in vessel utilization was due to a decrease in oil trading activity and a decline in general economic conditions.

         Operating expenses decreased $11,774 or 11.3%, to $92,864 during 2001 compared to $104,638 in 2000. The decrease was directly attributable to the decrease in vessel utilization. Additionally, the operating vessel fleet decreased to 63 vessels during 2001 compared to 70 during 2000. The number of surplus vessels held by Energy and Marine Services decreased to 12 vessels during 2001 from 16 during 2000.

         Depreciation and amortization decreased $1,949 or 13.2%, to $12,782 during 2001 compared to $14,731 during 2000. The decrease was directly attributable to a decrease in the number of operating and surplus vessels in Energy and Marine Services.

         As a result, operating income for Energy and Marine Services decreased $5,320 to an operating loss of $4,476 in 2001, compared to operating income of $844 for 2000.

         OTHER

         Gain on asset disposition decreased $5,817 or 54.5%, to $4,847 in 2001 from $10,664 in 2000. These gains resulted from the Company's plans to continually sell surplus equipment and vessels that have been replaced with more modern equipment. In 2001, the Company sold 8 vessels and other equipment, resulting in proceeds of $6,530. In 2000, the Company sold 19 vessels and other equipment, resulting in proceeds of $12,812.

         Interest income decreased $2,848 or 57.4% to $2,116 in 2001 from $4,964 in 2000. This decrease was due to the decrease in cash and cash equivalents of the Company and lower interest rates in 2001. During 2001, the Company utilized approximately $49,130 in cash to acquire MTC and $61,500 in connection with the acquisition of the four articulated tug/barge units.

         Interest expense increased $3,836 or 32.4% to $15,674 in 2001 from $11,838 in 2000. In connection with the acquisition of MTC, the Company acquired long-term debt of $51,795.

         The minority interest in consolidated subsidiaries increased $1,836 to a loss of $1,249 in 2001 compared to income of $587 in 2000. This increase is due to the Company's joint venture with Stolt-Nielsen S.A., which it acquired as part of MTC. The Company owns 75% of the interests in the joint venture and Stolt-Nielsen S.A. owns the remaining 25%. The total loss of the joint venture from the date of acquisition of MTC to December 31, 2001 was $4,879.

         Income tax expense decreased $3,200 or 24.6% to $9,800 in 2001 from $13,000 in 2000. The effective tax rate was 32.8% and 39.1% for 2001 and 2000, respectively. The decrease in the effective tax rate is due to the reduction in the valuation allowance on certain foreign tax credit carryforwards to $822 from $2,561 at December 31, 2001 and 2000, respectively. The Company determined that with the acquisition of MTC, it is more likely than not that certain foreign tax credit carryforwards will be realized.

         DISCONTINUED OPERATIONS

         The Company reported no income or loss from discontinued operations in 2001 and 2000. The Company had net liabilities of discontinued operations of $11,565 and $15,423, at December 31, 2001 and 2000, respectively, which are primarily comprised of accrued liabilities for surplus leased equipment that was used in the South America operations. These accruals require the use of estimates and assumptions regarding the costs relating to the ultimate disposition of this equipment. Actual results may differ from these estimates and may result in an additional loss from discontinued operations in subsequent years.

COMPARISON OF FISCAL YEAR 2000 TO FISCAL YEAR 1999 (DOLLARS IN THOUSANDS)

         LINER SERVICES

         Revenues increased $1,915 or 0.4%, to $490,588 in 2000 from $488,673 in
1999. The increase in revenues is primarily attributable to a 2.2% increase in container and noncontainer volume, which was substantially offset by a 2.4% decrease in average rates. The Company's container and noncontainer volume shipped in 2000 and 1999 was 452,377 TEUs and 442,697 TEUs, respectively. The Company experienced a 5.4% decrease in the Puerto Rico and Eastern Caribbean Islands Service container and noncontainer volume shipped and a 14.1% increase in container and noncontainer volume shipped in the Latin America Service. During 2000, the Company experienced a 1.2% average rate decrease in the Puerto Rico and Eastern Caribbean Islands Service and a 6.9% average rate decrease in the Latin America Service. The decrease in average rates is due to an overcapacity in the trade lines and competitive pressures. This decrease in average rates was offset by an increase in other logistical services revenue.

         Operating expenses increased $3,758, or 0.8%, to $462,269 in 2000 compared to $458,511 in 1999 due primarily to an increase in fuel costs and increases in volume related expenses which were offset by a decrease in maintenance and repair costs. Maintenance and repairs decreased as a result of the replacement of containers operated under short-term leases with new containers leased in 1999.

         Depreciation and amortization decreased $4,073, or 31.0%, to $9,083 in 2000 compared to $13,156 in 1999. The reduction was due to a $1,903 reduction in drydock amortization in 2000, and an $822 reduction in depreciation due to the sale of certain vessels in 1999. The remaining difference is primarily attributable to assets becoming fully depreciated and equipment sold and facilities closed in 1999.

         As a result, operating loss from Liner Services decreased $3,174, or
                                       25

88.8%, to $399 in 2000 from $3,573 in 1999.


SHIP ASSIST AND ESCORT SERVICES

         Revenues increased $12,336 or 20.9%, to $71,423 in 2000 compared to $59,087 for 1999. The increase was directly attributable to an increase in the number of vessels utilized in this service (46 in 2000 compared to 43 in 1999) and an increase in the rates charged due to the strengthening oil economy and the closure of certain sections of the Olympic Pipeline in Washington and Oregon in 2000, which increased the water transportation of petroleum products.

         Operating expenses increased $11,536 or 24.9%, to $57,899 in 2000 compared to $46,363 during 1999. The increase was directly attributable to an increase in costs associated with the increase in the vessels and additional required maintenance of the vessel fleet.

         Depreciation and amortization increased $27 to $31 in 2000 compared to $4 in 1999. The increase was due to additional equipment used during 2000.

         As a result, operating income from Ship Assist and Escort Services increased $395 to $12,288 during 2000 compared to $11,893 for 1999.

OIL AND CHEMICAL DISTRIBUTION AND TRANSPORTATION SERVICES

         Revenues increased $25,712 or 21.4%, to $145,664 in 2000 compared to $119,952 for 1999. This increase was primarily attributable to an increase in vessel utilization (69% in 2000 as compared to 60% in 1999) as a result of the strengthening oil economy and the closure of certain sections of the Olympic Pipeline in Washington and Oregon in 2000 which increased the water transportation of petroleum products.

         Operating expenses increased $18,820 or 18.4%, to $121,151 during 2000 compared to $102,331 during 1999. The increase was primarily attributable to the increased vessel utilization during 2000.

         Depreciation and amortization increased $909 or 28.9%, to $4,056 during 2000 compared to $3,147 during 1999. The increase was due to use of additional equipment associated with the higher vessel utilization during 2000. There was also one vessel added in this service during 2000.

         As a result, the operating income from Oil and Chemical Distribution and Transportation Services increased $7,353 to $17,421 in 2000 compared to $10,068 for 1999.

ENERGY AND MARINE SERVICES

         Revenues decreased $10,849 or 10.6%, to $91,238 in 2000 compared to $102,087 for 1999. This was due primarily to a decrease in actual vessel hours utilized, which decreased 11.7% (365,818 in 2000 compared to 414,436 in 1999). Vessel utilization for 2000 was 58% compared to 57% in 1999. The vessel utilization was comparable due to a reduction in the vessels allocated to the service (70 during 2000 compared to 83 in 1999).

         Operating expenses decreased $32,958 or 24.0%, to $104,638 in 2000 compared to $137,596 in 1999. The decrease was directly attributable to the decrease in the number of operating vessels used and a decrease in the number of surplus vessels in this service during 2000.

         Depreciation and amortization increased $1,707 or 13.1%, to $14,731 during 2000 compared to $13,024 during 1999. This was a result of a full year's depreciation on vessel refurbishments and modifications completed in 1999.

         As a result, the operating income improved $12,424 to operating income of $844 in 2000 compared to an operating loss of $11,580 for 1999.
                                       26

  OTHER

     Gain on asset disposition, net increased $7,072 or 196.9%, to $10,664 in 2000 from $3,592 in 1999. The Company plans to continually sell surplus equipment and certain other vessels that have been replaced with more modern equipment. In 2000, the Company sold 19 vessels and other equipment, resulting in proceeds of $12,812. In 1999, the Company sold 8 vessels and other equipment, resulting in proceeds of $31,790. Two of the vessels sold in 1999 were leased back under operating lease agreements, which have a term of five years. The proceeds on the sales of these two vessels were $21,000 and the gain of $13,500 was deferred and is being recognized over the life of the lease agreements. In 1999, the Company recorded a write-down of $4,300 related to certain vessels held for sale.

     Interest income increased $2,104 or 73.6% to $4,964 in 2000 from $2,860 in 1999. This increase was due to the investment of cash generated from operations and the proceeds from assets sold.

     Interest expense decreased $586 or 4.7% to $11,838 in 2000 from $12,424 in 1999 due to the repayment of certain debt upon the disposition of related vessels held as collateral.

     Income tax expense on continuing operations increased $6,400 or 97%, to $13,000 in 2000 from $6,600 in 1999. The effective tax rate was 39.1% for 2000 and 3,975.9% for 1999. The disproportionate income tax provision for 1999 was primarily attributable to $2,576 for the excess of book over tax depreciation on assets constructed with the Capital Construction Fund and $3,280 due to a valuation allowance on foreign tax credit carryforwards. Income taxes on Capital Construction Fund deposits are being recognized over the remaining lives of the assets purchased with qualified Capital Construction Fund withdrawals. At December 31, 2000, the difference between the book and tax basis of assets, as a result of these past deposits for which the Company has not provided taxes, is approximately $24,000. Due to the uncertainty regarding future foreign taxable income necessary to realize certain foreign tax credit carryforwards, the Company recorded a valuation allowance for $2,561 at December 31, 2000.

  DISCONTINUED OPERATIONS

     The Company reported no income or loss from discontinued operations in 2000, compared to a loss of $28,059 in 1999, which is comprised of a loss from operations of $7,083 and a loss from disposal of the South American segment of $20,976, net of income tax benefits. At December 31, 2000, the Company had net liabilities of discontinued operations of $15,423, which is primarily comprised of accrued liabilities relating to excess leased equipment that was used in the South America operations.

LIQUIDITY AND CAPITAL RESOURCES

     The following schedule summarizes contractual obligations and other contractual commitments as of December 31, 2001 (amounts in thousands):

                                                               PAYMENTS DUE BY PERIOD
                                                               ----------------------
                                          TOTAL       2002     2003-2004    2005-2006    THEREAFTER
                                        ---------   --------   ----------   ----------   ----------
CONTRACTUAL OBLIGATIONS

Long-term debt........................  $ 248,080   $ 24,063   $  43,820     $ 32,502     $147,695
Operating leases......................    315,885     91,735     103,439       65,130       55,581
Sublease receipts.....................   (283,104)   (72,095)   (119,672)     (65,090)     (26,247)
Other contractual commitments(1)......     70,546     70,546          --           --           --
                                        ---------   --------   ---------     --------     --------
          Total contractual cash
            obligations...............  $ 351,407   $114,249   $  27,587     $ 32,542     $177,029
                                        =========   ========   =========     ========     ========

---------------

(1) Other contractual commitments are related to remaining contractual spending on the articulated tug/barge units and other vessels.

                                                                  AMOUNT OF COMMITMENT
                                                                  EXPIRATION PER PERIOD
                                                                  ---------------------
                                               TOTAL     2002     2003-2004   2005-2006   THEREAFTER
OTHER COMMERCIAL COMMITMENTS                  -------   -------   ---------   ---------   ----------
Standby letters of credit...................  $29,749   $29,749      $--         $--          $--
                                              =======   =======      ==          ==           ==

  LIQUIDITY

     The Company's ongoing liquidity requirements arise primarily from its need to fund working capital, to acquire, construct, or improve equipment, to make investments and to service debt. Management believes that cash flows from operations will provide sufficient working capital to fund the Company's operating needs. Management believes that funds needed for the acquisition, construction and improvement of vessels and terminals will continue to be available through Title XI and bank financing. In addition, the Company has generated significant proceeds from the disposition of certain assets and believes that additional sales will be made as it continues to modernize its vessels.

COMPARISON OF THE FINANCIAL CONDITION AS OF MARCH 31, 2002 AND MARCH 31, 2001

         At March 31, 2002, the Company's cash and cash equivalents totaled $26,826 ($33,421 at December 31, 2001). Net cash provided by continuing operations was $7,097 for the three month period ended March 31, 2002 compared with $5,576 for the three month period ended March 31, 2001.

         Net cash used in discontinued operations was $652 for the three month period ended March 31, 2002 compared to net cash provided of $3,402 for the three month period ended March 31, 2001, which includes the receipt of $4,200 of proceeds from its sale of the South America liner services during the first quarter of 2001.

         Net cash used in investing activities of continuing operations was $36,693 for the three month period ended March 31, 2002 compared to $54,754 for the three month period ended March 31, 2001. The decrease reflects the acquisition of Marine Transport Corporation in the first quarter of 2001 for approximately $49,130 and the increase in capital expenditures ($33,045 in 2002 compared to $15,599 in 2001) associated with the construction and modernization of assets of the Company.

         Net cash provided by financing activities was $23,653 for the three month period ended March 31, 2002 compared to net cash used of $9,516 for the three month period ended March 31, 2001. This increase was a result of the Company borrowing $30,000 against its revolving credit agreement during the first quarter of 2002.

COMPARISON OF THE FINANCIAL CONDITION AS OF DECEMBER 31, 2001 AND DECEMBER 31, 2000

     At December 31, 2001, the Company's cash and cash equivalents totaled $33,421 ($107,799 at December 31, 2000 which included $4,643 of restricted cash). Net cash provided by continuing operations was $65,318 for 2001 compared with $11,801 in 2000.

     Net cash provided by discontinued operations was $6,366 in 2001 compared to $62,335 in 2000, which includes the receipt of $8,173 and $54,685 of proceeds from its sale of the South America liner services during 2001 and 2000, respectively.

     Net cash used in investing activities of continuing operations was $147,116 in 2001 compared to $36,828 in 2000. The increase reflects the acquisition of Marine Transport Corporation for approximately $49,130 and the increase in capital expenditures ($108,216 in 2001 compared to $42,967 in 2000) associated with the construction and modernization of certain assets of the Company.

     Net cash provided by financing activities was $1,054 in 2001 compared to $11,797 in 2000. During 2001, the Company received proceeds from the sale of common stock of $2,012. During 2001, net borrowings of long-term debt was $4,686 compared to $16,939 in 2000.

  CAPITAL RESOURCES

     Management plans to continue its efforts to modernize the Company's fleet of vessels. Many of the tugs and barges and a number of the tankers used in Oil and Chemical Distribution and Transportation Services are more than two-thirds through their estimated useful lives. Federal regulations require the phase-out of the Company's single-hull oil barges beginning in 2001 and its single hull tankers beginning in 2003. The majority of the single hull oil barges will be retired between 2003 and 2010 and eight of the Company's tankers will, unless they are retrofitted with double hulls, be retired between 2003 and 2006. Accordingly, the Company is consulting with its customers and developing plans where justified by business prospects, to either refurbish the existing fleet of tugs and barges, thereby extending their useful lives, or to purchase used equipment or build new equipment which complies with current federal regulations. At March 31, 2002, the Company is constructing four articulated tug/barge units at a total cost of approximately $131,000.

     During 2001, the Company amended its revolving credit and letter of credit facility agreement among the Company, as borrower, certain lenders named therein, as Initial Lenders, Citicorp USA, Inc. as Administrative and Collateral Agent, Salomon Smith Barney as Arranger, and Citibank, N.A. as Issuing Bank and Swing Line Bank (the "$115,000,000 Amended and Restated Credit Agreement") which expires in October 2004 and is collateralized by certain vessels. Borrowing rates are based on either Eurodollar or Bank Base rates. The borrowing capacity is limited to the Borrowing Base as defined in the credit agreement. At December 31, 2001, the Borrowing Capacity under the credit agreement was $94,640. There were no borrowings outstanding under the credit agreement at December 31, 2001. At December 31, 2001, there were approximately $29,749 in standby letters of credit outstanding under the credit agreement, leaving a Borrowing Base availability of $64,891. During 2001, the Company borrowed and repaid $11,000 under the credit agreement.

      The Company has borrowed $30,000 under the revolving credit provisions of its $115,000,000 Amended and Restated Credit Agreement (such provisions, the "Revolver") through March 31, 2002 for working capital and to fund capital expenditures. As of March 31, 2002, the available borrowings under the Revolver was $35,783. On May 15, 2002 the Company repaid $15,000 on the Revolver. In May 2002, the Company increased its collateral under the Revolver by $25,450. As a result of repaying $15,000 on the Revolver and increasing the collateral which supports the Revolver, the Company has increased its available borrowings under the Revolver to approximately $70,000.

      During 2001, the Company borrowed $43,100 under a Construction Financing Agreement (the "Agreement") to fund the construction of articulated tug/barge units #1 and #2. The Company can borrow up to $60,000 under the Agreement. Interest on outstanding borrowings is due monthly based on the applicable month's LIBOR rate plus 2.4%. The Company intends to refinance this debt with Title XI funds upon delivery of articulated tug/barge units #1 and #2 in 2002. The Company has a commitment letter from the U.S. Department of Transportation Maritime Administration for this refinancing of up to 87.5% of the actual cost of these articulated tug/barge units. Therefore, the debt has been classified as long-term in the Company's Consolidated Balance Sheet. As of March 31, 2002, the Company has expended $52,796 on the construction of these vessels. In April 2002, the Company borrowed an additional $6,932 against the Agreement.

      On April 16, 2002 the Company finalized the terms of a floating rate construction term loan facility (the "Facility") in the aggregate principal amount of $61,327 for articulated tug/barge units #3 and #4 currently under construction. The Facility is guaranteed pursuant to Title XI by the Maritime Administration of the United States of America. Interest on outstanding borrowing is due semi-annually based on the applicable commercial paper rate plus .3%. The Company intends to refinance this debt with Title XI funds upon delivery of articulated tug/barge units #3 and #4 in 2003. The Company has a commitment letter from the United States Department of Transportation Maritime Administration for this refinancing of up to 87.5% of the actual cost. The Company must fund the construction costs in advance and request reimbursement from the Facility for eligible expenditures. As of March 31, 2002, the Company had expended $36,652 on the construction of these vessels. On May 1, 2002, the Company borrowed $21,620 against the Facility. On May 29, 2002, the Company entered into a treasury rate lock agreement with a notional amount of $64,000 which has the effect of locking the underlying benchmark rate on the permanent financing for articulated tug/barge units #3 and #4 at 5.45%.

      The Company had certain Title XI debt with a balance of $16,266 at December 31, 2001. Pursuant to a joint venture agreement, the Company and Stolt-Nielsen S.A. severally guarantee this Title XI debt, with the Company providing a 75% guaranty and Stolt-Nielsen S.A providing a 25% guaranty. The amounts subject to these guarantees at December 31, 2001 were $12,200 and $4,066, respectively. Occidental Petroleum Corporation also provides a reducing guaranty of up to $6,000 in favor of the United States of America. The amount of the guaranty at December 31, 2001 was $6,000. Certain marketable securities and cash held in the Capital Construction Fund with a balance of $4,752 at December 31, 2001, has also been pledged as security for the Title XI debt and may, under certain circumstances, be used to reduce the outstanding principal amount.

      On April 17, 2002 the Company refinanced the $10,200 New Jersey Industrial Revenue Bonds issued by the New Jersey Economic Development Authority for which the Company is the obligor. The new bonds are variable rate instruments which mature in 2013. The Company makes semi-annual interest payments with annual principal payments of $1,100 beginning April 1, 2006 through April 1, 2012 and a balloon principal payment of $2,500 on April 1, 2013.

RESTRICTIVE COVENANTS

     Our financing agreements and certain lease agreements contain restrictive covenants which require, among other things: maintenance of a net debt (as defined in such agreements) to stockholders' equity ratio which shall not exceed
2.25 to 1 in 2001 and 2.5 to 1 in 2002 and reduction of debt with the proceeds derived from the sale of any vessels. The covenants provide for a maximum net debt (as defined in such agreements) to earnings before interest, taxes, depreciation and amortization ratio not to exceed 6.5 to 1, prohibitions of common stock repurchase and cash dividends, restrictions on amounts of preferred dividends and capital expenditures. The Company is not in default under any provisions of its financing or leasing arrangements. Under the most restrictive covenants, the Company was limited to the payment of $4,000 in preferred stock dividends at December 31, 2001. The Company is limited to $60,000 of capital expenditures for a calendar year, not including amounts expended for construction of its articulated tug/barge units, which are limited to total expenditures of $160,000 through June 30, 2002 and $210,000 thereafter.

TRANSACTIONS WITH SPECIAL PURPOSE ENTITY

     In January 1997, Marine Transport Corporation entered into a transaction with an unconsolidated special purpose entity for the sale and leaseback of a vessel that Marine Transport Corporation leased to a third party under a charter that was to expire in November 2002. Marine Transport Corporation received a total of approximately $40,000 in cash and a note receivable for $9,000 in exchange for the sale and leaseback and a pledge of the charter. Marine Transport Corporation has recorded the note at its estimated net realizable value of $3,000. Subsequently, Marine Transport Corporation negotiated charter arrangements for the vessel with periods that extend through November 2006 and subsequently received approximately $25,000 from the special purpose entity which has been accounted for as debt with a balance of $18,324 at December 31, 2001. Marine Transport Corporation does not guarantee the debt of the special purpose entity that totals approximately $35,000 at December 31, 2001.
Marine Transport Corporation has an option to purchase the vessel at fair market value, exercisable after the underlying debt has been repaid in January 2006.

EFFECTS OF INFLATION

     The Company does not consider inflation to be a significant risk to the cost of doing business in the current or foreseeable future. Inflation has a moderate impact on operating expenses, drydocking expenses and corporate overhead.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. The Company adopted SFAS 133, and the corresponding amendments under SFAS 138 on January 1, 2001. SFAS 133, as amended by SFAS 138, did not have a material impact on the Company's results of operations, financial position or cash flows.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS 141 addresses financial accounting and reporting from business combinations and supersedes APB Opinion No. 16, "Business Combinations" and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." Except for combinations between two or more mutual enterprises or combinations involving not-for-profit organizations, use of the pooling-of-interests method is prohibited for business combinations initiated after June 30, 2001. The provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. The Company has adopted the provisions of SFAS No. 141. Its adoption had no material impact on the consolidated operating results or financial position of the Company.

     SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company is in the process of determining the impact that the adoption of SFAS No. 142 will have on its financial statements.

     Effective January 1, 2002 the Company has stopped amortizing goodwill related to its acquisition of Marine Transport Corporation in 2001. If SFAS 142 had been effective January 1, 2001, the Company would not have recorded amortization expense of $376 for the three months ended March 31, 2001 and $2,310 for the year ended December 31, 2001. The proforma effects of not recording goodwill amortization for the three months ended March 31, 2001 and the year ended December 31, 2001 are as follows:


                                    Three months Ended     Year ended
                                      March 31, 2001    December 31, 2001
                                    ------------------  -----------------
Net income                              $  2,786            $22,391
Basic net income per common share       $  17.06            $151.13
Dilutive net income per common share    $  16.73            $136.38

     SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is in the process of determining the impact that the adoption of SFAS No. 143 will have on its financial statements.

     In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This Statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company has adopted the provisions of SFAS 144 effective January 1, 2002. Its adoption had no material impact on the consolidated operating results or financial position of the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company is exposed to market risk from changes in interest rates and foreign currency exchange rates which may adversely affect our results of operations and financial condition. The Company's policy is to not use financial instruments for trading purposes or other speculative purposes. The Company does not use any derivative contracts to manage this risk. A discussion of the Company's credit risk and the fair value of financial instruments is included in
Note 10 of the Company's consolidated financial statements. See "Item 13. Financial Statements and Supplementary Data."

     The Company's debt is primarily in fixed interest rate instruments. While the fair value of these debt instruments will vary with changes in interest rates, the Company has fixed most of its cash flow requirements and its operations are not significantly impacted by interest rate fluctuations.

     The Company leases certain equipment under operating leases which are subject to interest rate risk. Payments under these leases are adjusted based on a variable interest rate. At the end of the lease term, the Company may purchase the equipment by paying the amount remaining under the lease, sell the equipment and repay an amount remaining under the lease, or renegotiate the lease to extend the term. If the Company was to purchase the equipment, the Company would be at risk that the fair value of the equipment may be less than the amount due to purchase the equipment.

     The following table provides information about the Company's non-trading financial instruments sensitive to changes in interest rates at December 31, 2001. For debt obligations, the table presents principal cash flows and corresponding weighted average interest rates by expected maturity dates. For operating leases, the table presents future minimum lease payments and corresponding weighted average interest rates by expected payment dates. Weighted average variable rates are based on rates in place at the reporting date.

                                        EXPECTED FISCAL YEAR OF MATURITY AT DECEMBER 31, 2001:
                                     ------------------------------------------------------------
                                      2002      2003      2004      2005      2006     THEREAFTER
                                     -------   -------   -------   -------   -------   ----------
                                                        (DOLLARS IN THOUSANDS)
Long-term debt:
  Fixed rate.......................  $21,516   $22,043   $19,230   $18,848   $13,654    $90,437
  Average interest rate............     7.3%      7.4%      7.3%      7.3%      6.9%       6.3%
  Variable rate....................  $ 2,547   $ 2,547   $    --   $    --   $    --    $57,258
  Average interest rate............     3.4%      3.4%        --        --        --       4.0%
Operating leases:
  Variable rate....................  $12,505   $11,769   $11,515   $24,230   $ 1,778    $ 7,536
  Average interest rate............     5.3%      5.3%      5.3%      5.3%      5.3%       5.3%


     The Company's market risk exposure has not changed materially since December 31, 2001.


ITEM 3.  PROPERTIES

     Our corporate headquarters and executive offices are located at 155 Grand Avenue, Oakland, California 94612, where we lease approximately 15,839 square feet pursuant to a lease which expires in 2008. Liner Services conducts its operations from offices located at 9487 Regency Square Boulevard, Jacksonville, Florida 32225, a 100,000 square foot building owned by the Company. The operations of Ship Assist and Escort Services and the operations of Energy and Marine Services are primarily conducted from offices located at 1102 Southwest Massachusetts Street, Pier 17, Seattle, Washington 98134, where we lease approximately 40,000 square feet pursuant to a lease which expires in 2022. The operations of Oil and Chemical Distribution and Transportation Services are primarily conducted from our offices located at 1200 Harbor Boulevard, Weehawken, New Jersey 07087-0901, where we lease approximately 16,500 square feet pursuant to a lease which, subject to a renewal option granted to the Company, expires in 2004, and our offices located at 1102 Southwest Massachusetts Street, Pier 17, in Seattle, Washington 98134.

     We also maintain additional facilities in the United States and abroad to support our businesses including warehouse facilities and dock facilities in Jacksonville, Florida, Port Everglades, Florida, Pennsauken, New Jersey, Valdez, Alaska, Seattle, Washington, and San Juan, Puerto Rico, some of which serve as ports-of-call for many customers. In addition, we maintain strategically dispersed operating bases, and offices in Houston, Texas, Long Beach, California, Atlanta, Georgia, New Orleans, Louisiana, Portland, Oregon, and Rye Brook, New York. We believe that all of our facilities and equipment are in good condition, well maintained and able to support our current operations. For additional information concerning our properties, see the information concerning our fleet of vessels and certain other properties as set forth in tabular form in Item 1 of this Registration Statement.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 25, 2002, certain information with respect to: (i) each person known to the Company to be the beneficial owner of more than 5% of our Common stock, 5% of our Class N Common Stock, 5% of our Preferred Class A stock, or 5% of our Preferred Class B stock; (ii) each director, (iii) each executive officer and (iv) all directors and all executive officers as a group. The address of each beneficial owner of more that 5% of a class of our equity securities is 155 Grand Avenue, Oakland, California 94612, unless otherwise set forth below.

                                                        CLASS N                SERIES A               SERIES B
                               COMMON STOCK           COMMON STOCK         PREFERRED STOCK        PREFERRED STOCK
                           --------------------   --------------------   --------------------   --------------------
                           NUMBER OF              NUMBER OF              NUMBER OF              NUMBER OF
                            SHARES     PERCENT     SHARES     PERCENT     SHARES     PERCENT     SHARES     PERCENT
NAME                       OWNED(1)    OF CLASS   OWNED(1)    OF CLASS   OWNED(1)    OF CLASS   OWNED(1)    OF CLASS
----                       ---------   --------   ---------   --------   ---------   --------   ---------   --------
The Mechanics Bank of
  Richmond(2)............    32,601        36%     46,138       100%      225,848        72%        --         --
Thomas B. Crowley,
  Jr.(3).................    58,403      64.9%     46,138       100%      314,794      99.9%       538        2.3%
Philip E. Bowles(4)......     3,243       3.6%         --        --            --        --        262        1.1%
Molly M. Crowley(5)......    32,601        36%     46,138       100%      225,848        72%        --         --
Gary L. Depolo...........        --        --          --        --            --        --         --         --
Earl T. Kivett...........        --        --          --        --            --        --         --         --
William A. Pennella(6)...       7.3         *          --        --            --        --         --         --
Leland S. Prussia........        --        --          --        --            --        --         --         --
James B. Rettig..........        --        --          --        --            --        --         --         --
Cameron W. Wolfe, Jr. ...        --        --          --        --            --        --         --         --
Albert M. Marrucco(7)....     122.3         *          --        --            --        --         --         --
Richard L. Swinton(8)....      15.8         *          --        --            --        --         --         --
William P. Verdon(9).....       0.1         *          --        --            --        --         --         --
Christine Crowley(10)....     6,242         7%         --        --        19,413         6%        --         --
Crowley Asset
  Management(11).........     5,558         6%         --        --        19,413         6%        --         --
All directors and
  executive officers as a
  group (12 persons).....  61,791.5      68.7%     46,138       100%      314,794      99.9%       800        3.4%

---------------

  *  Less than one percent.

 (1) Unless otherwise indicated in the footnotes, includes all shares with respect to which each person, executive officer or director directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares. Except as otherwise disclosed herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is party to any contract, arrangement, understanding or relationship concerning the transfer or voting of the Company's stock, joint ventures, loan or option agreements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

 (2) Includes 32,601 shares of Common Stock, 46,138 shares of Class N Common Stock and 225,848 shares of Series A Preferred Stock held by the Thomas B. Crowley Marital Trust over which The Mechanics Bank of Richmond shares dispositive power with Molly M. Crowley and Thomas B. Crowley, Jr. The Bank's address is One Kaiser Plaza, Suite 750, Oakland, California 94612.

 (3) Includes 32,601 shares of Common Stock, 46,138 shares of Class N Common Stock and 225,848 shares of Series A Preferred Stock held by the Thomas B. Crowley Marital Trust over which Mr. Crowley has sole voting power and shares dispositive power with Molly M. Crowley and The Mechanics Bank of Richmond, 278 shares of Common Stock and 538 shares of Series B Preferred Stock held by the

     Crowley Foundation over which Thomas B. Crowley, Jr. has sole voting and investment power, 5,149 shares of Common Stock and 69,533 shares of Series A Preferred Stock held by trusts for Mr. Crowley and members of his family as to which he has voting or investment power, 5,558 shares of Common Stock and 19,413 shares of Series A Preferred Stock held by Crowley Asset Management, over which he shares voting and investment power with his spouse, Christine Crowley, 9,572 shares of Common Stock held by the Crowley Maritime Corporation Retirement Stock Plan as to which Thomas B. Crowley, Jr. may acquire beneficial ownership within 60 days, and 5,245 shares of Common Stock held by the Crowley Maritime Corporation Stock Savings Plan as to which Thomas B. Crowley, Jr. may acquire beneficial ownership within 60 days.

 (4) Includes 225 shares of Common Stock and 20 shares of Series B Preferred Stock owned by Jamie Bowles, Mr. Bowles' spouse, over which Mr. Bowles disclaims beneficial ownership.

 (5) Includes 32,601 shares of Common Stock, 46,138 shares of Class N Common Stock and 225,848 shares of Series A Preferred Stock held by the Thomas B. Crowley Marital Trust over which Mrs. Crowley shares dispositive power with Thomas B. Crowley, Jr. and The Mechanics Bank of Richmond.

 (6) These shares are held by Mr. Pennella under the Company's Stock Savings
     Plan.

 (7) These shares are held by Mr. Marucco under the Company's Stock Savings
     Plan.

 (8) These shares are held by Mr. Swinton under the Company's Stock Savings
     Plan.

 (9) These shares are held by Mr. Verdon under the Company's Stock Savings Plan.

(10) Includes 5,558 shares of Common Stock and 19,413 shares of Series A Preferred Stock held by Crowley Asset Management, L.P. over which Christine Crowley shares voting and investment power with her spouse, Thomas B. Crowley, Jr.

(11) Christine Crowley, the spouse of Thomas B. Crowley, Jr., is the general partner of Crowley Asset Management, L.P. and shares voting and investment power over the shares held by the partnership with her spouse, Thomas B. Crowley, Jr.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of each of the members of our board of directors and our executive officers as of March 15, 2002.

NAME                                    AGE                  POSITION
----                                    ---                  --------
Thomas B. Crowley, Jr.................  35    Chairman of the Board, President and
                                              Chief Executive Officer
William A. Pennella...................  57    Vice Chairman of the Board and
                                              Executive Vice President
Philip E. Bowles......................  50    Director
Molly M. Crowley......................  63    Director
Gary L. Depolo........................  66    Director
Earl T. Kivett........................  54    Director
Leland S. Prussia.....................  73    Director
James B. Rettig.......................  82    Director
Cameron W. Wolfe, Jr..................  62    Director
Albert M. Marucco.....................  60    Vice President and Treasurer
Richard L. Swinton....................  54    Vice President, Tax and Audit
William P. Verdon.....................  61    Senior Vice President and General
                                              Counsel

     Mr. Crowley was elected Chairman of the Board, and appointed Chief Executive Officer and President of the Company in July, 1994. Prior to that time, he held a variety of positions with the Company.

     Mr. Pennella joined the Company in April, 1987 and has been Vice Chairman of the Board of Directors since September, 2000. Mr. Pennella served as the Senior Vice President, Human Resources and Labor

Relations from April 1991 through January 1996 and was appointed Executive Vice President of the Company in January, 1996.

     Mr. Bowles has been a Director of the Company since 1986. He is also the President of Bowles Farming Company, Inc., the Managing Partner of B&N Minerals Partnership, an energy company, and Secretary and a Director of Midland Tractor Company.

     Mrs. Crowley has been a Director of the Company since October 1994 and is a self-employed real estate investor.

     Mr. Depolo has been a Director of the Company since June 1994. He is also a Director of Sutter Hill and is self-employed.

     Mr. Kivett has been a Director of the Company since March, 2002. He retired from Bain & Company at the end of 2001, after nearly 23 years with the firm. Mr. Kivett was elected to the partnership in 1985 and served as a member of Bain's worldwide board of directors from 1989 through 2001.

     Mr. Prussia has been a Director of the Company since 1994 and has been a Director and consultant for ePlanning, Inc. since March, 1999. Mr. Prussia is an independent economic consultant and financial advisor.

     Mr. Rettig has been a Director of the Company since 1975. He served as the Company's Executive Vice President from March 1975 until June 1991 and as President and Chief Operating Officer from June 1991 until May, 1994. Mr. Rettig is retired.

     Mr. Wolfe has been a Director of the Company since 1989 and has been a partner with the law firm of Orrick, Herrington & Sutcliffe, LLP since 1971.

     Mr. Marucco joined the Company in 1961 and has held a variety of positions since that time. He was appointed Vice President and Treasurer in November, 1982.

     Mr. Swinton was appointed Vice President, Tax and Audit in September, 2000. From August 1994 to September 2000, Mr. Swinton was the Company's Controller.

     Mr. Verdon was appointed Senior Vice President and General Counsel in April, 1992. Mr. Verdon is also a Director of Signal Mutual Insurance Co.

     Ms. Molly M. Crowley is the widow of Thomas B. Crowley, the father of Thomas B. Crowley, Jr. and Mr. Phillip E. Bowles is the first cousin of Thomas
B. Crowley, Jr. Except for the family relationship between Ms. Crowley and Thomas B. Crowley, Jr., and Mr. Bowles and Thomas B. Crowley, Jr., there is no family relationship by blood, marriage or adoption between any of the individuals named above and any executive officer or director. None of the individuals named above has an employment contract with the Company and there is no other arrangement or understanding between the above individuals and any other person pursuant to which they have been or will be selected as a director.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has established three committees: (1) an Audit Committee; (2) a Finance Committee; and (3) a Compensation Committee.

     The Audit Committee, which consists of Messrs. Bowles, Crowley and Depolo, recommends to the Board of Directors the independent auditors to be appointed for the Company, reviews the results of each year's audit, evaluates any recommendations the auditors may have concerning the Company's internal controls and procedures and oversees the responses made to any such recommendations.

     The Finance Committee, which consists of Messrs. Crowley, Depolo and Prussia, advises the Board of Directors with regard to the financial condition of the Company, the methods by which it may access capital and any material financial arrangements or transactions which may be considered or undertaken by the Company.

     The Compensation Committee, which consists of Messrs. Bowles, Crowley, Depolo, Prussia and Wolfe, reviews and determines the compensation of the Company's executives. The Compensation Committee has a subcommittee of independent directors, of which Mr. Depolo and Mr. Prussia are members.

COMPENSATION OF DIRECTORS

     Directors who are also officers or employees of the Company do not receive any fees or remuneration for services on the Board of Directors or of any committee thereof. As of January 1, 2002 each member of the board of directors of the Company who is not an employee of the Company became entitled to: (a) an annual retainer of $31,500; (b) a fee of $800 for each board meeting attended in person and a fee of $500 for each board meeting attended by conference call; and
(c) a fee of $1,050 for each Board of Directors committee meeting attended in person and a fee of $500 for each board committee meeting attended by conference call.

ITEM 6.  EXECUTIVE COMPENSATION

     The Summary Compensation Table shows the compensation for each of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer serving as executive officers at the end of the last completed fiscal year (the "named executive officers").


                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                           ------------------------------------------
                                                                            OTHER
                                                                            ANNUAL       ALL OTHER
                                                                         COMPENSATION   COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR   SALARY($)   BONUS($)      ($)(1)         ($)(2)
---------------------------                ----   ---------   --------   ------------   ------------

Thomas B. Crowley Jr.
  Chairman, President and
  Chief Executive Officer................  2001    690,015    636,170      111,784       3,789,154

William A. Pennella
  Vice Chairman and Executive
  Vice President.........................  2001    363,540    130,500                      132,338

William P. Verdon
  Senior Vice President and
  General Counsel........................  2001    247,110    100,500                       98,759

Albert M. Marucco
  Vice President and Treasurer...........  2001    233,275     39,000                       78,487

Richard L. Swinton
  Vice President, Tax and Audit..........  2001    165,885     29,000                       63,643


---------------

(1) Represents perquisites, including $102,599 paid in 2001 for tax consulting and preparation services performed in 1999, 2000 and 2001.

(2) Includes $2,978,426 representing the non-term portion of premiums paid on life insurance policies, subject to split dollar agreements with Mr. Crowley and certain trusts for the benefit of his family. This amount will be repaid to the Company, without interest, when the split dollar agreements terminate, as more fully described below. Such policies have been pledged to the Company to secure the obligation of Mr. Crowley and the family trusts to repay premiums to the Company. Also includes amounts contributed under the Crowley Retirement Income System Plan for 2001 ($10,200 each on behalf of Messrs. Crowley, Pennella and Verdon, $13,260 on behalf of Mr. Marucco and $10,103 on behalf of Mr. Swinton); amounts contributed under the Crowley Maritime Corporation Deferred Compensation Plan ($800,000 on behalf of Mr. Crowley, $110,000 on behalf of Mr. Pennella; $75,000 on behalf of Mr. Verdon, $56,000 on behalf of Mr. Marucco and $44,000 on behalf of Mr. Swinton); and amounts reflecting the cost of group-term life insurance coverage over $50,000 for the named executive officers.

     The Company has entered into split-dollar life insurance agreements with Mr. Crowley and certain trusts for the benefit of his descendants. The Board of Directors has approved these agreements in furtherance of its belief that preserving Crowley family control and the closely held nature of the Company is beneficial to the Company's stockholders and will maximize stockholder value over the long-term. The Board of Directors has long been concerned that short-term and long-term estate tax and other obligations of certain Crowley family stockholders could lead to an unrelated third party gaining a highly influential and potentially detrimental position with respect to the business and management of the Company. Such circumstances also could lead to stock falling into the hands of speculative investors who may later attempt to disrupt Company affairs in order to encourage the Company to take action favorable to such investors, yet not in the best interests of the Company and remaining stockholders.

     The Board of Directors also has been concerned that should the Company receive a request to purchase shares held by such stockholders or their estates in lieu of a possible sale to such investors, the Company would be unable to effect such a purchase without negatively impacting its results of operations or financial condition. In this regard, the spit-dollar life insurance agreements enable Mr. Crowley and certain trusts for the benefit of his descendants to purchase most, if not all, of such shares without involving the Company.

     The split dollar agreements generally provide for the Company to pay the premiums on certain life insurance policies and for Mr. Crowley, or the trusts, to reimburse the Company in an amount equal to the annual term cost of the insurance coverage. The policies are owned by Mr. Crowley, or the trusts, but are pledged to the Company as security for the owner's obligation to pay to the Company, on termination of the agreements, an amount equal to the lesser of the Policy cash surrender value or the amounts of premiums paid by the Company reduced by certain payments made by or on behalf of Mr. Crowley. The Company expects that following the death of Mrs. Crowley the net proceeds of the policies of insurance on the life of Mrs. Crowley will be used by Mr. Crowley and the trusts under his control to purchase shares of Common Stock held by the Thomas B. Crowley Marital Trust so that this trust can pay applicable estate taxes. See "Item 1. Business -- Risk Factors".

     In 1988, the Company entered into an Individual Executive Benefit Agreement with James B. Rettig, who was employed by the Company and its predecessors in various capacities for 54 years and retired while acting as President of the Company. Under this agreement, funded by an insurance policy on Mr. Rettig's life, Mr. Rettig is entitled to receive an amount equal to $143,618 annually for his lifetime, and his wife is entitled to receive $205,168 annually for her lifetime after Mr. Rettig's death.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Bowles, Prussia and Wolfe, each of whom is a director of the Company. During 2001, 2000 and 1999, Mr. Wolfe was a partner in the law firm of Orrick, Herrington & Sutcliffe LLP and a member of the Compensation Committee and the Company retained Orrick, Herrington & Sutcliffe LLP to provide legal services. The Company proposes to retain that firm during the current fiscal year.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See "Item 6. Executive Compensation" which is incorporated herein by reference, concerning the split dollar life insurance agreement with Mr. Crowley, and the Company's relationship with Mr. Wolfe and Orrick, Herrington & Sutcliffe LLP.

ITEM 8.  LEGAL PROCEEDINGS

WOOD V. CROWLEY, ET AL.

     On May 25, 2001, a complaint was filed in the Superior Court of the State of California for the County of Alameda on behalf of Dennis Wood and a class alleged to consist of certain holders of our common stock. The complaint named us and each member of our board of directors as defendants and alleged, among other things, that the defendants undertook certain actions to avoid subjecting the Company to public reporting requirements and caused shares of the Company's common stock to be purchased and sold at artificially low prices in connection with the Company's tender offer announced on April 16, 2001. The plaintiff originally asserted causes of action for breach of contract, breach of fiduciary duty and unjust enrichment and seeks unspecified damages and injunctive relief.

     The defendants subsequently answered the complaint and moved to dismiss the breach of contract claim on the grounds that, based on the facts of the case, the plaintiff could not properly allege such a claim as a matter of law. On December 6, 2001, the court dismissed the breach of contract claim without leave to amend. The parties are currently participating in discovery.


     On May 24, 2002, a hearing was held on plaintiff's motion to certify this case as a class action. On June 10, 2002, the Court denied plaintiff's motion seeking to certify this case as a class action. A case management conference is scheduled for Thursday, June 27, 2002 and trial is currently set for November 12, 2002.


     We believe that there are legal and factual defenses to these claims and intend to defend this action vigorously. In addition, we do not believe that the ultimate resolution of this proceeding will have a material adverse effect on our financial position or results of operations.

ASBESTOS LITIGATION

     As of March 15, 2002, the Company, together with a number of its present or former affiliates or subsidiaries, has been named as a defendant in approximately 15,000 personal injury lawsuits filed in federal courts in Ohio, Michigan and New Jersey, 52 cases filed in the Territorial Court of the U.S. Virgin Islands and a small number of cases filed in state courts in Utah, Texas, Pennsylvania and Louisiana. These cases have been filed on behalf of current, retired or deceased seamen who allege that they suffered unspecified asbestos-related injuries or diseases as a result of occupational exposure to fibers emitted from asbestos-containing products in the course of employment aboard vessels owned or operated by the Company and other vessel owners. Damages are sought in unspecified amounts in most cases.

     Pursuant to an order issued by the Judicial Panel on Multidistrict Litigation, dated July 29, 1991, all of the cases filed in federal courts were transferred to the United States District Court for the Eastern District of Pennsylvania for pretrial administration. On May 1, 1996, all of the federal cases were administratively dismissed by order of such district court, with the district court retaining jurisdiction. Cases that have been "administratively dismissed" may be reinstated only upon a showing to the district court that (i) there is satisfactory evidence of an asbestos-related injury; and (ii) there is probative evidence that the plaintiff was exposed to products or equipment supplied by each individual defendant in the case. Little, if any, activity has otherwise occurred since 1991 in connection with the cases filed in federal courts, although additional cases continue to be filed.

     Other than as stated above, there have been no significant developments to
(1) describe the nature of each case or matter, (2) advance the progress of each case or matter to date, (3) advise how the Company can or should respond to each case or matter, and (4) provide an evaluation of the likelihood of an unfavorable outcome and an estimate of the amount or range of potential loss.

     We have insurance coverage that reimburses us for a substantial portion of the costs incurred defending against open asbestos claims. This coverage also reimburses us for a substantial portion of amounts we pay to settle claims and amounts awarded in court judgments. The coverage is provided by a large number of insurance policies written by dozens of insurance companies. The insurance companies wrote the coverage over a period of many years for us, our subsidiaries and their predecessors. The amount of insurance coverage available to us depends on the nature of the alleged exposure to asbestos and the specific subsidiary against which an asbestos claim is asserted.

     The uncertainties of asbestos claim litigation make it difficult to accurately predict the results of the ultimate resolution of asbestos claims. By their very nature, civil actions relating to toxic substances vary according to the fact pattern of each case, the applicable jurisdiction and other factors. This uncertainty is increased by the possibility of adverse court rulings or new legislation affecting the asbestos claim litigation or the settlement process. Accordingly, we cannot predict the eventual number of such cases or their eventual resolution and the full impact of these claims and proceedings in the aggregate continues to be unknown. We do not include any amounts in our reserve for existing asbestos related cases or cases that may be filed in the future. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on our financial condition or operating results.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     No established public trading market exists for our common stock. Shares of our common stock are neither listed on any national securities exchange nor presently traded on any public stock exchange or in any other public market and there are no plans, proposals, arrangements or understandings with any person with regard to the development of a public trading market in our common stock. Although quotations for shares of our common stock may be obtained in the Pink Sheets (a centralized quotation service that collects and publishes market maker quotes for over the counter securities), because secondary market activity for shares of our common stock has been limited and sporadic, such quotations may not accurately reflect the price or prices at which purchasers or sellers would currently be willing to purchase or sell such shares.

     The following table shows the range of high and low closing bid prices for our common stock, as reported in the Pink Sheets, for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                               HIGH     LOW
                                                              ------   ------
QUARTER ENDED MARCH 31, 2002
First Quarter (1)...........................................  $1,219   $1,205
FISCAL YEAR ENDED DECEMBER 31, 2001
Fourth Quarter..............................................  $1,235   $1,200
Third Quarter(1)............................................  $1,261   $1,205
Second Quarter..............................................  $1,225   $  700
First Quarter(1)............................................  $  700   $  642
FISCAL YEAR ENDED DECEMBER 31, 2000
Fourth Quarter..............................................  $  645   $  600
Third Quarter...............................................  $  900   $  600
Second Quarter..............................................  $1,225   $  900
First Quarter...............................................  $1,225   $1,200

---------------

(1) No trades during this quarter

     On June 3, 2002, the closing bid price for the Company's common stock, as reported in the Pink Sheets, was $1,215.

     Ninety days following the effective date of this Registration Statement, 87,966 shares of our common stock will be eligible for sale pursuant to Rule 144 of the Securities Act, subject to the limitations set forth therein. We have not agreed with any holder to register any of their common stock for sale by any such holder and we do not currently intend to publicly offer any shares of their common stock.

     As of June 4, 2002, we had 585 stockholders of record of our common stock. There are no outstanding options or warrants to purchase our common stock.

     We pay no dividends on our common stock and do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings to finance operations and fund the growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect of the payment of dividends and other factors that our board of directors may deem relevant. Payment of cash dividends on our common stock is currently prohibited by the terms of certain agreements to which the Company is a party. (See "Item 2. Financial Information --

Management Discussion and Analysis -- Liquidity and Capital Resources" and Note 8 to the Company's Consolidated Financial Statements in "Item. 13. Financial Statements and Supplementary Data".)

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     In April, 2001, we sold 2,010 newly issued shares of our common stock to the Crowley Maritime Corporation Retirement Stock Plan for a cash payment in the amount of $2,012,010 (or $1001 per share). In August 1999, we contributed 2,000 newly issued shares of our common stock to the retirement stock plan. These securities were issued by us in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, because such transactions did not involve any public offering. Except for these issuances to the retirement stock plan, there have been no issuances by us of our unregistered securities within the past three years.

ITEM 11.  DESCRIPTION OF THE REGISTRANT'S SECURITIES TO BE REGISTERED

  GENERAL

     Our authorized capital stock consists of 5,054,500 shares, of which 4,485,000 shares are designated common stock, par value 0.01 per share; 54,500 shares are designated Class N common shares, par value 0.01 per share; 315,000 shares are designated Series A junior convertible preferred stock, par value $100 per share; and 200,000 shares are designated Series B preferred stock, par value $100 per share. Only our common stock is to be registered pursuant to this Registration Statement. None of the Class N common shares, the Series A preferred shares or the Series B preferred shares are being registered hereunder. As of March 25, 2002, approximately 89,976 shares of our common stock were issued and outstanding.

     The following description is a summary of the material provisions of our common stock and of our Class N common shares, the Series A preferred stock and the Series B preferred stock, to the extent they may materially limit or qualify the rights of holders of our common stock. For a complete description of our capital stock, you should read our certificate of incorporation and bylaws that are filed herewith as Exhibits 3.1 through 3.4, and are incorporated herein by reference.

  COMMON STOCK AND CLASS N COMMON STOCK

     Voting Rights. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the holders of common stock. The holders of our Class N common shares are not entitled to any voting rights, except as specifically provided in our certificate of incorporation or as provided by law. Holders of our common stock are not entitled to cumulative voting rights with respect to elections of directors.

     Dividend and Distribution Rights. Subject to preferences that apply to the Series A preferred stock and the Series B preferred stock, as described below, holders of the common stock and the Class N common shares are entitled to receive ratably, and without preference or distinction between or among the common stock and the Class N common shares, such dividends as may be declared by our board of directors out of funds legally available for such purpose.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the preferential rights of the holders of the Series A preferred stock and Series B preferred stock, holders of the common stock and Class N common shares are entitled to receive ratably, on a share for share basis without preference or distinction between or among the common stock and the Class N common shares, all assets remaining after payment of liabilities and the liquidation preference of any outstanding shares of Series A preferred stock and Series B preferred stock.

     No Conversion, Preemptive or Redemption Rights. Holders of our common stock and the Class N common shares have no conversion, preemptive, redemption or other subscription rights. All of the common stock and the Class N common shares are fully paid and nonassessable.

     Additional Issuances. Our board of directors may issue additional authorized shares of our common stock without further action by the stockholders.

  SERIES A PREFERRED STOCK

     Voting Rights. Except as otherwise required by law, shares of the Series A preferred stock will be entitled to vote along with the shares of the common stock. For such purpose, the holders of Series A preferred stock will be entitled to 0.167 vote for each share of Series A preferred stock held. Holders of Series A preferred stock are not entitled to cumulative voting rights with respect to elections of directors.

     Dividend and Distribution Rights. Subject to preferences that may be applicable to the Series B preferred stock, as described below, holders of Series A preferred stock are entitled to receive, in preference to the holders of common stock and Class N common shares, when, as and if declared by our board of directors out of funds legally available therefor, cumulative cash dividends or distributions in an amount per share at the rate of $5.00 per annum. All unpaid cumulative dividends on the Series A preferred stock bears interest at the rate of 10% per annum, compounded annually. Except as otherwise provided in our certificate of incorporation, so long as any shares of Series A preferred stock are outstanding, no dividend will be paid or declared, nor will any other distribution be made, on any shares of the common stock or Class N common shares, nor will any shares of any such stock be purchased, redeemed, or otherwise acquired for value by the Company or any subsidiary of the Company, unless all cumulative dividends and dividends for the then current annual period have been paid or declared and a sum sufficient for the payment thereof set apart therefor. Holders of Series A preferred stock are not entitled to share in any dividends declared upon the outstanding shares of common stock and/or the Class N common shares.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of the Company, the holders of Series A preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the common stock and Class N common shares, but after full payment is made or set aside for the holders of the Series B preferred stock, an amount equal to $100 per share, plus all unpaid cumulative dividends, together with accrued and unpaid interest, if any, thereon. The amounts to be paid or set apart for payment to the holders of the Series A preferred stock must be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to, the holders of the common stock and Class N common shares. After the payment or the setting apart of payment to the holders of the Series A preferred stock of the amounts so payable to them, the holders of Series A preferred stock will not be entitled to any further payments and any remaining assets of the Company will be distributed to the holders of the common stock and Class N common shares in accordance with their respective rights and preferences. For purposes of the Series A preferred stock, a consolidation or merger or a sale, lease or conveyance of all or substantially all or any part of our assets will not be deemed or construed to be a liquidation.

     Conversion Rights. The holders of the Series A preferred stock have the right to convert their shares at any time into shares of common stock. The number of shares of common stock issued upon conversion will be equal to the quotient of $100 divided by the Series A Conversion Price at that time. The Series A Conversion Price was initially equal to $1,200 and is subject to adjustment from time to time in certain instances as provided in our certificate of incorporation. In addition, each share of Series A preferred stock will automatically convert into shares of common stock at the then effective Series A Conversion Price upon the consummation of an initial public offering of our securities.

     No Preemptive Rights. The holders of our Series A preferred stock will have no preemptive right to purchase or otherwise acquire shares of any class or series of stock or other securities of the Company now or hereafter authorized.

     Redemption Rights. The shares of Series A preferred stock may be redeemed, in whole or in part, at the option of the Company. The redemption price will be an amount equal to $100 per share, plus all unpaid cumulative dividends, together with accrued and unpaid interest, if any, thereon.

  SERIES B PREFERRED STOCK

     Voting Rights. The holders of our Series B preferred stock are not entitled to any voting rights, except as specifically provided in our certificate of incorporation or as provided by law.

     Dividend and Distribution Rights. Holders of Series B preferred stock are entitled to receive, in preference to the holders of Series A preferred stock, common stock and Class N common shares, when, as and if declared by our board of directors out of funds legally available therefor, cumulative cash dividends or distributions, as the board of directors may determine from time to time, in an amount per share at the rate per annum of $7.70 for each annual dividend period. All unpaid cumulative dividends on the Series B preferred stock shall bear interest at the rate of 10% per annum, compounded annually. Except as otherwise provided in our certificate of incorporation, so long as any shares of Series B preferred stock are outstanding, no dividend will be paid or declared, nor will any other distribution be made, on any shares of the Series A preferred stock, common stock or Class N common shares, nor will any shares of any such stock be purchased, redeemed, or otherwise acquired for value by the Company or any subsidiary of the Company, unless all cumulative dividends on the shares of the Series B preferred stock for all past annual dividend periods and for the then current annual period have been paid or declared and a sum sufficient for the payment thereof set apart therefor. Holders of Series B preferred stock are not entitled to share in any dividends declared upon the outstanding shares of Series A preferred stock, common stock and/or the Class N common shares.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of the Company, the holders of Series B preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A preferred stock, common stock and Class N common shares, an amount equal to $100 per share, plus all unpaid cumulative dividends, together with accrued and unpaid interest, if any, thereon. The amounts to be paid or set apart for payment to the holders of the Series B preferred stock must be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to, the holders of the Series A preferred stock, the common stock and Class N common stock. After the payment or the setting apart of payment to the holders of the Series A preferred stock of the amounts so payable to them, the holders of Series B preferred stock will not be entitled to any further payments and any remaining assets of the Company will be distributed to the holders of the Series A preferred stock, common stock and Class N common shares in accordance with their respective rights and preferences. For purposes of the Series B preferred stock, a consolidation or merger or a sale, lease or conveyance of all or substantially all or any part of our assets will be deemed or construed to be a liquidation.

     No Conversion or Preemptive Rights. Holders of our Series B preferred stock have no conversion, preemptive or other subscription rights to purchase or otherwise acquire shares of any class or series of stock or other securities of the Company now or hereafter authorized.

     Redemption Rights. The shares of the Series B preferred stock may be redeemed, in whole or in part, at our option, at any time. The redemption price per share will be $100 per share, plus all unpaid cumulative dividends to the date of such redemption, whether or not earned or declared, together with accrued and unpaid interest thereon, if any, to the date of redemption.

     The estate of a holder of Series B preferred stock will have the right, for a period of 90 days following the death of such holder, to request the redemption of such shares at $100 per share plus all unpaid cumulative dividends to the date of such redemption, together with accrued and unpaid interest thereon, if any, to the date of redemption. We will have no obligation to redeem any of such shares and such request will not obligate us or our board of directors to act upon such a request.

     Sinking Fund. In each year commencing in 1998, we have set aside in trust, out of funds legally available for that purpose, an amount in cash sufficient to redeem on each July 1 the number of shares of Series B preferred stock which constitute 20% of the shares of the Series B preferred stock initially issued and outstanding. A final sinking fund payment sufficient to retire the then outstanding shares of our Series B preferred stock will be made on July 1, 2002.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     Neither our certificate of incorporation nor our bylaws contain any provisions intended to prevent takeovers of the Company.

DELAWARE BUSINESS COMBINATION STATUTE

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 generally prohibits a publicly-held or widely-held corporation from engaging in a "business combination" with an "interested stockholder" for three years after the stockholder becomes an interested stockholder. An "interested stockholder" is a person who directly or indirectly owns 15% or more of the corporation's outstanding voting stock. A "business combination" includes a merger, asset sale or other transaction that results in a financial benefit to the interested stockholder. However, Delaware law does not prohibit these business combinations if:

     - before the stockholder becomes an interested stockholder the corporation's board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - after the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation's outstanding voting stock (excluding certain shares); or

     - the corporation's board approves the business combination and the holders of at least two-thirds of the corporation's outstanding voting stock that the interested stockholder does not own authorize the business combination at a meeting of stockholders.

     While the Company is currently controlled by Thomas Crowley, Jr. (see "Item
1. Business -- Risk Factors" and "Item 4. Security Ownership of Certain Beneficial Owners and Management"), in the event that our common stock should become widely held, Section 203 could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding -- other than an action by or in the right of the Company -- by reason of the fact that the person is or was a director, officer, agent, or employee of the Company, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person was acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well but only to the extent of defense expenses, including attorneys' fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Company, unless the court believes that in light of all the circumstances indemnification should apply. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our restated bylaws provide that we shall, to the extent legally permitted, indemnify each person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or a subsidiary of the Company or by reason of the fact that such director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, fiduciary, advisor or agent of another company, partnership, joint venture, trust or other enterprise. The indemnification provided for in our bylaws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under the certificate of incorporation, agreement, vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

     Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision for purposes of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     Our amended and restated certificate of incorporation provides that no director of the Company will be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for any matter which would subject the director to liability under Section 174 of the Delaware General Corporation Law or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director shall have: (1) breached the director's duty of loyalty to the Company or its stockholders; (2) not acted in good faith, or, in failing to act, shall not have acted in good faith; (3) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (4) shall have derived an improper personal benefit. Neither the amendment nor repeal of this provision of our amended and restated certificate of incorporation nor the adoption of any provision of the Company's amended and restated certificate of incorporation inconsistent with this provision will eliminate or reduce its effect with regard to any matter occurring, or any cause of action, suit or claim that, but for this section, would accrue or arise, prior to such amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Company shall be eliminated or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. This indemnification provision will not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Our amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (any such action, suit or proceeding, a "proceeding"), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or of a direct or indirect subsidiary of the Company, or is or was serving as a director of officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Company or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Company, and the Company shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the Delaware General Corporation Law. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. Our amended and restated certificate of incorporation also provides that we may, upon written demand presented by a director or officer of the Company or of a direct or indirect subsidiary of the Company, or by a person serving at the request of the Company as a director of officer of another entity or enterprise, enter into contracts to provide such persons with specific rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the Delaware General Corporation Law, as amended and in effect from time to time.

     Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity. We have obtained insurance covering our directors and officers against losses and insuring the Company for the cost of certain obligations to indemnify our directors and officers.

ITEM 13.       FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

TABLE OF CONTENTS
-----------------
Independent Auditors' Report.................................................................  48

Consolidated Statements of Operations for the Years Ended
December 31, 2001, 2000 and 1999.............................................................  49

Consolidated Balance Sheets as of December 31, 2001 and 2000.................................  50

Consolidated Statements of Stockholders' Equity for the Years Ended
December 31, 2001, 2000 and 1999.............................................................  51

Consolidated Statements of Cash Flows for the Years Ended
December 31, 2001, 2000 and 1999.............................................................  52

Notes to Consolidated Financial Statements for the Years Ended
December 31, 2001, 2000 and 1999.............................................................  53

Pro forma Financial Information (Unaudited)..................................................  81

Unaudited Consolidated Statements of Operations for the Three Months Ended
March 31, 2002 and 2001 .....................................................................  85

Consolidated Balance Sheets as of March 31, 2002 (Unaudited) and December 31, 2001...........  86

Unaudited Consolidated Statements of Cash Flows for the Three Months Ended
March 31, 2002 and 2001......................................................................  87

Notes to Unaudited Consolidated Financial Statements for the Three Months Ended
March 31, 2002 and 2001......................................................................  88

Schedule II - Valuation and Qualifying Accounts..............................................  91

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Crowley Maritime Corporation
Oakland, California

We have audited the accompanying consolidated balance sheets of Crowley Maritime Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index at Item 13. These financial statements and financial statement schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Crowley Maritime Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 17, the Company's reportable segments have been restated.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Jacksonville, Florida
February 14,2002
(May 15, 2002 as to Notes 17 and 19)
(May 29, 2002 as to Note 8)
                                       48

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            2001         2000          1999
                                                        -----------    ---------    ---------
OPERATING REVENUES                                      $ 1,000,583    $ 798,913    $ 769,799

EXPENSES:
     Operating                                              883,570      700,444      687,978
     General and administrative                              28,073       29,628       32,099
     Depreciation and amortization                           51,830       38,687       42,914
                                                        -----------    ---------    ---------
                                                            963,473      768,759      762,991
                                                        -----------    ---------    ---------

OPERATING INCOME FROM CONTINUING OPERATIONS                  37,110       30,154        6,808

OTHER INCOME (EXPENSE):
     Gain on asset disposition, net                           4,847       10,664        3,592
     Interest income                                          2,116        4,964        2,860
     Interest expense                                       (15,674)     (11,838)     (12,424)
     Minority interest in consolidated subsidiaries           1,249         (587)        (751)
     Other income (expense)                                     233         (104)          81
                                                        -----------    ---------    ---------
                                                             (7,229)       3,099       (6,642)
                                                        -----------    ---------    ---------
INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                     29,881       33,253          166

Income tax expense                                            9,800       13,000        6,600
                                                        -----------    ---------    ---------

INCOME (LOSS) FROM CONTINUING OPERATIONS                     20,081       20,253       (6,434)

DISCONTINUED OPERATIONS:
     Loss from operations (net of income tax benefit
          of $4,300 in 1999)                                     --           --       (7,083)
     Loss from disposal (net of income tax benefit
          of $12,800 in 1999)                                    --           --      (20,976)
                                                        -----------    ---------    ---------

NET INCOME (LOSS)                                            20,081       20,253      (34,493)

Preferred stock dividends                                    (1,849)      (2,031)      (2,213)
                                                        -----------    ---------    ---------

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS   $    18,232    $  18,222    $ (36,706)
                                                        ===========    =========    =========

BASIC NET INCOME (LOSS) PER COMMON SHARE:
     Income (loss) from continuing operations           $    134.14    $  134.85    $  (63.74)
     Loss from discontinued operations                           --           --      (206.84)
                                                        -----------    ---------    ---------
     Basic net income (loss) per common share           $    134.14    $  134.85    $ (270.58)
                                                        ===========    =========    =========

DILUTIVE NET INCOME (LOSS) PER COMMON SHARE:
     Income (loss) from continuing operations           $    122.14    $  122.67    $  (63.74)
     Loss from discontinued operations                           --           --      (206.84)
                                                        -----------    ---------    ---------
     Dilutive net income (loss) per common share        $    122.14    $  122.67    $ (270.58)
                                                        ===========    =========    =========

               The accompanying notes are an integral part of the consolidated financial statements.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2000
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                  2001      2000
                                                                                 --------   --------
ASSETS
Cash and cash equivalents                                                        $ 33,421   $107,799
Receivables, net                                                                  133,965    125,382
Prepaid expenses and other assets                                                  33,232     28,401
                                                                                 --------   --------
TOTAL CURRENT ASSETS                                                              200,618    261,582

Receivable from related party                                                      15,975     14,520
Notes receivable and other assets                                                  17,033      7,573
Goodwill and intangibles                                                           56,185      6,417
Property and equipment, net                                                       514,055    400,428
                                                                                 --------   --------

TOTAL ASSETS                                                                     $803,866   $690,520
                                                                                 ========   ========

LIABILITIES, REDEEMABLE PREFERRED
STOCK AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities                                         $110,524   $ 92,873
Accrued payroll and related expenses                                               38,967     41,089
Insurance claims payable                                                           17,880     16,351
Unearned revenue                                                                    8,227      8,927
Current portion of long-term debt                                                  24,063     19,192
                                                                                 --------   --------
TOTAL CURRENT LIABILITIES                                                         199,661    178,432

Deferred income taxes                                                              62,385     35,504
Deferred gain                                                                       8,035     10,781
Other liabilities                                                                  13,567     15,881
Long-term liabilities of discontinued operations                                    8,587     11,487
Minority interests in consolidated subsidiaries                                     5,426        381
Long-term debt                                                                    224,017    172,407

REDEEMABLE PREFERRED CLASS B STOCK, $100 par value, 200,000 shares
     authorized; 23,671 and 47,390 shares issued and outstanding, respectively      2,367      4,739

COMMITMENTS AND CONTINGENCIES (Notes 6 and 14)

STOCKHOLDERS' EQUITY:
Preferred class A convertible stock, $100 par value, 315,000 shares issued,
     authorized and outstanding                                                    31,500     31,500
Common voting stock, $.01 par value, 4,485,000 shares authorized; 89,976
     and 88,708 shares issued and outstanding, respectively                             1          1
Class N common non-voting stock, $.01 par value, 54,500 shares
     authorized; 46,138 shares outstanding                                             --         --
Additional paid-in capital                                                         67,716     66,076
Retained earnings                                                                 180,604    163,331
                                                                                 --------   --------
TOTAL STOCKHOLDERS' EQUITY                                                        279,821    260,908
                                                                                 --------   --------

TOTAL LIABILITIES, REDEEMABLE PREFERRED
STOCK AND STOCKHOLDERS' EQUITY                                                   $803,866   $690,520
                                                                                 ========   ========

               The accompanying notes are an integral part of the consolidated financial statements.

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            PREFERRED CLASS A                     CLASS N
                            CONVERTIBLE STOCK    COMMON STOCK   COMMON STOCK
                            ------------------  --------------  -------------        ADDITIONAL
                             SHARES  PAR VALUE   SHARES   PAR              PAR        PAID-IN     RETAINED
                                                         VALUE   SHARES   VALUE       CAPITAL     EARNINGS      TOTAL
                            -------   -------    ------  -----   ------   -----      ----------  ---------    ---------
December 31, 1998           315,000   $31,500    89,198   $1     46,138   $  --      $ 65,796    $ 184,191    $ 281,488
Stock issued to
  employee benefit plans         --        --     2,000    -         --      --         1,600           --        1,600
Stock retired from
  employee benefit plans         --        --    (1,899)   -         --      --          (897)      (2,013)      (2,910)
Preferred stock dividends        --        --        --    -         --      --            --       (2,213)      (2,213)
Net loss                         --        --        --    -         --      --            --      (34,493)     (34,493)
                            -------   -------    ------   --     ------   -----      --------    ---------    ---------

December 31, 1999           315,000    31,500    89,299    1     46,138      --        66,499      145,472      243,472
Stock retired from
  employee benefit plans         --        --      (591)   -         --      --          (423)        (363)        (786)
Preferred stock dividends        --        --        --    -         --      --            --       (2,031)      (2,031)
Net income                       --        --        --    -         --      --            --       20,253       20,253
                            -------   -------    ------   --     ------   -----      --------    ---------    ---------

December 31, 2000           315,000    31,500    88,708    1     46,138      --        66,076      163,331      260,908
Stock purchased by
  employee benefit plans         --        --     2,010    -         --      --         2,012           --        2,012
Stock retired from
  employee benefit plans         --        --      (221)   -         --      --          (135)        (166)        (301)
Stock retired from
  Tender Offer                   --        --      (521)   -         --      --          (237)        (793)      (1,030)
Preferred stock dividends        --        --        --    -         --      --            --       (1,849)      (1,849)
Net income                       --        --        --    -         --      --            --       20,081       20,081
                            -------   -------    ------   --     ------   -----      --------    ---------    ---------

December 31, 2001           315,000   $31,500    89,976   $1     46,138   $  --      $ 67,716    $ 180,604    $ 279,821
                            =======   =======    ======   ==     ======   =====      ========    =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                 (IN THOUSANDS)

                                                                         2001         2000        1999
                                                                       ---------    ---------    --------
Operating activities:
   Net income (loss)                                                   $  20,081    $  20,253    $(34,493)
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
    Depreciation and amortization                                         51,830       38,687      42,914
    Amortization of deferred gain on sale of vessels                      (2,746)      (2,837)         --
    Gain on asset disposition                                             (4,847)     (10,664)     (3,592)
    Change in cash surrender value of life insurance                       1,524         (472)       (488)
    Deferred income tax provision                                          2,006        7,673         686
    Changes in current assets and liabilities:
      Receivables, net                                                    17,014      (14,344)     13,929
      Prepaid expenses and other                                          (1,028)         689      19,993
      Accounts payable and accrued liabilities                            (6,680)     (27,793)    (12,393)
      Accrued payroll and related expenses                               (10,602)       5,685        (305)
    Other                                                                 (1,234)      (5,076)      1,893
                                                                       ---------    ---------    --------
        Net cash provided by continuing operations                        65,318       11,801      28,144
        Net cash provided by (used in) discontinued operations            (1,807)       7,650     (40,079)
                                                                       ---------    ---------    --------
        Net cash provided by (used in) operating activities               63,511       19,451     (11,935)
                                                                       ---------    ---------    --------

INVESTING ACTIVITIES:
   Property and equipment additions                                     (108,216)     (42,967)    (69,083)
   Dry-docking costs                                                      (2,867)      (3,162)       (279)
   Proceeds from asset disposition                                         6,530       12,812      31,790
   (Deposits) withdrawals of restricted funds                                694         (694)     28,823
   Acquisition of Marine Transport Corporation, net of cash acquired     (40,389)          --          --
   Payments on receivable from related party                              (2,979)      (2,999)     (3,024)
   Receipts on notes receivable, net                                         111          182          60
                                                                       ---------    ---------    --------
        Net cash used in continuing operations                          (147,116)     (36,828)    (11,713)
        Net cash provided by discontinued operations                       8,173       54,685      39,635
                                                                       ---------    ---------    --------
        Net cash provided by (used in) investing activities             (138,943)      17,857      27,922
                                                                       ---------    ---------    --------

FINANCING ACTIVITIES:
   Proceeds from issuance of debt                                         43,058       35,750       4,800
   Borrowings of Revolving Credit Facility                                12,500           --          --
   Repayments of Revolving Credit Facility                               (14,000)          --          --
   Payment of long-term debt                                             (36,872)     (18,811)    (33,895)
   Payment of preferred stock dividends                                   (1,941)      (2,122)     (2,305)
   Redemption of preferred stock                                          (2,372)      (2,370)     (2,371)
   Proceeds from issuance of common stock                                  2,012           --          --
   Retirement of stock                                                    (1,331)        (650)     (2,910)
                                                                       ---------    ---------    --------
        Net cash provided by (used in) financing activities                1,054       11,797     (36,681)
                                                                       ---------    ---------    --------
        Net increase (decrease) in cash and cash equivalents             (74,378)      49,105     (20,694)
        Cash and cash equivalents at beginning of year                   107,799       58,694      79,388
                                                                       ---------    ---------    --------
        Cash and cash equivalents at end of year                       $  33,421    $ 107,799    $ 58,694
                                                                       =========    =========    ========

The accompanying notes are an integral part of the consolidated financial statements.

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

      Crowley Maritime Corporation, operating through its subsidiaries, (the "Company") is comprised of four principal business segments: Liner Services, Ship Assist and Escort Services; Oil and Chemical Distribution and Transportation Services; and Energy and Marine Services. The Liner Services segment consists of scheduled common carrier services and logistic services. The Ship Assist and Escort Services segment provides ship assist, tanker escort, docking and related services. The Oil and Chemical Distribution and Transportation Services segment uses vessels for the carriage of crude oil, petroleum products and chemicals. The Energy and Marine Services segment provides specialized services to companies engaged, on a worldwide basis, in the exploration, production and distribution of oil and gas. The Company operates in the United States, Mexico, Central America, South America, the Caribbean, and other international markets.

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of Crowley Maritime Corporation and all majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. The Company maintains more than a 50% ownership interest in all of its joint ventures and maintains effective control over their operations. Based on this, the Company consolidates all of their joint ventures and records minority interest for the partners' ownership interests in the joint ventures.

RECLASSIFICATION

      Certain items in prior year's consolidated financial statements have been reclassified to conform with the current year presentation.

CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid securities primarily invested in overnight repurchase agreements with original maturities of three months or less to be cash equivalents. These securities are stated at cost, which approximates fair value. At December 31, 2000, there was $4,643 of restricted cash, related to the sale of a portion of the Company's discontinued operations in 2000.

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)


GOODWILL AND INTANGIBLES

      Goodwill represents excess costs of acquired companies over the fair value of their net tangible assets. Goodwill is amortized on the straight-line method over 20 years. Intangibles are primarily comprised of deferred financing costs which are amortized on the straight-line basis over the terms of the related financing which approximates the interest method of amortization.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Renewals and refurbishments which extend asset useful lives are capitalized while normal repair and maintenance expenditures are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: floating equipment (15 to 25 years); other operating equipment (5 to 20 years); and buildings (5 to 25 years). Leasehold improvements are depreciated over the lesser of their estimated useful lives of 20 years or the remaining lease term. Interest is capitalized in conjunction with the construction and refurbishment of vessels. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the estimated useful life of the asset. Interest of $1,584, $944, and $2,286 was capitalized in 2001, 2000, and 1999, respectively.

      The Company evaluates the recoverability of its carrying value of its long-lived assets whenever events or changes in circumstances indicate that there might be a possible impairment in value. Based on this evaluation, the Company wrote down approximately $484 and $4,300 related to certain vessels held in surplus during 2001 and 1999, respectively.

DRY-DOCKING

      Dry-docking costs for major vessels are deferred and amortized over the estimated period between dry-dockings. Dry-docking inspections are required generally every two to three years for insurance and regulatory purposes to demonstrate that a vessel meets standards established by the U.S. Coast Guard and the American Bureau of Shipping. Amortization expense of the dry-docking costs were $1,718, $1,327, and $3,814 in 2001, 2000, and 1999, respectively.

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)

REVENUE RECOGNITION

      The Company's accounting policies for revenue recognition are predicated on the type of service provided. The common carrier services included in the Company's Liner Services segment are recognized ratably over each voyage by load and discharge port. The Company's logistics services and Ship Assist and Escort Services are recognized as services are provided. Revenue from each of Oil and Chemical Distribution and Transportation Services and Energy and Marine Services is recognized ratably over the length of the contract. Estimated losses are provided at the time such losses become evident. All foreign revenue is denominated in the United States dollar.

INCOME TAXES

      The Company accounts for certain income and expense items for financial reporting differently than for income tax purposes. Deferred tax assets and liabilities are determined based on current enacted tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be settled or realized. The deferred tax liabilities or assets are determined based on differences between the financial statement carrying values and the tax bases of assets and liabilities.

EARNINGS PER SHARE

      Basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted average number of shares of Common Stock and Class N Common Stock outstanding during each year. Shares issued during the year and shares reacquired during the year are weighted for the portion of the year that they were outstanding. Diluted earnings per share is computed by giving effect to all potentially dilutive common shares, which are Preferred Class A Convertible Stock, that were outstanding during the period.

INSURANCE

      The Company is self-insured for marine, liability, cargo and medical coverages. Reinsurance is obtained to cover losses in excess of certain limits. Provisions for losses are determined on the basis of claim adjusters' evaluations and other estimates including those for salvage and subrogation recoveries. Such provisions and any related claim receivables are recorded when insured events occur. The determinations of such estimates and the establishment of the related reserves are continually reviewed and updated; however, the

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)


actual provisions and claims receivable have not differed materially from accrued estimated amounts. Any adjustments resulting from these reviews are reflected in current operations.

ENVIRONMENTAL COSTS

Environmental costs include costs relating to reclamation costs and claims filed against the Company and its subsidiaries for asbestosis related personal injury claims. Environmental expenditures for reclamation costs that benefit future periods are capitalized. Expenditures that relate to remediating an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when the Company's responsibility for environmental remedial efforts or health care benefits is deemed probable and the costs can be reasonably estimated. The ultimate future environmental costs, however, will depend on the extent of contamination of property, the Company's share of remediation responsibility and the number of successful claims for health care benefits. The recorded liabilities for estimated future environmental costs at December 31, 2001 and 2000 are approximately $4,054 and $10,498, respectively.

USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues, expenses, and disclosure of contingent assets and liabilities during the reporting period. Actual results may differ from these estimates.

NEW ACCOUNTING STANDARDS

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. The Company adopted SFAS 133, and the corresponding amendments under SFAS 138 on January 1, 2001.

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)



SFAS 133, as amended by SFAS 138, did not have a material impact on the Company's results of operations, financial position or cash flows.

      In June 2001, the FASB issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS 141 addresses financial accounting and reporting from business combinations and supersedes APB Opinion No. 16, "Business Combinations" and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." Except for combinations between two or more mutual enterprises or combinations involving not-for-profit organizations, use of the pooling-of-interests method is prohibited for business combinations initiated after June 30, 2001. The provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. The Company has adopted the provisions of SFAS No. 141. Its adoption had no material impact on the consolidated results of operations, financial position or cash flows of the Company.

      SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company is in the process of determining the impact that the adoption of SFAS No. 142 will have on its financial statements.

      The proforma effect of not amortizing goodwill under SFAS 142 had this Statement been adopted January 1, 2001 is as follows:

Reported net income                                      $ 20,081
Add back goodwill amortization                              2,310
                                                         --------
Adjusted net income                                      $ 22,391
                                                         ========

BASIC EARNINGS PER COMMON SHARE:

Reported net income                                      $ 134.14
Goodwill amortization                                       16.99
                                                         --------
Adjusted net income                                      $ 151.13
                                                         ========

DILUTED EARNINGS PER COMMON SHARE:

Reported net income                                      $ 122.14
Goodwill amortization                                       14.24
                                                         --------
Adjusted net income                                      $ 136.38
                                                         ========

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)



      SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is in the process of determining the impact that the adoption of SFAS No. 143 will have on its financial statements.

      In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived

      Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This Statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company has adopted the provisions of SFAS 144 effective January 1, 2002. Its adoption had no material impact on the consolidated operating results or financial position of the Company.

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)


NOTE 2 - ACQUISITION OF MARINE TRANSPORT CORPORATION

      On February 7, 2001, the Company acquired all of the outstanding shares of Marine Transport Corporation ("MTC"), for a total cost of approximately $49,130. The acquisition of MTC has been accounted for as a purchase and, accordingly, the Consolidated Statements of Operations include the results of MTC beginning February 7, 2001. The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated relative fair values. Goodwill of $50,752 has been recognized for the amount of the excess of the purchase price paid over the fair market value of the net assets acquired. Amortization expense of goodwill was $2,310 in 2001. However, with the implementation of SFAS 142, goodwill will no longer be amortized to expense, effective January 1, 2002.

      The following unaudited pro forma results of operations for the years ended December 31, 2001, 2000 and 1999, is presented as if the purchase of MTC had been completed on January 1, 1999. The pro forma results include estimates and assumptions which management believes are reasonable. However, pro forma results do not include any anticipated cost savings or other effects of the planned integration of the Company and MTC, and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.




                                                    2001            2000          1999
                                                    ----            ----          ----
         Operating revenues                  $   1,026,477    $   1,035,539  $   926,228
         Net income (loss)                          19,937           23,938      (34,532)

         Earnings (loss) per common share    $      133.08    $      162.11  $   (270.87)
         Earnings (loss) per common share -
            assuming dilution                       121.25           145.50      (270.87)

      The purchase price of the acquisition of MTC has been allocated to the assets purchased and the liabilities assumed based upon the relative fair values on the date of acquisition as follows:

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)



Cash                                                     $ 8,740
Other current assets                                      33,129
Other assets                                               9,354
Goodwill                                                  50,752
Property and equipment                                    68,768
Current liabilities                                      (41,980)
Other liabilities                                        (27,838)
Long-term debt                                           (51,795)
                                                        --------
                                                        $ 49,130
                                                        ========

NOTE 3 - RECEIVABLES

         Receivables consist of the following at December 31, 2001 and 2000:

                                                          2001         2000
                                                       ---------    ---------
         Trade receivables                             $ 123,383    $ 107,612
           Less allowance for doubtful accounts           (7,369)      (4,886)
                                                       ---------    ---------
         Trade receivables, net                          116,014      102,726

         Other                                            17,951       22,656
                                                       ---------    ---------
                                                       $ 133,965    $ 125,382
                                                       =========    =========


      Other receivables include insurance claims receivable from third party reinsurance companies, tax claims receivables, maintenance and repair receivables from third party shipping companies and miscellaneous receivables from customers for drayage, detention, terminal use, purchased transportation and wharfage.



NOTE 4 - RECEIVABLE FROM RELATED PARTY

      The Company has entered into a Split Dollar Life Insurance Agreement ("Agreement") with the Company's Chairman of the Board, Chief Executive Officer, President and principal shareholder (the "Employee") whereby the Company pays the premiums on certain life insurance policies ("Policies"). Upon the termination of the Agreement or the death of the insureds under the Policies, the Company will be paid an amount equal to the lesser of the Policy cash surrender value or the amounts of premiums paid by the Company reduced by certain payments made by or on behalf of the Employee. The receivable is non-interest bearing and is stated at the amount the Company is entitled to receive under the agreement. Net premiums paid in 2001, 2000, and 1999 were $2,979, $2,999, and $3,024, respectively.

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)



NOTE 5 - PROPERTY AND EQUIPMENT

      Property and equipment consists of the following at December 31, 2001 and 2000:

                                                                  2001                2000
                                                               -----------         -----------
         Floating equipment                                    $   747,928         $   664,152
         Other operating equipment                                 118,137             141,762
         Buildings, leasehold improvements and other                86,188              88,512
         Construction in progress                                   82,529               6,689
                                                               -----------         -----------
                                                                 1,034,782             901,115
         Less accumulated depreciation and amortization           (520,727)           (501,381)
                                                               -----------         -----------
                                                                   514,055             399,734
         Restricted cash and cash equivalents                           --                 694
                                                               -----------         -----------

         Total property and equipment                          $   514,055         $   400,428
                                                               ===========         ===========

      Restricted cash and cash equivalents included in property and equipment represent funds restricted by lenders for the future purchase of property and equipment. Depreciation and amortization of property and equipment was $47,315, $37,360, and $39,100 for the years ended December 31, 2001, 2000 and 1999, respectively.




NOTE 6 - LEASES AND LEASE COMMITMENTS

      The Company leases and subleases vessels on both a time charter and bareboat charter basis, as well as terminals, office facilities, and operating equipment.

      Future minimum annual rental payments and receipts required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2001 are summarized as follows:

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)


                                    Payments              Receipts
                                    --------               --------
         2002                       $ 91,735               $ 72,095
         2003                         58,607                 61,783
         2004                         44,832                 57,889
         2005                         40,455                 39,550
         2006                         24,675                 25,540
         Thereafter                   55,581                 26,247
                                    --------               --------
                                    $315,885               $283,104
                                    ========               ========

      Total rental expense for all leases, including short-term leases, was approximately $174,000, $106,000, and $118,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

      Certain lease agreements contain restrictive covenants which require the maintenance of minimum amounts of net worth. Furthermore, a vessel with a net book value of $11,999 at December 31, 2001 has been pledged as collateral on certain equipment leases.

      In January 1997, MTC entered into a transaction with an unconsolidated special purpose entity ("SPE") for the sale/leaseback of a vessel that MTC has leased to a third party on a bareboat charter that was to expire in November 2002. MTC received a total of approximately $40 million in cash and a note receivable for $9 million in exchange for the sale/leaseback and a pledge against the charter. MTC has recorded the note at its estimated net realizable value of $3,000. Subsequently, MTC negotiated charter arrangements for the vessel with periods that extend through November 2006 and subsequently received approximately $25 million from the SPE which has been accounted for as debt with a balance of $18,324 at December 31, 2001. MTC does not guarantee the debt of the SPE that totals approximately $35 million at December 31, 2001. MTC has an option to purchase the vessel at fair market value, exercisable after the underlying debt has been repaid in January 2006. The future minimum annual lease payments under this leasing arrangement are included in the amounts presented above.

NOTE 7 - DEFERRED GAIN ON SALE AND LEASEBACK

      In 1999, the Company sold two vessels and leased them back under an operating lease agreement. The proceeds on sale of the vessels were $21,000 and a gain of $13,500 was deferred and will be recognized over the life of the lease, which expires in 2004.

NOTE 8 - LONG-TERM DEBT


      Long-term debt consists of the following at December 31, 2001 and 2000:

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)


                                                                                                         2001              2000
                                                                                                       ---------         ---------
         United States Government-guaranteed ship-financing bonds and notes (Title XI), collateralized by vessels with a net book value of $195,275 at December 31,
           2001, bearing interest from 5.04% to 8.125%, payable in installments through 2025           $ 167,177         $ 115,249
         Debt collateralized by vessels with a net book value of $115,606 at December 31,
           2001, bearing interest from 6.54% to 6.88%, payable in installments through 2008               39,552            45,672
         Debt collateralized by containers and chassis with a net book value of $15,933 at December 31, 2001, bearing interest from 6.85% to 9.87%, payable in installments
           through 2004                                                                                    8,715            16,478
         Industrial revenue bonds, with variable interest rates, averaging 1.23% at
           December 31, 2001, principal balance of $10,200 payable in 2002 and $4,000 payable
           in 2014                                                                                        14,200            14,200
         Note payable, bearing interest at 8.35%, payable in installments through January 2006            18,324                --
         Other                                                                                               112                --
                                                                                                       ---------         ---------
                                                                                                         248,080           191,599
         Less current portion                                                                            (24,063)          (19,192)
                                                                                                       ---------         ---------
                                                                                                       $ 224,017         $ 172,407
                                                                                                       =========         =========

      During 2001, the Company amended the $115,000,000 Amended and Restated Credit Agreement (the "Agreement") which expires October 2004 and is collateralized by certain vessels with a net book value of $57,607 at December 31, 2001. Borrowing rates are based on either Eurodollar or Bank Base rates. The borrowing capacity is limited to the Borrowing Base as defined in the Agreement. At December 31, 2001, the Borrowing Capacity under the Agreement was $94,640. There were no borrowings outstanding under the Agreement at December 31, 2001 or 2000. At December 31, 2001, this Agreement has approximately $29,749 of outstanding letters of credit, leaving a Borrowing Base availability of $64,891. During 2001, the Company borrowed and repaid $11,000 under the Agreement. There were no borrowings or repayments under the Agreement during 2000 or 1999.

      The Company has borrowed $30,000 under the Agreement through March 31, 2002 for working capital and to fund capital expenditures. As of March 31, 2002, the available borrowings under the Agreement was $35,783. On May 15, 2002, the

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)



Company repaid $15,000 on the Agreement. In May 2002, the Company increased its collateral under the Agreement by $25,450. As a result of repaying $15,000 on the Agreement and increasing the collateral under the Agreement, the Company has increased its available borrowings under the Agreement to approximately $70,000.

      During 2001, the Company borrowed $43,100 under a Construction Financing Agreement (the "Agreement") to fund the construction of articulated tug/barge units #1 and #2. The Company can borrow up to $60,000 under the Agreement. Interest on outstanding borrowings is due monthly based on the applicable month's LIBOR rate plus 2.4%. The Company intends to refinance this debt with Title XI funds upon delivery of articulated tug/barge units #1 and #2 in 2002. The Company has a commitment letter from the U.S. Department of Transportation Maritime Administration for this refinancing of up to 87.5% of the actual cost of these articulated tug/barge units. Therefore, the debt has been classified as long-term in the Company's Consolidated Balance Sheet. As of March 31, 2002, the Company has expended $52,796 on the construction of these vessels. In April 2002, the Company borrowed an additional $6,932 against the Agreement.

      On April 16, 2002 the Company finalized the terms of a floating rate construction term loan facility (the "Facility") in the aggregate principal amount of $61,327 for articulated tug/barge units #3 and #4 currently under construction. The Facility is guaranteed pursuant to Title XI by the Maritime Administration of the United States of America. Interest on outstanding borrowing is due semi-annually based on the applicable commercial paper rate plus .3%. The Company intends to refinance this debt with Title XI funds upon delivery of articulated tug/barge units #3 and #4 in 2003. The Company has a commitment letter from the United States Department of Transportation Maritime Administration for this refinancing of up to 87.5% of the actual cost. The Company must fund the construction costs in advance and request reimbursement from the Facility for eligible expenditures. As of March 31, 2002, the Company had expended $36,652 on the construction of these vessels. On May 1, 2002, the Company has borrowed $21,620 against the Facility. On May 29, 2002, the Company entered into a treasury rate lock agreement with a notional amount of $64,000 which has the effect of locking the underlying benchmark rate on the permanent financing for articulated tug/barge units #3 and #4 at 5.45%.


      The Company acquired $1,500 under MTC's revolving credit agreement. During 2001, the Company borrowed $1,500 and repaid $3,000 under this revolving credit agreement. At December 31, 2001, MTC's revolving credit agreement has been paid off and closed.

      The Company has certain Title XI debt with a balance of $16,266 at December 31, 2001. Pursuant to a joint venture agreement, the Company and Stolt-Nielsen S.A. ("Stolt") severally guarantee this Title XI debt, with the Company providing a 75% pull up guaranty and Stolt providing a 25% guaranty.

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)


The amount of these guarantees at December 31, 2001 is $12,200 and $4,066, respectively. Occidental Petroleum Corporation also provides a reducing guaranty up to $6 million in favor of the United States of America. The amount of the guaranty at December 31, 2001 is $6,000. The Company's Marketable Securities and Cash held in the Capital Construction Fund, with a balance of $4,752 at December 31, 2001, has also been pledged as security for the Title XI debt and may, under certain circumstances, be employed to reduce the outstanding principal amount.

      On April 17, 2002 the Company refinanced the $10,200 New Jersey Industrial Revenue Bonds issued by the New Jersey Economic Development Authority for which the Company is the obligor. The new bonds are variable rate instruments which mature in 2013. The Company makes semi-annual interest payments with annual principal payments of $1,100 beginning April 1, 2006 through April 1, 2012 and a balloon principal payment of $2,500 on April 1, 2013.

      The financing agreements and certain lease agreements contain restrictive covenants which require, among other things: maintenance of a net debt (as defined in such agreements) to stockholders' equity ratio which shall not exceed
2.25 to 1 in 2001 and 2.5 to 1 in 2002 and reduction of debt with the proceeds derived from the sale of any vessels. The covenants provide for a maximum net debt (as defined in such agreements) to earnings before interest, taxes, depreciation and amortization ratio not to exceed 6.5 to 1, prohibitions of common stock repurchase and cash dividends, and restrictions on amounts of preferred dividends and capital expenditures. The Company is not in default under any provisions of its financing or leasing arrangements. Under the most restrictive covenants, the Company was limited to the payment of $4,000 in preferred stock dividends at December 31, 2001. The Company is limited to $60,000 of capital expenditures for a calendar year, not including amounts expended for its articulated tug/barge units, which are limited to total expenditures of $160,000 through June 30, 2002 and $210,000 thereafter.



Annual scheduled payments for long-term debt as of December 31, 2001 are as follows:

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)


                         2002                 $ 24,063
                         2003                   24,590
                         2004                   19,230
                         2005                   18,848
                         2006                   13,654
                   Thereafter                  147,695
                                             ---------
                                             $ 248,080
                                             =========

      Total interest expense for the years ended December 31, 2001, 2000 and 1999 was $17,258, $12,782, and $14,710, respectively.

NOTE 9 - INCOME TAXES

      The income tax provision on income from continuing operations includes the following for the years ended December 31, 2001, 2000 and 1999:

                                           2001          2000            1999
                                         -------        -------        -------
         Current:
              Federal                    $ 4,836        $ 2,994        $ 2,306
              State                        1,038             46            407
              Foreign                      1,920          2,287          3,201
                                         -------        -------        -------
                   Total current           7,794          5,327          5,914
                                         -------        -------        -------

         Deferred:
              Federal                      1,848          7,067            632
              State                          158            606             54
                                         -------        -------        -------
                   Total deferred          2,006          7,673            686
                                         -------        -------        -------
                                         $ 9,800        $13,000        $ 6,600
                                         =======        =======        =======

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)



         A reconciliation of the federal statutory income tax rate for 2001, 2000 and 1999 of 35%, and the provision for federal, foreign, and state taxes on income is as follows for the years ended December 31, 2001, 2000 and 1999:

                                                         2001             2000            1999
                                                      --------         --------         --------
         Federal income tax on income (loss)
              at the statutory rate of 35%            $ 10,458         $ 11,638         $     59
         Excess of book over tax
              depreciation on assets
              constructed with Capital
              Construction Fund                          1,238            2,699            2,576
         State and foreign income tax less
              federal income tax benefit                   853            1,161              148
         Goodwill amortization                             808               --               --
         Valuation allowance on
              foreign tax credit carryforwards          (1,739)          (1,733)           3,280
         Nondeductible expenses                          1,008               35              299
         Change in tax reserves                         (2,826)            (800)             238
                                                      --------         --------         --------
                                                      $  9,800         $ 13,000         $  6,600
                                                      ========         ========         ========

      The net deferred income tax assets (liabilities), both current and noncurrent, result from the tax effects of the following temporary differences at December 31, 2001 and 2000:

                                                                        2001             2000
                                                                     --------         --------
         Deferred tax assets:
              Non-deductible reserves                                $ 19,546         $ 23,357
              Foreign subsidiaries                                      3,344            4,274
              Tax credits                                              12,081           12,278
                                                                     --------         --------
                                                                       34,971           39,909
              Valuation allowance                                        (822)          (2,561)
                                                                     --------         --------
                                                                       34,149           37,348
                                                                     --------         --------
         Deferred tax liabilities:
              Excess of book over tax basis
                of depreciable assets                                 (94,322)         (73,115)
              Receivable from sale of discontinued operations              --           (1,596)
              Other                                                    (4,712)            (741)
                                                                     --------         --------
                                                                      (99,034)         (75,452)
                                                                     --------         --------
              Net deferred tax liability                              (64,885)         (38,104)
              Current portion - liability                              (2,500)          (2,600)
                                                                     --------         --------
                                                                     $(62,385)        $(35,504)
                                                                     ========         ========

      Under its agreement with the U.S. Government, the Company is allowed to make deposits to the Capital Construction Fund ("CCF") of earnings and gains from qualified operations without payment of federal taxes.

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999
               (in thousands, except share and per share amounts)


     CCF cash and marketable securities are restricted to provide for the replacement of vessels, additional vessels, or improvement of vessels within strict guidelines established by the U.S. Maritime Administration for use of these funds. Any withdrawals of funds for purposes other than those permitted will result in a taxable event, equivalent to the statutory tax rate. Taxes on CCF deposits and earnings made prior to January 1, 1993 are being recognized over the remaining lives of the assets purchased with qualified CCF withdrawals. At December 31, 2001, 2000 and 1999, the difference between the book and tax basis of assets as a result of these past deposits for which the Company has not provided taxes, is approximately $21,000, $24,000 and $32,000, respectively.

      The Company has alternative minimum tax credit carryforwards of approximately $9,800, which have no expiration date, available to offset future federal taxes. The Company also has foreign tax credit carryforwards of approximately $822, which expire in 2005. Due to the uncertainty regarding future foreign taxable income necessary to realize these foreign tax credit carryforwards, the Company has recorded a valuation allowance for $822 at December 31, 2001.

NOTE 10 - FAIR VALUE OF FINANCIAL INSTRUMENTS

      The estimated fair value amounts of financial instruments have been determined by the Company using available market information and valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. In addition, costs of refinancing and/or prepayment penalties have not been considered. Accordingly, the estimates presented are not indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amount.

      The methods and assumptions used to estimate the fair value of each class of financial instruments, which potentially subject the Company to concentrations of credit risk, are set forth below:

- Cash and cash equivalents, marketable securities, and cash held in the Capital Construction Fund - The Company places its temporary cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. The carrying amounts reported in the balance sheet for these items approximate fair value at December 31, 2001 and 2000.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


- Trade receivables - Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across many diverse industries and geographies. The carrying amounts reported in the balance sheet for trade receivables approximate fair value at December 31, 2001 and 2000.

- Long-term debt - Valuations for long-term debt are determined based on borrowing rates currently available to the Company for loans with similar terms and maturities. At December 31, 2001, the estimated fair value of the Company's debt, with a carrying value of $248,080, is $249,760. At December 31, 2000, the estimated fair value of the Company's debt, with a carrying value of $191,599, was $190,764.


NOTE 11 - REDEEMABLE PREFERRED STOCK
         Redeemable preferred class B stock carries limited voting rights and is senior to preferred class A convertible stock, common stock, and class N common stock. Cumulative dividends are payable annually each July 1 at a coupon rate of 7.7% until redeemed. Cumulative dividends in arrears bear interest at a rate determined by the Board of Directors between 8% and 12%, inclusive, compounded annually.

         Annual sinking fund payments of $2,370 are required through July 1, 2002. Shares may be redeemed at any time, at the Company's option, for $100 per share plus unpaid cumulative dividends and interest, if any. The Company retired 23,719, 23,696 and 23,709 shares of redeemable preferred class B stock during the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 12 - STOCKHOLDERS' EQUITY

PREFERRED STOCK

         Dividends on preferred class A convertible stock are cumulative at 5% per annum, payable annually on July 1st. Cumulative dividends in arrears bear interest at a rate determined by the Board of Directors between 8% and 12%, inclusive, compounded annually. Dividends cannot be paid if redeemable preferred class B cumulative dividends are in arrears or if sinking fund payments are more than 90 days in arrears. There are no dividends in arrears at December 31, 2001. These shares, together with unpaid cumulative dividends and interest, if any, are convertible to common stock at a conversion price of $1,200 per share, subject to specified anti-dilution adjustments. Shares may be redeemed, at the Company's option, for $100 per share plus unpaid cumulative dividends and interest.

                 CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



EARNINGS PER SHARE

         The computations of the numerator and denominator for calculating basic and diluted earnings (loss) per share from continuing operations for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                 2001            2000            1999
                                              ---------       ---------       ---------
Numerator:
  Income (loss) from continuing operations    $  20,081       $  20,253       $  (6,434)
  Less preferred dividends                       (1,849)         (2,031)         (2,213)
  Loss from discontinued operations                  --              --         (28,059)
                                              ---------       ---------       ---------
  Net income (loss) for basic earnings
    per common share                             18,232          18,222         (36,706)
  Plus dividends on convertible
    preferred stock                               1,575           1,575              --
                                              ---------       ---------       ---------
  Net income (loss) for diluted earnings
    per common share                          $  19,807       $  19,797       $ (36,706)
                                              =========       =========       =========

Denominator:
  Basic weighted average shares                 135,920         135,132         135,656
  Effect of dilutive securities
    Convertible preferred stock                  26,250          26,250              --
                                              ---------       ---------       ---------

  Diluted weighted average shares               162,170         161,382         135,656
                                              =========       =========       =========

         In 1999, the preferred class A convertible stock was anti-dilutive.

NOTE 13 - EMPLOYEE BENEFIT PLANS

         The Company and its subsidiaries contribute to Company and multi-employer pension plans covering substantially all employees. The Company sponsors the Crowley Retirement Income System Plan (the "CRISP"). The CRISP is a profit sharing plan designed to provide eligible employees with retirement, death and disability benefits. The Company contributes 3% of eligible earnings to participants' accounts and matches 50% of employee contributions up to 6%.

         The Company has a deferred compensation plan for which the participants and annual contributions, if any, are determined by the Board of Directors. Participants become fully vested five years after entering the plan, upon attaining age 65, upon death or if the Company meets certain operating income targets. Funds may be distributed, at the participant's election, at the end of the five years, at attainment of age 65 or upon retirement or death. Contributions are placed in an irrevocable trust available only to the participants and the Company's creditors, and the individual accounts are invested at the participant's election.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



         The Company also sponsors the Retirement Stock Plan ("RSP"). Contributions to the RSP are made by the Company based on an annual determination made by the Board of Directors. If stock is contributed, the stock is valued at the stock's non-marketable fair value, as determined by an independent appraisal. The RSP purchased 2,010 shares of stock in 2001. The Company issued 2,000 shares of common voting stock to the RSP in 1999. At December 31, 2001, 2000 and 1999, the plan held 9,572, 7,626 and 7,693 shares of common stock, respectively. Vesting occurs upon completion of five years of credited service or upon the attainment of age 65, disability retirement or death. In the event of termination prior to becoming vested, the participant's account balance is forfeited and reallocated to active participants. Vested participants are eligible for immediate distribution of benefits upon death, disability retirement or normal retirement. All other vested participants are eligible for distribution of benefits, in the form of Crowley stock, in the third calendar year following termination of employment. The Company has the right to acquire stock after distribution at the stock's non-marketable fair value, as determined by an independent appraisal.

         The Company also sponsors the Stock Savings Plan ("SSP"), an employee stock ownership plan which holds 5,245 shares of common stock at December 31, 2001, all of which are fully vested. Participants in this plan have the option to sell their stock to the Company at the common stock's marketable fair value, as determined by an independent appraisal, upon retirement, death or after a break in service. No contributions were made during the years ended December 31, 2001, 2000 and 1999.

         MTC sponsored the Salaried Employees Retirement Income Plan (the "Plan"), a defined contribution plan for its salaried employees. The Plan is a profit sharing plan designed to provide eligible employees with retirement benefits. MTC contributed at least 3% of eligible earnings to participants' accounts and matches 100% of employee earnings up to 3%. The assets of this Plan were frozen on July 1, 2001 and all participants under the Plan became participants of the CRISP.

         MTC has an Excess Contribution Plan for its directors and officers. Under the Excess Contribution Plan, MTC will contribute an amount equal to 3% of the amount of employee compensation in excess of the Internal Revenue Code
Section 401(a)(17) limit each year.

         Pursuant to collective bargaining agreements with labor unions representing the Company's sea-going personnel, contributions are also made to various defined benefit and defined contribution pension and welfare plans, including some multi-employer plans, in accordance with their terms.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



         Expenses included in operations under the Company's benefit plans are as follows for the years ended December 31, 2001, 2000 and 1999:

                                   2001         2000         1999
                                 --------     --------     --------
Company benefit plans            $ 4,341      $ 5,710      $ 4,115
Company bargaining unit
  pension and annuity plans        1,887        2,181        3,472
Multi-employer plans               7,591        7,008        6,710
                                 -------      -------      -------

                                 $13,819      $14,899      $14,297
                                 =======      =======      =======

NOTE 14 - COMMITMENTS AND CONTINGENCIES

         The Company is subject to various foreign and domestic legal and regulatory rules and certain proceedings arising therefrom in the conduct of normal business activities. In the opinion of management, resolution of these matters will not have a material adverse or beneficial effect on the Company's consolidated financial condition or results of operations.

         The Company is currently a defendant with respect to 15,000 maritime asbestos cases and other toxic tort cases filed in the Federal Courts in Ohio, Michigan, and New Jersey, 52 cases filed in the Territorial Court of the Virgin Islands, and a small number of cases filed in the state courts in Utah, Pennsylvania, Texas, and Louisiana. Each of the cases, filed on behalf of a seaman or his personal representative, alleges injury or illness based upon exposure to asbestos or other toxic substances and sets forth a claim based upon the theory of negligence under the Jones Act and on the theory of unseaworthiness under the General Maritime Law. Pursuant to an order issued by the Judicial Panel on Multidistrict Litigation dated July 29, 1991, all Federal cases were transferred to the United States District Court for the Eastern Division of Pennsylvania for pretrial processing. On May 1, 1996, the cases were administratively dismissed by Judge Charles R. Weiner, subject to reinstatement in the future. At present it is not known how long the process will require. It is not known whether Judge Weiner will be able to develop a plan which will result in settlement of the cases. If he is unsuccessful, upon reinstatement, the cases should be remanded to the Ohio, Michigan, and New Jersey courts.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

         Other than as stated above, there have been no significant developments to (1) describe the nature of each case or matter, (2) advance the progress of each case or matter to date, (3) advise how the Company can or should respond to each case or matter, or (4) provide an evaluation of the likelihood of an unfavorable outcome and an estimate of the amount or range of potential loss.

         It should also be noted that while the complaints allege a cause for punitive damages, the United States Court of Appeals for the Sixth Circuit has held that seamen may not seek punitive damages in a personal injury or wrongful death action as a matter of law.

         The Company is also party to numerous long-term contracts for shipment of goods for other parties. Several of these contracts include clauses under which contract prices may change if certain economic events occur, primarily increases or decreases in certain components of vessel operating costs. These contracts are subject to audit by the cargo owners. Management has estimated the applicable amount of revenue to record for these contracts and, although it is at least reasonably possible that contract prices will change in the near term, management believes that it has accounted for these contracts appropriately. It is management's opinion that adjustments, if any, will not have a material adverse impact on the Company's consolidated financial condition or results of operations.

         Contractual commitments for the construction or refurbishment of 7 vessels totaling approximately $130,262 have been signed. Payments of approximately $59,716 have been made through December 31, 2001.

NOTE 15 - ADDITIONAL CASH FLOW INFORMATION
          Interest paid, net of amounts capitalized, and income tax payments (refunds) for the years ended December 31, 2001, 2000 and 1999 are as follows

                         2001           2000          1999
                       --------       --------      --------
     Interest          $ 13,514       $  9,577      $ 10,684
     Income taxes          (515)         9,774         3,329

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


NOTE 16 - DISCONTINUED OPERATIONS

         On April 1, 1999, the Company adopted a plan to sell its South America trade lanes, river barging operations, related subsidiaries, vessels and certain other assets. Related to the sale, the Company adopted a strategy to exit operations of several other South America operations. During 2001, the Company sold certain surplus equipment remaining from the sale of its South America operations. Proceeds from the sale were $4,000.

         The total proceeds from these sales transactions were approximately $103,500 of which $8,200, $54,700 and $39,600 was collected in 2001, 2000 and
1999, respectively. The remaining balance of $1,000 is a note receivable that will be collected over a 5-year period ending in 2006.

         These South America operations have been reflected as discontinued operations in the accompanying Consolidated Statements of Operations. Discontinued operations for the year ended December 31, 1999 is summarized as follows:

                    Operating revenue            $ 226,271
                                                 =========

                    Loss before income taxes     $ (45,159)
                    Income tax benefit              17,100
                                                  ---------

                    Net loss                     $ (28,059)
                                                  =========

         The components of liabilities of discontinued operations included in the Company's Consolidated Balance Sheets at December 31, 2001 and 2000 are as follows:

                                                     2001         2000
                                                   -------      -------
Accounts payable and accrued liabilities           $ 2,978      $ 3,936
Other long-term liabilities                          8,587       11,487
                                                   -------      -------

Total  liabilities of discontinued operations      $11,565      $15,423
                                                   =======      =======

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


NOTE 17 - FINANCIAL INFORMATION BY SEGMENT AND GEOGRAPHIC AREA

SEGMENT INFORMATION (As Restated)

         Subsequent to the issuance of the Company's fiscal 2001 financial statements, management determined that the Company should disaggregate the disclosures for its Ship Assist and Escort Services, Oil and Chemical Distribution and Transportation Services and Energy and Marine Services operating segments. Previously, such disclosures had been aggregated and presented as a single reportable segment. As a result, the following information pertaining to the Company's operating segments has been restated to present such disaggregated segment disclosures.

         Segment information has been prepared in accordance with Financial Accounting Standards Board (FASB) Statement of Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Segments were determined based on the types of services provided by each segment. Accounting policies of the segments are the same as those described in the summary of significant accounting policies. Performance of the segments is evaluated on operating revenue, intersegment revenue, and operating income. The Company accounts for intersegment revenue and transfers at cost.

         The Company provides diversified transportation services in domestic and international markets by means of six operating segments: Puerto Rico and Caribbean Liner Service; Latin America Liner Service; Crowley Logistics; Ship Assist and Escort Services; Oil and Chemical Distribution and Transportation Services; and Energy and Marine Services.

         The Company has aggregated Puerto Rico and Caribbean Liner Service, Latin America Liner Service and Crowley Logistics into one reportable segment called Liner Services. These operating segments are aggregated based on their long-term financial performance, their products and services and their class of customers being similar.

          Liner Services provides ocean transportation services for the carriage of cargo between two geographic areas: (1) ports in the United States and ports in Puerto Rico and certain eastern Caribbean islands; and (2) ports in the United States and ports in Mexico, Central America, the Northern Coast of South America and certain Western Caribbean islands. The Liner Services segment provides a broad range of transportation services including the carriage of containers, trailers, vehicles and oversized cargo known as "NIT service", cargo on a door-to-door basis known as "intermodal service", logistics, warehousing and distribution services, special cargo handling, including the carriage of apparel, refrigerated or perishable goods and hazardous materials, and vessel management services for third parties including the United States Government. The Liner Services Segment also provides minor sub-assembly services to one or more of its customers.

         Our Ship Assist and Escort Services segment provides ship assist, tanker escort, docking and related services, and fire fighting and oil spill response through contracts of affreightment, and voyage, time and bareboat charters for periods ranging from a single voyage to long-term arrangements.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


          Our Oil and Chemical Distribution and Transportation Services segment owns or leases numerous vessels used for the carriage of crude oil, petroleum products and chemicals. This segment also provides vessel management services to third parties for which it receives fees.

          Our Energy and Marine Services segment provides specialized services to companies engaged, on a worldwide basis, in the exploration, production and distribution of oil and gas. Permanent areas of operation extend from Prudhoe Bay, Alaska to Rio de Janeiro, Brazil. These services are traditionally provided through specialized marine transportation projects which use assets either owned by the Company or chartered from the world market as needed. This segment also offers turnkey project management for major infrastructure projects as well as logistics and inventory control services for the oil and gas industry.

         The Other segment includes corporate services. Corporate services provides accounting, legal, human resources, information technology, purchasing support, insurance services and vessel acquisition to the Company's operating segments and allocates 100% of their associated costs to the operating segments.

         The table below summarizes certain financial information of the Company's segments and reconciles such information to the consolidated financial statements for the years ended December 31, 2001, 2000 and 1999. The Company does not segregate assets or expenditures to long lived assets by reporting segment, therefore these amounts are reported in Other.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                      Oil and
                                                      Chemical
                                                      Distri-
                                           Ship       bution
                                          Assist     and Trans-   Energy and
                             Liner      and Escort   portation      Marine        Segment                              Consolidated
                           Services      Services     Services     Services        Total       Other     Elimination       Total
                           --------      --------     --------     --------        -----       -----     -----------       -----
2001
Operating revenues        $  500,808    $   71,313   $  353,004   $   75,458    $1,000,583           --           --    $1,000,583
Intersegment revenues          1,294         1,735           --       26,956        29,985   $   80,527   $ (110,512)           --
Depreciation and               7,496            36       18,871       12,782        39,185       12,645           --        51,830
  amortization
Operating income (loss)       (1,297)       11,115       31,768       (4,476)       37,110           --           --        37,110
Assets                                                                                  --       803,866          --       803,866
Total expenditures for
  additions to
  long-lived assets                                                                     --       108,216          --       108,216


2000
Operating revenues        $  490,588    $   71,423      145,664   $   91,238    $  798,913           --           --    $  798,913
Intersegment revenues          1,085         1,381            0       29,000        31,466   $   79,012   $ (110,478)           --
Depreciation and               9,083            31        4,056       14,731        27,901       10,786           --        38,687
  amortization
Operating income (loss)         (399)       12,288       17,421          844        30,154           --           --        30,154
Assets                                                                                  --       690,520          --       690,520
Total expenditures for
  additions to
  long-lived assets                                                                     --        42,967          --        42,967


1999
Operating revenues        $  488,673    $   59,087      119,952   $  102,087    $  769,799           --           --    $  769,799
Intersegment revenues            670         1,321            0       35,952        37,943   $  106,169   $ (144,112)           --
Depreciation and              13,156             4        3,147       13,024        29,331        9,769           --        39,100
  amortization
Operating income (loss)       (3,573)       11,893       10,068      (11,580)        6,808           --           --         6,808
Assets                                                                                          658,574           --       658,574
Total expenditures for
  additions to
  long-lived assets                                                                              69,083           --        69,083

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

GEOGRAPHIC AREA INFORMATION

         Revenues are attributed to the United States and to all foreign countries based on the port of origin for the ocean transportation of the carriage of cargo and the location of service provided for all other operations. Revenues from external customers attributable to an individual country, other than the United States, were not material for disclosure.

         Operating revenue from external customers and net property, plant and equipment information by geographic area, excluding discontinued operations, are summarized as follows:

                                      UNITED     ALL FOREIGN  CONSOLIDATED
                                      STATES      COUNTRIES       TOTAL
                                      ------      ---------       -----
2001
Operating revenue                   $  893,372   $  107,211     $1,000,583
Net property, plant and equipment      505,659        8,396        514,055

2000
Operating revenue                   $  692,246   $  106,667     $  798,913
Net property, plant and equipment      391,793        8,635        400,428

1999
Operating revenue                   $  668,424   $  101,375     $  769,799
Net property, plant and equipment      381,145       11,740        392,885

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


NOTE 18 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         Summary data relating to the results of operations for each quarter of the years ended December 31, 2001 and 2000 follows:

                                                           Quarter Ended
                                                           -------------
                                            March 31     June 30     Sept. 30    Dec. 31
                                            --------     -------     --------    -------
2001(1)
Operating revenues                         $ 221,110    $ 248,493   $ 285,025   $ 245,955
Operating income from
   continuing operations                       5,869        5,812      19,566       5,863
Net income                                     2,410        2,372      12,193       3,106
Basic and diluted income from continuing
   operations per common share
Net income
   Basic                                   $   14.28    $   13.83   $   86.29   $   19.58
   Diluted                                     14.28        13.83       74.77       18.84


2000
Operating revenues                         $ 178,039    $ 189,658   $ 232,769   $ 198,447
Operating income from
   continuing operations                       1,065        5,476      19,064       4,549
Net income                                       183        4,646      12,723       2,701
Basic and diluted income (loss) from
   continuing operations per common share
Net income (loss)
   Basic                                   $   (2.57)   $   30.44   $   90.65   $   16.43
   Diluted                                     (2.57)       27.93       78.34       16.19

         (1) Marine Transport Corporation was acquired on February 7, 2001 as disclosed in Note 2.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


NOTE 19 - SUBSEQUENT EVENT

         On April 29, 2002, the Company entered into an agreement to sell 100% of the outstanding common stock of MTL Petrolink Corp. (Petrolink) for $18,000, subject to certain working capital adjustments, and on May 15, 2002, this transaction was completed. Based on working capital adjustments to the purchase price contained in the sale agreement and based on certain arrangements by which the Company agreed to charter two tankers from MTL Petrolink Corp. and to the purchaser of MTL Petrolink Corp. for a period of approximately 85 days commencing on May 15, 2002, the Company expects the net proceeds from the sale of MTL Petrolink Corp. not to exceed $17,500.


         The Company decided to consider the sale of Petrolink subsequent to its acquisition of Marine Transport Corporation in February of 2001 and made no effort separately to determine the fair value of Petrolink at that time. Accordingly, the Company intends to record the excess of the sales price, net of selling costs, over the net asset value as a purchase price adjustment resulting in a reduction to goodwill. The following unaudited pro forma results of operations for the year ended December 31, 2001 is presented as if the sale of Petrolink had been completed on February 7, 2001.


        Operating revenues                                   $913,632
        Net income                                             14,557

        Basic net income per common share                    $  93.50
        Dilutive net income per common share                    88.07


         If the sale of Petrolink had been completed on February 7, 2001, the future minimum annual rental payments under all operating leases in Note 6 would be reduced by $19,349, $10,742 and $2,434 in 2002, 2003 and 2004, respectively.

                                     ******

                  PRO FORMA FINANCIAL INFORMATION (Unaudited)


         On April 29, 2002, the Company entered into an agreement to sell 100% of the outstanding common stock of MTL Petrolink Corp., a subsidiary of Marine Transport Corporation which was acquired on February 7, 2001, for $18 million, subject to certain working capital adjustments, and on May 15, 2002, this transaction was completed. Based on working capital adjustments to the purchase price contained in the sale agreement and based on certain arrangements by which the Company agreed to charter two tankers from MTL Petrolink Corp. and to the purchaser of MTL Petrolink Corp. for a period of approximately 85 days commencing on May 15, 2002, the Company expects the net proceeds from the sale of MTL Petrolink Corp. not to exceed $17.5 million.




         The unaudited pro forma financial information has been derived from the unaudited financial statements of the Company as of and for the quarter ended March 31, 2002 and the audited financial statements of the Company as of and for the year ended December 31, 2001. The unaudited pro forma balance sheet as of March 31, 2002 is presented as if the sale of MTL Petrolink Corporation had been completed on March 31, 2002. The unaudited pro forma results of operations for the quarter ended March 31, 2002 and the year ended December 31, 2001 is presented as if the sale of MTL Petrolink Corporation had been completed at February 7, 2001. Pro forma adjustments are described in the accompanying notes.

         The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of actual results that would have been achieved had the sale of MTL Petrolink Corporation been consummated on the dates or for the periods indicated and do not purport to indicate results of operations as of any future period. The unaudited pro forma financial statements should be read in conjunction with the Consolidated Financial Statements and the related notes above.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             LESS
                                                                              MTL           PRO FORMA
                                                            COMPANY        PETROLINK       ADJUSTMENTS    AS ADJUSTED
                                                            -------        ---------       -----------    -----------
OPERATING REVENUES                                         $ 226,472       $  16,506                       $ 209,966

EXPENSES:
     Operating                                               207,657          16,043                         191,614
     General and administrative                                7,833              --                           7,833
     Depreciation and amortization                            12,688             364                          12,324
                                                           ---------       ---------       ---------       ---------
                                                             228,178          16,407              --         211,771
                                                           ---------       ---------       ---------       ---------

OPERATING INCOME FROM CONTINUING OPERATIONS                   (1,706)             99              --          (1,805)

OTHER INCOME (EXPENSE):
     Gain on asset disposition, net                              722              --                             722
     Interest income                                             108               7                             101
     Interest expense                                         (3,563)             --                          (3,563)
     Minority interest in consolidated subsidiaries               10              --                              10
     Other income                                                218              --                             218
                                                           ---------       ---------       ---------       ---------
                                                              (2,505)              7              --          (2,512)
                                                           ---------       ---------       ---------       ---------
INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                      (4,211)            106              --          (4,317)

Income tax expense (benefit)                                  (1,500)             22                          (1,522)
                                                           ---------       ---------       ---------       ---------

NET INCOME (LOSS)                                             (2,711)             84              --          (2,795)

Preferred stock dividends                                       (439)             --                            (439)
                                                           ---------       ---------       ---------       ---------

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS      $  (3,150)      $      84       $      --       $  (3,234)
                                                           =========       =========       =========       =========


     Basic net income (loss) per common share              $  (23.14)                                      $  (23.76)

     Dilutive net income (loss) per common share           $  (23.14)                                      $  (23.76)

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS
                              AS OF MARCH 31, 2002
                                 (IN THOUSANDS)

                                                               LESS
                                                                MTL          PRO FORMA
                                               COMPANY       PETROLINK      ADJUSTMENTS       AS ADJUSTED
                                               -------       ---------      -----------       -----------
ASSETS

Cash and cash equivalents                     $  26,826      $   5,121      $  16,700(1)       $  38,405
Receivables, net                                135,623          2,639          3,194(2)         136,178
Prepaid expenses and other                       29,722          2,969                            26,753
                                              ---------      ---------      -----------        ---------
TOTAL CURRENT ASSETS                            192,171         10,729         19,894            201,336

Receivable from related party                    16,132             --                            16,132
Notes receivable and other assets                21,643            568                            21,075
Goodwill                                         48,442             --         (3,145)(3)         45,297
Intangibles                                       7,227             --                             7,227
Property and equipment, net                     534,505          6,839                           527,666
                                              ---------      ---------      -----------        ---------

TOTAL ASSETS                                  $ 820,120      $  18,136      $  16,749          $ 818,733
                                              =========      =========      =========          =========

LIABILITIES, REDEEMABLE PREFERRED
STOCK AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities      $ 104,099      $   1,433      $   1,738(4)       $ 104,404
Other current liabilities                        68,465          3,456          3,194(2)          68,203
Current portion of long-term debt                24,108             --                            24,108
                                              ---------      ---------      -----------        ---------
TOTAL CURRENT LIABILITIES                       196,672          4,889          4,932            196,715

Deferred taxes                                   61,740          1,430                            60,310
Other long-term liabilities                      35,045             --                            35,045
Long-term debt                                  247,625             --                           247,625

REDEEMABLE PREFERRED CLASS B STOCK                2,367             --                             2,367

STOCKHOLDERS' EQUITY                            276,671         11,817         11,817            276,671
                                              ---------      ---------      -----------        ---------

TOTAL LIABILITIES, REDEEMABLE
PREFERRED STOCK AND
STOCKHOLDERS' EQUITY                          $ 820,120      $  18,136      $  16,749          $ 818,733
                                              =========      =========      =========          =========

         (1) Reflects the net estimated proceeds from the sale of MTL Petrolink, which includes an estimated $1,500 of selling costs plus the estimated net working capital settlement.

         (2) Reflects intercompany advances to MTL Petrolink which have been eliminated in the Company's consolidated financial statements.


         (3) The Company decided to consider the sale of MTL Petrolink subsequent to its acquisition of Marine Transport Corporation in February 2001 and made no effort to separately determine the fair value of MTL Petrolink at that time. Accordingly, the Company has reflected the excess of the sales price, net of selling costs, over the net asset value as a purchase price adjustment resulting in a reduction to goodwill.



         (4) Reflects the accrued taxes payable related to the sale of MTL Petrolink.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                              LESS
                                                                               MTL            PRO FORMA
                                                           COMPANY          PETROLINK        ADJUSTMENTS          AS ADJUSTED
                                                           -------          ---------        -----------          -----------
OPERATING REVENUES                                       $ 1,000,583       $    86,951                            $   913,632

EXPENSES:
     Operating                                               883,570            76,064                                807,506
     General and administrative                               28,073                --                                 28,073
     Depreciation and amortization                            51,830             1,183       $      (144)(1)           50,503
                                                         -----------       -----------       -----------          -----------
                                                             963,473            77,247              (144)             886,082
                                                         -----------       -----------       -----------          -----------

OPERATING INCOME FROM CONTINUING OPERATIONS                   37,110             9,704               144               27,550

OTHER INCOME (EXPENSE):
     Gain on asset disposition, net                            4,847                --                                  4,847
     Interest income                                           2,116                85                                  2,031
     Interest expense                                        (15,674)               --                                (15,674)
     Minority interest in consolidated subsidiaries            1,249                --                                  1,249
     Other income                                                233                --                                    233
                                                         -----------       -----------       -----------          -----------
                                                              (7,229)               85                --               (7,314)
                                                         -----------       -----------       -----------          -----------
INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                      29,881             9,789               144               20,236

Income tax expense                                             9,800             4,167                46                5,679
                                                         -----------       -----------       -----------          -----------

NET INCOME                                                    20,081             5,622                98               14,557

Preferred stock dividends                                     (1,849)               --                                 (1,849)
                                                         -----------       -----------       -----------          -----------

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS           $    18,232       $     5,622       $        98          $    12,708
                                                         ===========       ===========       ===========          ===========


     Basic net income per common share                   $    134.14                                              $     93.50

     Dilutive net income per common share                $    122.14                                              $     88.07

         (1) Reflects an adjustment to goodwill as if MTL Petrolink were valued at the proposed net purchase price.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                              2002            2001
                                                              ----            ----
OPERATING REVENUES                                         $ 226,472       $ 221,110

EXPENSES:
     Operating                                               207,657         195,582
     General and administrative                                7,833           8,175
     Depreciation and amortization                            12,688          11,484
                                                           ---------       ---------
                                                             228,178         215,241
                                                           ---------       ---------

OPERATING INCOME (LOSS)                                       (1,706)          5,869

OTHER INCOME (EXPENSE):
     Gain on asset disposition, net                              722           1,155
     Interest income                                             108           1,200
     Interest expense                                         (3,563)         (3,902)
     Minority interest in consolidated subsidiaries               10             168
     Other income (expense)                                      218             (55)
                                                           ---------       ---------
                                                              (2,505)         (1,434)
                                                           ---------       ---------

INCOME (LOSS) BEFORE INCOME TAXES                             (4,211)          4,435

Income tax expense (benefit)                                  (1,500)          2,025
                                                           ---------       ---------

NET INCOME (LOSS)                                             (2,711)          2,410

Preferred stock dividends                                       (439)           (485)
                                                           ---------       ---------

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS      $  (3,150)      $   1,925
                                                           =========       =========

     Basic net income (loss) per common share              $  (23.14)      $   14.28
     Dilutive net income (loss) per common share           $  (23.14)      $   14.28

               The accompanying notes are an integral part of the
                  Unaudited Consolidated Financial Statements.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2002 AND DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                                               (UNAUDITED)
                                                                                 MARCH 31,    DECEMBER 31,
                                                                                   2002          2001
                                                                                   ----          ----
ASSETS

Cash and cash equivalents                                                        $ 26,826      $ 33,421
Receivables, net                                                                  135,623       133,965
Prepaid expenses and other assets                                                  29,722        33,232
                                                                                 --------      --------
TOTAL CURRENT ASSETS                                                              192,171       200,618

Receivable from related party                                                      16,132        15,975
Notes receivable and other assets                                                  21,643        17,033
Goodwill                                                                           48,442        48,442
Intangibles                                                                         7,227         7,743
Property and equipment, net                                                       534,505       514,055
                                                                                 --------      --------

TOTAL ASSETS                                                                     $820,120      $803,866
                                                                                 ========      ========

LIABILITIES, REDEEMABLE PREFERRED
STOCK AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities                                         $104,099      $110,524
Accrued payroll and related expenses                                               38,440        38,967
Insurance claims payable                                                           18,219        17,880
Unearned revenue                                                                   11,806         8,227
Current portion of long-term debt                                                  24,108        24,063
                                                                                 --------      --------
TOTAL CURRENT LIABILITIES                                                         196,672       199,661

Deferred income taxes                                                              61,740        62,385
Deferred gain                                                                       7,365         8,035
Other liabilities                                                                  13,880        13,567
Long-term liabilities of discontinued operations                                    8,613         8,587
Minority interests in consolidated subsidiaries                                     5,187         5,426
Long-term debt                                                                    247,625       224,017

REDEEMABLE PREFERRED CLASS B STOCK, $100 par value, 200,000 shares
     authorized; 23,671 shares issued and outstanding                               2,367         2,367

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred class A convertible stock, $100 par value, 315,000 shares issued,
     authorized and outstanding                                                    31,500        31,500
Common voting stock, $.01 par value, 4,485,000 shares authorized;
     89,976 shares issued and outstanding                                               1             1
Class N common non-voting stock, $.01 par value, 54,500 shares issued
     and authorized; 46,138 shares outstanding                                         --            --
Additional paid-in capital                                                         67,716        67,716
Retained earnings                                                                 177,454       180,604
                                                                                 --------      --------
TOTAL STOCKHOLDERS' EQUITY                                                        276,671       279,821
                                                                                 --------      --------

TOTAL LIABILITIES, REDEEMABLE PREFERRED
STOCK AND STOCKHOLDERS' EQUITY                                                   $820,120      $803,866
                                                                                 ========      ========

               The accompanying notes are an integral part of the
                  Unaudited Consolidated Financial Statements.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                 (IN THOUSANDS)


                                                                             2002            2001
                                                                             ----            ----
OPERATING ACTIVITIES:
   Net income (loss)                                                      $  (2,711)      $   2,410
   Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
    Depreciation and amortization                                            12,688          11,484
    Amortization of deferred gain on sale of vessels                           (670)           (680)
    Gain on asset disposition                                                  (722)         (1,155)
    Change in cash surrender value of life insurance                           (157)          1,203
    Deferred income tax provision                                              (645)           (255)
    Changes in current assets and liabilities:
      Receivables, net                                                       (1,658)          5,134
      Prepaid expenses and other                                              3,563           2,106
      Accounts payable and accrued liabilities                               (2,268)         (2,401)
      Accrued payroll and related expenses                                     (527)        (12,144)
    Other                                                                       204            (126)
                                                                          ---------       ---------
        Net cash provided by continuing operations                            7,097           5,576
        Net cash used in discontinued operations                               (652)           (798)
                                                                          ---------       ---------
        Net cash provided by operating activities                             6,445           4,778
                                                                          ---------       ---------

INVESTING ACTIVITIES:
   Property and equipment additions                                         (33,045)        (15,599)
   Dry-docking costs                                                         (5,230)           (300)
   Proceeds from asset disposition                                            1,316           1,458
   Acquisition of Marine Transport Corporation, net of cash acquired             --         (40,389)
   Receipts on notes receivable, net                                            266              76
                                                                          ---------       ---------
        Net cash used in continuing operations                              (36,693)        (54,754)
        Net cash provided by discontinued operations                             --           4,200
                                                                          ---------       ---------
        Net cash used in investing activities                               (36,693)        (50,554)
                                                                          ---------       ---------

FINANCING ACTIVITIES:
   Borrowings on Revolving Credit Facility                                   30,000           1,500
   Payment of long-term debt                                                 (6,347)        (11,016)
                                                                          ---------       ---------
        Net cash provided by (used in) financing activities                  23,653          (9,516)
                                                                          ---------       ---------
        Net decrease in cash and cash equivalents                            (6,595)        (55,292)
        Cash and cash equivalents at beginning of period                     33,421         107,799
                                                                          ---------       ---------
        Cash and cash equivalents at end of period                        $  26,826       $  52,507
                                                                          =========       =========

               The accompanying notes are an integral part of the
                  Unaudited Consolidated Financial Statements.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


         The accompanying unaudited condensed financial statements, which are for an interim period, have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission relating to interim financial statements. These unaudited condensed financial statements do not include all disclosures provided in the annual financial statements. The condensed financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2001 of Crowley Maritime Corporation (the "Company"), included above in this Item 13.

         All adjustments of a normal recurring nature which, in the opinion of management, are necessary to present a fair statement of results for the interim periods have been made. Results of operations for the three month period ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year.


NEW ACCOUNTING STANDARDS

         SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company is in the process of determining the impact that the adoption of SFAS No. 142 will have on its financial statements. Effective January 1, 2002 the Company has stopped amortizing goodwill related to its acquisition of Marine Transport Corporation in 2001. If SFAS 142 had been effective January 1, 2001, the Company would not have recorded amortization expense of $376 for the three months ended March 31, 2001. The proforma effects of not recording goodwill amortization for the three months ended March 31, 2001 are as follows:

Net income                                            $ 2,786

Basic net income per common share                     $ 17.06
Dilutive net income per common share                  $ 16.73

The Company has also displayed separately on its consolidated balance sheet goodwill and intangible assets. The Company is in the process of determining the impact of the recoverability of its goodwill and intangible assets.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


NOTE 2 - EARNINGS PER SHARE

         The computations for basic and diluted earnings (loss) per share for the three months ended March 31, 2002 and 2001 are as follows:



                                                   2002            2001
                                                   ----            ----
Numerator:
Net income (loss)                               $  (2,711)      $   2,410
Less preferred dividends                             (439)           (485)
                                                ---------       ---------
Net income (loss) for basic and
  dilutive earnings per common share               (3,150)          1,925
                                                =========       =========

Denominator:
Basic and dilutive weighted average shares        136,114         134,846
                                                =========       =========

Basic earnings (loss) per common share          $  (23.14)      $   14.28
Diluted earnings (loss) per common share        $  (23.14)      $   14.28

         The preferred class A convertible stock is anti-dilutive for the three months ended March 31, 2002 and 2001, respectively.
NOTE 3 - FINANCIAL INFORMATION BY SEGMENT AND GEOGRAPHIC AREA

         The table below summarizes certain financial information of the Company's segments and reconciles such information to the consolidated financial statements for the three months ended March 31, 2002 and 2001.

                                                   Oil and
                                                   Chemical
                                                    Distri-
                                         Ship       bution        Energy
                                        Assist     and Trans-      and
                             Liner    and Escort   portation      Marine      Segment                              Consolidated
                           Services    Services     Services     Services      Total        Other     Elimination     Total
                           --------    --------     --------     --------      -----        -----     -----------     -----
1ST QTR 2002
Operating revenues        $ 120,846    $  17,613   $  69,995    $  18,018    $ 226,472           --           --    $ 226,472
Intersegment revenues           421          228       1,043        6,262        7,954    $  20,847    $ (28,801)          --
Depreciation and
amortization                  1,785            9       4,763        2,927        9,484        3,204           --       12,688
Operating income (loss)      (2,113)       2,880        (540)      (1,933)      (1,706)          --           --       (1,706)


1ST QTR 2001
Operating revenues        $ 124,084    $  18,039      61,898    $  17,089    $ 221,110           --           --    $ 221,110
Intersegment revenues           271          414          --        7,277        7,962    $  21,369    $ (29,331)          --
Depreciation and
amortization                  2,028            9       3,136        3,199        8,372        3,112           --       11,484
Operating income (loss)        (780)       2,638       7,001      (2,990)        5,869           --           --        5,869

       The Company does not segregate assets by reporting segment. Total assets were $820,120 and $803,866 at March 31, 2002 and December 31, 2001,
  respectively.

                  CROWLEY MARITIME CORPORATION AND SUBSIDIARIES
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


GEOGRAPHIC AREA INFORMATION

         Revenues are attributed to the United States and to all foreign countries based on the port of origin for the ocean transportation of the carriage of cargo and the location of service provided for all other operations. Revenues from external customers attributable to an individual country, other than the United States, were not material for disclosure.

         Operating revenue from external customers and net property, plant and equipment information by geographic area, excluding discontinued operations, are summarized as follows for the three months ended March 31:

                                        UNITED     ALL FOREIGN   CONSOLIDATED
                                        STATES      COUNTRIES       TOTAL
                                        ------      ---------       -----
2002
Operating revenue                      $201,575      $ 24,897      $226,472
Net property, plant and equipment       526,204         8,301       534,505

2001
Operating revenue                      $193,451      $ 27,659      $221,110
Net property, plant and equipment       456,060         8,679       464,739

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                       THREE YEARS ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

               BALANCE AT     CHARGED TO                    RECOVERIES,     BALANCE AT
               BEGINNING      COSTS AND        OTHER        DEDUCTIONS         END
YEAR            OF YEAR        EXPENSES      ADDITIONS      CHARGEOFFS       OF YEAR
----            -------        --------      ---------      ----------       -------
1999             $6,153         $6,728                       $(5,537)         $7,344
2000              7,344          2,727                        (5,185)          4,886
2001              4,886          2,311          $707 (1)        (535)          7,369

         (1) Represents the allowance for doubtful accounts acquired through the acquisition of Marine Transport Corporation

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) The following financial statements are filed as part of this Registration Statement:

          Independent Auditors' Report

          Consolidated Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999

          Consolidated Balance Sheets as of December 31, 2001 and 2000

          Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2001, 2000 and 1999

          Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999

          Notes to Consolidated Financial Statements for the Years Ended December 31, 2001, 2000 and 1999

          Pro forma Financial Information (Unaudited)

          Unaudited Consolidated Statements of Operations for the Three Months Ended March 31, 2002 and 2001

          Consolidated Balance Sheets as of March 31, 2002 (Unaudited) and December 31, 2001

          Unaudited Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2002 and 2001

          Notes to Unaudited Consolidated Financial Statements for the Three Months Ended March 31, 2002 and 2001

          Schedule II -- Valuation and Qualifying Accounts


          All other schedules are omitted because they are not applicable or because the required information is included in the consolidated financial statements or the notes thereto.

     (b) Exhibits.


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------

 2.1      -- Acquisition Agreement for MTL Petrolink Corp. by and among Marine
             Transport Corporation, as Seller, American Eagle Tankers Inc.
             Limited, as Buyer, and Crowley Maritime Corporation, as Guarantor,
             dated April 29, 2002**(1)
 3.1      -- Certificate of Amendment of Restated Certificate of
             Incorporation of Crowley Maritime Corporation**
 3.2      -- Certificate of Amendment of Restated Certificate of
             Incorporation of Crowley Maritime Corporation**
 3.3      -- Restated Certificate of Incorporation of Crowley Maritime
             Corporation**
 3.4      -- Restated By-Laws of Crowley Maritime Corporation**
 4.1      -- Form of Common Stock certificate**
10.1      -- $115,000,000 Amended and Restated Credit Agreement**
10.2      -- Crowley Maritime Corporation Deferred Compensation Plan
             as amended and restated**
10.3      -- Crowley Maritime Corporation Deferred Compensation Plan
             Trust Agreement as amended**
10.4      -- Crowley Maritime Corporation 2001 Management Incentive
             Plan**
10.5      -- Individual Executive Benefit Agreement between Crowley
             Maritime Corporation and James B. Rettig**
10.6      -- Split Dollar Life Insurance Agreement between Crowley
             Maritime Corporation and Thomas B. Crowley, Jr. dated as of
             April 1, 1992**
10.7      -- Amendment to Split Dollar Life Insurance Agreement
             between Crowley Maritime Corporation and Thomas B. Crowley,
             Jr. dated as of May 1, 1995**
10.8      -- Second Amendment to Split Dollar Life Insurance Agreement
             between Crowley Maritime Corporation and Thomas B. Crowley,
             Jr., as Trustee of the Thomas B. Crowley, Jr. Revocable
             Trust u/t/a dtd. July 1, 1998 by and between Thomas B.
             Crowley, Jr., as trustor and as trustee, dated as of July
             20, 1998**
10.9      -- Split Dollar Life Insurance Agreement (1035 Exchange
             Policy) between Crowley Maritime Corporation and Thomas B.
             Crowley, Jr. dated as of July 20, 1998**
10.10     -- Split Dollar Life Insurance Agreement (New Policies)
             between Crowley Maritime Corporation and Thomas B. Crowley,
             Jr. dated as of July 20, 1998**
10.11     -- Split Dollar Life Insurance Agreement between Crowley
             Maritime Corporation, Thomas B. Crowley, Jr. and Christine
             S. Crowley, as Distributing Trustee of the 1998 Crowley
             Family Generation -- Skipping Trust u/t/d dtd/ November
             12, 1998 by and between Thomas B. Crowley, Jr., as
             trustor and as trustee, dated as of November 24, 1998**
11        -- Statement regarding computation of per share earnings
             (incorporated herein by reference to Note 12 to the Crowley
             Maritime Corporation Consolidated Financial Statements in
             "Item 13. Financial Statements and Supplementary Data" of
             this Registration Statement)
12        -- Computations of Ratios (not applicable)
21        -- List of all Subsidiaries**



(1) The schedules and exhibits to this agreement, as set forth in the Table of Contents, have not been filed herewith, pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

** Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          CROWLEY MARITIME CORPORATION

                                          By:  /s/ THOMAS B. CROWLEY, JR.
                                            ------------------------------------
                                            Thomas B. Crowley, Jr.
                                            Chairman of the Board, President and
                                            Chief Executive Officer



June 26, 2002

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------

 2.1      Acquisition Agreement for MTL Petrolink Corp. by and among Marine
          Transport Corporation, as Seller, American Eagle Tankers Inc. Limited,
          as Buyer, and Crowley Maritime Corporation, as Guarantor, dated
          April 29, 2002**(1)
 3.1      Certificate of Amendment of Restated Certificate of
          Incorporation of Crowley Maritime Corporation**
 3.2      Certificate of Amendment of Restated Certificate of
          Incorporation of Crowley Maritime Corporation**
 3.3      Restated Certificate of Incorporation of Crowley Maritime
          Corporation**
 3.4      Restated By-Laws of Crowley Maritime Corporation**
 4.1      Form of Common Stock certificate**
10.1      $115,000,000 Amended and Restated Credit Agreement**
10.2      Crowley Maritime Corporation Deferred Compensation Plan as
          amended and restated**
10.3      Crowley Maritime Corporation Deferred Compensation Plan
          Trust Agreement as amended**
10.4      Crowley Maritime Corporation 2001 Management Incentive Plan**
10.5      Individual Executive Benefit Agreement between Crowley
          Maritime Corporation and James B. Rettig**
10.6      Split Dollar Life Insurance Agreement between Crowley
          Maritime Corporation and Thomas B. Crowley, Jr. dated as of
          April 1, 1992**
10.7      Amendment to Split Dollar Life Insurance Agreement between
          Crowley Maritime Corporation and Thomas B. Crowley, Jr.
          dated as of May 1, 1995**
10.8      Second Amendment to Split Dollar Life Insurance Agreement
          between Crowley Maritime Corporation and Thomas B. Crowley,
          Jr., as Trustee of the Thomas B. Crowley, Jr. Revocable
          Trust u/t/a dtd. July 1, 1998 by and between Thomas B.
          Crowley, Jr., as trustor and as trustee, dated as of July
          20, 1998**
10.9      Split Dollar Life Insurance Agreement (1035 Exchange Policy)
          between Crowley Maritime Corporation and Thomas B. Crowley,
          Jr. dated as of July 20, 1998**
10.10     Split Dollar Life Insurance Agreement (New Policies) between
          Crowley Maritime Corporation and Thomas B. Crowley, Jr.
          dated as of July 20, 1998**
10.11     Split Dollar Life Insurance Agreement between Crowley
          Maritime Corporation, Thomas B. Crowley, Jr. and Christine
          S. Crowley, as Distributing Trustee of the 1998 Crowley
          Family Generation -- Skipping Trust u/t/d dtd/ November 12,
          1998 by and between Thomas B. Crowley, Jr., as trustor and as trustee, dated as of November 24, 1998**
11        Statement regarding computation of per share earnings
          (incorporated herein by reference to Note 12 to the Crowley
          Maritime Corporation Consolidated Financial Statements in
          "Item 13. Financial Statements and Supplementary Data" of
          this Registration Statement)
12        Computations of Ratios (not applicable)
21        List of all Subsidiaries**



 (1) The schedules and exhibits to this agreement, as set forth in the Table of Contents, have not been filed herewith, pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

** Previously filed.
                                       95